     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1997



                                                      REGISTRATION NO. 333-24639

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               MEDPARTNERS, INC.
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

            DELAWARE                           8099                          63-1151076
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)         Identification Number)

                             ---------------------
        3000 GALLERIA TOWER, SUITE 1000, BIRMINGHAM, ALABAMA 35244-2331
                                 (205) 733-8996
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
                                 LARRY R. HOUSE
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MEDPARTNERS, INC.
                        3000 GALLERIA TOWER, SUITE 1000
                         BIRMINGHAM, ALABAMA 35244-2331
                                 (205) 733-8996
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                                   COPIES TO:

     WILLIAM N. DYE, ESQ.             J. BROOKE JOHNSTON, JR., ESQ.          ROBERT E. LEE GARNER, ESQ.
   WILLKIE FARR & GALLAGHER     SENIOR VICE PRESIDENT AND GENERAL COUNSEL  F. HAMPTON MCFADDEN, JR., ESQ.
     ONE CITICORP CENTER                    MEDPARTNERS, INC.                HASKELL SLAUGHTER & YOUNG,
     153 EAST 53RD STREET            3000 GALLERIA TOWER, SUITE 1000                   L.L.C.
   NEW YORK, NEW YORK 10022          BIRMINGHAM, ALABAMA 35244-2331          1200 AMSOUTH/HARBERT PLAZA
        (212) 821-8000                       (205) 733-8996                   1901 SIXTH AVENUE NORTH
                                                                             BIRMINGHAM, ALABAMA 35203
                                                                                   (205) 251-1000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Time of the Merger of a wholly-owned subsidiary of the Registrant, Seabird Merger Corporation (the "Subsidiary"), with InPhyNet Medical Management Inc. ("InPhyNet").

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                        INPHYNET MEDICAL MANAGEMENT INC.
                     1200 SOUTH PINE ISLAND ROAD, SUITE 600
                         FORT LAUDERDALE, FLORIDA 33324

                                                                  APRIL   , 1997

Dear Stockholder:


     You are cordially invited to attend the special meeting of the stockholders (the "Special Meeting") of InPhyNet Medical Management Inc., a Delaware
corporation ("InPhyNet"), to be held on May   , 1997 at 10:00 a.m., local time,
at the Sheraton Suites Plantation, 311 N. University Drive, Plantation, Florida.


     The Special Meeting has been called for you to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 20, 1997 (the "Plan of Merger"), among MedPartners, Inc., a Delaware corporation ("MedPartners"), Seabird Merger Corporation, a Delaware corporation and newly formed, wholly owned subsidiary of MedPartners (the "Subsidiary"), and InPhyNet. The Plan of Merger provides for, among other things, (i) the merger of InPhyNet with and into the Subsidiary (the "Merger") and (ii) the conversion of each outstanding share of common stock, par value $.01 per share (the "InPhyNet Common Stock"), of InPhyNet into the right to receive 1.311 (the "Exchange Ratio") shares of MedPartners common stock, par value $.001 per share, as described in the accompanying Prospectus-Proxy Statement. Approval of the Plan of Merger and the Merger requires the affirmative vote of a majority of the outstanding shares of InPhyNet Common Stock.

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE PLAN OF MERGER IS SET FORTH IN THE ACCOMPANYING PROSPECTUS-PROXY STATEMENT AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

     The Board of Directors of InPhyNet has carefully considered the terms and conditions of the proposed Merger and has received the written opinion of its financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), to the effect that the Exchange Ratio is fair, from a financial point of view, to the stockholders of InPhyNet. A copy of Morgan Stanley's written opinion, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to the accompanying Prospectus-Proxy Statement as Annex
B. Stockholders of InPhyNet are urged to read carefully such opinion in its entirety.

     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, INPHYNET AND THE STOCKHOLDERS OF INPHYNET. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF INPHYNET VOTE "FOR" THE APPROVAL AND ADOPTION OF THE PLAN OF MERGER.

     In view of the importance of the action to be taken at the Special Meeting, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Prospectus-Proxy Statement, including the annexes thereto, which include information with respect to MedPartners and InPhyNet. To assure your representation at the Special Meeting, please complete, sign and date the enclosed proxy in the enclosed postage-prepaid envelope and return it as promptly as possible.

                                          Sincerely,

                                          Clifford Findeiss, M.D.
                                          Chairman, President and
                                            Chief Executive Officer

                        INPHYNET MEDICAL MANAGEMENT INC.
                     1200 SOUTH PINE ISLAND ROAD, SUITE 600
                         FORT LAUDERDALE, FLORIDA 33324
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY   , 1997
                             ---------------------

To the Stockholders of InPhyNet Medical Management Inc.:


     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of InPhyNet Medical Management Inc., a Delaware corporation
("InPhyNet"), will be held on May   , 1997 at 10:00 a.m., local time, at the
Sheraton Suites Plantation, 311 N. University Drive, Plantation, Florida, for the following purposes:


          (1) to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 20, 1997 (the "Plan of Merger"), among MedPartners, Inc., a Delaware corporation ("MedPartners"), Seabird Merger Corporation, a Delaware corporation and newly formed, wholly owned subsidiary of MedPartners (the "Subsidiary"), and InPhyNet. Pursuant to the Plan of Merger, at the Effective Time (as defined herein): (i) InPhyNet will merge with and into the Subsidiary and (ii) each outstanding share of InPhyNet common stock, par value $.01 per share, will be converted into the right to receive 1.311 shares of MedPartners common stock, par value $.001 per share, as more fully set forth in the Plan of Merger and described in the attached Prospectus-Proxy Statement;

          (2) to authorize the Board of Directors of InPhyNet to adjourn or postpone the Special Meeting to permit the further solicitation of proxies, if necessary; and

          (3) to transact any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 3, 1997 (the "Record Date") as the record date for the Special Meeting. Accordingly, only those stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS OF INPHYNET RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE PLAN OF MERGER.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR INPHYNET COMMON STOCK AT THIS TIME. FOLLOWING CONSUMMATION OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES AND RECEIPT OF PAYMENT FOR YOUR SHARES.

                                          By Order of the Board of Directors

                                          George W. McCleary, Jr.
                                          Secretary

Fort Lauderdale, Florida
April   , 1997

PROSPECTUS-PROXY STATEMENT

                                PROXY STATEMENT

                                       OF

                        INPHYNET MEDICAL MANAGEMENT INC.
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY   , 1997

                                   PROSPECTUS
                                       OF
                               MEDPARTNERS, INC.

     THIS PROSPECTUS-PROXY STATEMENT RELATES TO UP TO 22,287,000 SHARES OF THE COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "MEDPARTNERS COMMON STOCK"), TOGETHER WITH THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS, OF MEDPARTNERS, INC., A DELAWARE CORPORATION (TOGETHER WITH ITS SUBSIDIARIES, "MEDPARTNERS"), ISSUABLE TO THE STOCKHOLDERS OF INPHYNET MEDICAL MANAGEMENT INC., A DELAWARE CORPORATION (TOGETHER WITH ITS SUBSIDIARIES, "INPHYNET"), UPON CONSUMMATION OF THE MERGER (AS DEFINED BELOW) AS CONSIDERATION FOR THE MERGER (THE "MERGER CONSIDERATION"). SUCH NUMBER OF SHARES REPRESENTS THE MAXIMUM ANTICIPATED NUMBER OF SHARES THAT WILL BE ISSUED IN THE MERGER. THIS PROSPECTUS-PROXY STATEMENT ALSO SERVES AS THE PROXY STATEMENT OF INPHYNET FOR ITS SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON MAY   , 1997, AND ANY ADJOURNMENTS AND POSTPONEMENTS
THEREOF (THE "SPECIAL MEETING"). SEE "THE SPECIAL MEETING".

     This Prospectus-Proxy Statement describes the terms of the proposed acquisition by MedPartners of InPhyNet by means of the merger (the "Merger") of InPhyNet with and into Seabird Merger Corporation, a Delaware corporation and newly formed, wholly owned subsidiary of MedPartners (the "Subsidiary"), with the Subsidiary being the surviving corporation. At the Special Meeting, the stockholders of InPhyNet will be asked to approve and adopt the Plan of Merger (as defined below), which approval and adoption will also constitute approval of the transactions contemplated thereby, including the Merger. The Merger will be effected pursuant to the terms, and subject to the conditions, of the Agreement and Plan of Merger, dated as of January 20, 1997 (the "Plan of Merger"), among MedPartners, the Subsidiary and InPhyNet. The Plan of Merger is attached to this Prospectus-Proxy Statement as Annex A and is incorporated herein by reference.

     Upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of InPhyNet (the "InPhyNet Common Stock" and, together with the associated preferred stock purchase rights, sometimes, collectively, referred to herein as the "InPhyNet Shares") will automatically be converted into the right to receive 1.311 (the "Exchange Ratio") shares of MedPartners Common Stock. Cash will be paid (without interest) in lieu of fractional shares of MedPartners Common Stock. For a more complete description of the terms of the Merger, see "The Merger".


     On April   , 1997, the closing price of MedPartners Common Stock on The New
York Stock Exchange was $          . At such price, the equivalent value of a
share of InPhyNet Common Stock would be $          , calculated on the basis of
the Exchange Ratio (the "Equivalent Value"), and the aggregate value of the
Merger Consideration would be approximately $          . The actual market price
of the MedPartners Common Stock is subject to fluctuation and could be more or less than the market price of the MedPartners Common Stock on the date of this Prospectus-Proxy Statement or the date of the Special Meeting. Any such change will cause a corresponding change in the Equivalent Value and the aggregate value of the Merger Consideration. Each InPhyNet stockholder is urged to obtain updated market information.


     All information contained or incorporated by reference herein with respect to MedPartners and the Subsidiary has been furnished by MedPartners, and all information contained or incorporated by reference herein with respect to InPhyNet has been furnished by InPhyNet. See "Available Information".

     This Prospectus-Proxy Statement and the form of Proxy are first being
mailed to stockholders of InPhyNet on or about April   , 1997.

     SEE "RISK FACTORS" AT PAGE 11 FOR A DISCUSSION OF CERTAIN RISK FACTORS RELATED TO THE MERGER AND TO MEDPARTNERS.

    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS-PROXY STATEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

         The date of this Prospectus-Proxy Statement is April   , 1997.

                             AVAILABLE INFORMATION

     MedPartners has filed a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the shares of MedPartners Common Stock to be issued in connection with the Merger. This Prospectus-Proxy Statement does not contain all the information set forth in the Registration Statement which MedPartners has filed with the SEC. Certain portions have been omitted pursuant to the rules and regulations of the SEC, and reference is hereby made to such portions for further information with respect to MedPartners, InPhyNet and the MedPartners Common Stock to be issued in the Merger. Statements contained herein concerning certain documents are not necessarily complete, and in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or incorporated by reference. Each such statement is qualified in its entirety by such reference.

     MedPartners and InPhyNet are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (SEC File Nos. 0-27276 and 0-24336, respectively), and in accordance therewith, file periodic reports, proxy statements and other information with the SEC relating to their respective businesses, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. The MedPartners Common Stock is listed on The New York Stock Exchange (the "NYSE"). The Registration Statement, reports, proxy statements and certain other information with respect to MedPartners can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005. The InPhyNet Common Stock is listed on the Nasdaq National Market, and the Registration Statement, reports, proxy statements and certain other information with respect to InPhyNet may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006 or obtained by calling the Nasdaq Public Reference Room Disclosure Group at (800) 638-8241.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus-Proxy Statement, as well as certain information incorporated herein by reference, contain and incorporate certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of MedPartners and InPhyNet. Statements in this document and in documents incorporated herein by reference that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and
Section 27A of the Securities Act. MedPartners cautions readers that such "forward-looking statements", including without limitation, those relating to MedPartners' and InPhyNet's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to MedPartners and InPhyNet, are necessarily estimates reflecting the best judgment of MedPartners' and InPhyNet's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements". Such "forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this Prospectus-Proxy Statement and in documents incorporated herein by reference. Other factors set forth from time to time in MedPartners' and InPhyNet's reports and registration statements filed with the SEC should also be considered.

     The words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. These "forward-looking statements" are found at various places throughout this document and any other documents incorporated herein by reference including, but not limited to, MedPartners' and InPhyNet's Annual Reports on Form 10-K (including any amendments thereto).

Additionally, the discussions therein under the captions
"Business -- Acquisition Program", "Business -- Industry",
"Business -- Strategy", "Business -- Operations", "Business -- Government Regulation", "Corporate Liability and Insurance", "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" are susceptible to the risks and uncertainties discussed herein that could cause actual results to differ materially from those contemplated in such forward looking statements. For a discussion of such risks, see "Risk Factors". Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof or thereof. Neither MedPartners nor InPhyNet undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or thereof or to reflect the occurrence of unanticipated events. Moreover, MedPartners and InPhyNet, through senior management, may from time to time make "forward-looking statements" about the matters described herein or other matters concerning MedPartners and InPhyNet.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents are hereby incorporated by reference in this Prospectus-Proxy Statement, all of which were previously filed by MedPartners with the SEC:

     1. MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     2. MedPartners' Current Report on Form 8-K filed on January 27, 1997 (reporting the Plan of Merger with InPhyNet and setting forth certain pro forma financial information for the combined companies).

     3. The description of the MedPartners Common Stock contained in MedPartners' Registration Statement filed with the SEC on Form 8-B under the Exchange Act and declared effective on November 29, 1995, including any amendment or reports filed for the purpose of updating such description.

     The following documents are hereby incorporated by reference into this Prospectus-Proxy Statement, all of which were previously filed by InPhyNet with the SEC:

     1. InPhyNet's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     2. InPhyNet's Current Report on Form 8-K filed on January 23, 1997 (reporting the Plan of Merger with MedPartners).

     3. The description of the InPhyNet Common Stock contained in InPhyNet's Registration Statement filed with the SEC on Form 8-A under the Exchange Act on June 15, 1994 and March 6, 1996, including any amendment or reports filed for the purpose of updating such description.

     Additionally, all documents subsequently filed by MedPartners and InPhyNet, respectively, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus-Proxy Statement and prior to the Effective Time of the Merger shall be deemed to be incorporated by reference into this Prospectus-Proxy Statement. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus-Proxy Statement to the extent that a statement contained herein or in a subsequently filed document modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus-Proxy Statement.

     MedPartners and InPhyNet undertake to provide to any person to whom a copy of this Prospectus-Proxy Statement has been delivered, upon the written or oral request of any such person, without charge, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents which have been or may be incorporated by reference into this Prospectus-Proxy Statement, and which relate to such company, other than exhibits to such documents. Written or oral requests for such copies that relate to MedPartners should be directed to MedPartners at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, Attention: Corporate Secretary (telephone (205) 733-8996), and written or oral requests for such copies that relate to InPhyNet should be directed to InPhyNet at 1200 South Pine Island Road, Suite 600, Fort Lauderdale, Florida 33324, Attention: Chief Financial Officer (telephone (954) 475-1300).

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS-PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS-PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONCERNING MEDPARTNERS OR INPHYNET CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT SINCE THE DATE OF SUCH INFORMATION. THE INFORMATION CONTAINED HEREIN WITH RESPECT TO MEDPARTNERS AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY MEDPARTNERS; THE INFORMATION CONTAINED HEREIN WITH RESPECT TO INPHYNET AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY INPHYNET. THIS PROSPECTUS-PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS-PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     i
FORWARD-LOOKING STATEMENTS..................................     i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    ii
SUMMARY OF PROSPECTUS-PROXY STATEMENT.......................     1
  The Companies.............................................     1
  MedPartners' Acquisition Program..........................     2
  Recent Developments.......................................     3
  Risk Factors..............................................     3
  The Special Meeting.......................................     3
  Vote Required.............................................     3
  The Merger................................................     4
  Market and Market Prices..................................     8
  Comparative Per Share Information.........................     9
RISK FACTORS................................................    11
  Risks Relating to Integration in connection with
     Acquisitions and the Merger............................    11
  Risks Relating to MedPartners' Growth Strategy;
     Integration and Identification of Growth
     Opportunities..........................................    11
  Risks Relating to Capitated Nature of Revenues; Control of
     Healthcare Costs.......................................    13
  Risks Relating to Certain Caremark Legal Matters..........    14
  Risks Relating to Exposure to Professional Liability;
     Liability Insurance....................................    16
  Government Regulation.....................................    16
  Risks Relating to Pharmacy Licensing and Operation........    18
  Risks Relating to Healthcare Reform; Proposed
     Legislation............................................    18
  Anti-Takeover Considerations..............................    18
  Possible Volatility of Stock Price; Risks Relating to
     Fixed Exchange Ratio...................................    19
  Risks Relating to Federal Income Taxes....................    19
THE SPECIAL MEETING.........................................    20
  General...................................................    20
  Date, Place and Time......................................    20
  Record Date, Quorum and Voting............................    20
  Vote Required.............................................    20
  Voting and Revocation of Proxies..........................    20
  Solicitation of Proxies...................................    21
THE MERGER..................................................    21
  Terms of the Merger.......................................    21
  Background of the Merger..................................    22
  Recommendation of the InPhyNet Board of Directors.........    26
  Opinion of InPhyNet's Financial Advisor...................    28
  Interests of Certain Persons in the Merger................    32
  Effective Time of the Merger..............................    33
  Exchange of Certificates..................................    33
  Conditions to the Merger..................................    34
  Representations and Covenants.............................    35
  Regulatory Approvals......................................    35
  Business Pending the Merger...............................    36
  Waiver and Amendment......................................    36
  Termination...............................................    37
  The New York Stock Exchange Listing.......................    37
  Resale of MedPartners Common Stock by Affiliates..........    38

                                                              PAGE
                                                              ----
  Accounting Treatment......................................    38
  Federal Income Tax Consequences...........................    39
  No Solicitation of Transactions...........................    40
  Expenses; Breakup Fees....................................    40
  Indemnification...........................................    40
PRO FORMA CONDENSED FINANCIAL INFORMATION (UNAUDITED).......    41
COMPARISON OF RIGHTS OF INPHYNET STOCKHOLDERS AND
  MEDPARTNERS STOCKHOLDERS..................................    47
  Classes and Series of Capital Stock.......................    47
  Size and Election of the Board of Directors...............    47
  Removal of Directors......................................    48
  Conversion and Dissolution................................    48
  Amendment or Repeal of the Certificate of Incorporation
     and Bylaws.............................................    49
  Special Meetings of Stockholders..........................    49
  Liability of Directors....................................    50
  Stockholder Rights Plan...................................    50
  Advance Notice Provisions for Stockholder Proposals and
     Stockholder Nominations of Directors...................    50
  Action by Written Consent.................................    51
  Indemnification of Directors and Officers.................    51
EXPERTS.....................................................    52
INPHYNET STOCKHOLDER PROPOSALS..............................    53
LEGAL MATTERS...............................................    53
OTHER BUSINESS..............................................    53
ANNEXES:
A. Agreement and Plan of Merger, dated as of January 20,
     1997...................................................   A-1
B. Opinion of Morgan Stanley & Co. Incorporated.............   B-1
C. Proxy for Special Meeting of Stockholders of InPhyNet....   C-1

                     SUMMARY OF PROSPECTUS-PROXY STATEMENT

     The following is a summary of certain information contained elsewhere in this Prospectus-Proxy Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus-Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Prospectus-Proxy Statement and in the Annexes hereto.

                                 THE COMPANIES

     MedPartners. MedPartners is the largest physician practice management ("PPM") company in the United States based on annual revenues of approximately $4.8 billion as of December 31, 1996. MedPartners develops, consolidates and manages integrated healthcare delivery systems. Through its network of affiliated group and independent practice association ("IPA") physicians, MedPartners provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. MedPartners also operates one of the largest independent prescription benefit management ("PBM") programs in the United States, with annual revenues of approximately $1.8 billion as of December 31, 1996, and provides disease management services and therapies for patients with certain chronic conditions. As of December 31, 1996, MedPartners operated in 26 states through affiliations with approximately 8,850 physicians, including approximately 2,600 in group practices, 5,300 through IPA relationships and 950 who were hospital-based, providing healthcare to approximately 1.6 million prepaid enrollees.

     MedPartners affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. MedPartners enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. MedPartners provides affiliated physicians with access to capital and advanced management information systems. In addition, MedPartners contracts with health maintenance organizations and other third-party payors that compensate MedPartners and its affiliated physicians on a prepaid basis (collectively, "HMOs"), as well as hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow.

     MedPartners offers medical group practices and independent physicians a range of affiliation models. These affiliations are carried out by the acquisition of PPM entities or physician practices and related assets, either for cash or through an equity exchange, or by affiliation on a contractual basis. In all instances, MedPartners enters into long-term practice management agreements with the affiliated physicians that provide for the management of their practices by MedPartners while at the same time providing for the clinical independence of the physicians.

     MedPartners also manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. MedPartners dispenses over 42,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of retail pharmacies. MedPartners is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. MedPartners' disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. MedPartners currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.

     The principal executive office of MedPartners is located at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and its telephone number is (205) 733-8996.

     InPhyNet. InPhyNet commenced operations in 1974 and is one of the largest physician management organizations in the United States. InPhyNet has over 22 years of experience in managing physicians for a variety of clients, including hospitals, HMOs and governmental entities. As of December 31, 1996, InPhyNet

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managed approximately 1,900 physicians and 3,300 other clinical and administrative personnel, and had 188 contracts with hospitals and governmental entities in 26 states pursuant to which InPhyNet was responsible for the comprehensive health care needs of approximately 117,000 individuals. During 1996, InPhyNet delivered services for approximately 2.7 million patient visits. InPhyNet's total revenues have grown from approximately $110 million in 1990 to $408.5 million in 1996.

     InPhyNet's business consists primarily of managing physicians and other medical personnel for its two divisions: (i) Hospital Physician Services, through which InPhyNet delivers emergency medicine, radiology, primary care and other hospital-based physician services under contracts primarily with hospitals and the U.S. Department of Defense and (ii) Capitated Medical Services, through which InPhyNet manages the delivery of comprehensive medical services under contracts primarily with HMOs and various state and local correctional institutions and the delivery of fee-for-service medical services through primary care practices and home health agencies. Hospital Physician Services and Capitated Medical Services accounted for approximately 53% and 47%, respectively, of InPhyNet's total revenues in 1996.

     InPhyNet's principal executive office is located at 1200 South Pine Island Road, Suite 600, Fort Lauderdale, Florida 33324, and its telephone is (954) 475-1300.

     Seabird Merger Corporation. The Subsidiary is a newly formed, wholly owned subsidiary of MedPartners and has not engaged in any business activity unrelated to the Merger. The principal executive office of the Subsidiary is located at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and its telephone number is (205) 733-8996.

                        MEDPARTNERS' ACQUISITION PROGRAM

     MedPartners believes it is the leading consolidator in the PPM industry. MedPartners' acquisition strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. MedPartners implements this strategy through growth in its existing markets, expansion into new markets through acquisitions and affiliations and through the implementation of comprehensive healthcare solutions for patients, physicians and payors. In pursuing its acquisition strategy, MedPartners creates strategic alliances with hospital partners and HMOs. As an integral element of these alliances, MedPartners utilizes sophisticated information systems to improve the operational efficiency of, and to reduce the operating costs associated with, MedPartners' networks and the practices of affiliated physicians. MedPartners' principal methods of expansion are the acquisition of PPM businesses and affiliations with physician and medical groups.

     In September 1996, MedPartners acquired Caremark International Inc. ("Caremark"), a publicly traded PPM and PBM company based in Northbrook, Illinois, in exchange for approximately 90.6 million shares of MedPartners Common Stock having a total value of approximately $1.8 billion (the "Caremark Acquisition"), creating the largest PPM business in the United States. Caremark provides PPM services to approximately 1,000 affiliated physicians.

     In November 1995, MedPartners acquired Mullikin Medical Enterprises, L.P. ("MME"), a privately held PPM entity based in Long Beach, California, in exchange for approximately 13.5 million shares of MedPartners Common Stock having a total value of approximately $384.1 million. MME provided PPM services to approximately 400 group and 2,600 IPA physicians. In February 1996, MedPartners acquired Pacific Physician Services, Inc. ("PPSI"), a publicly traded PPM company based in Redlands, California, in exchange for approximately
11.0 million shares of MedPartners Common Stock having a total value of approximately $341.8 million. PPSI provided PPM services to approximately 710 group and 100 IPA physicians. PPSI had acquired Team Health, Inc. ("Team Health"), based in Knoxville, Tennessee in June 1995. Team Health primarily manages physicians and other healthcare professionals engaged in the delivery of emergency medicine and hospital-based primary care.

     MedPartners had affiliated with 190 physicians through December 31, 1994. As of December 31, 1996, MedPartners had affiliated with approximately 8,850 physicians.

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

                              RECENT DEVELOPMENTS

     On March 4, 1997, MedPartners entered into an agreement with AHP Holdings, Inc. to acquire the business assets and assume the liabilities of most of the operations of Aetna Professional Management Corporation ("APMC"), a PPM company and affiliate of Aetna Inc. (the "APMC Acquisition"). The APMC Acquisition will be treated for accounting purposes as an asset purchase pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"). In connection with the APMC Acquisition, MedPartners will also enter into a ten year Master Network Agreement with Aetna U.S. Healthcare, pursuant to which many of MedPartners' affiliated physicians will be authorized providers for the members of Aetna U.S. Healthcare's health plan. The effectiveness of the APMC Acquisition, as well as the Master Network Agreement, is subject to certain conditions typical for transactions of this kind.

                                  RISK FACTORS

     Certain factors to be considered in connection with an investment in MedPartners Common Stock and approval of the Merger are set forth under "Risk Factors". These risk factors include risks associated with the Merger and MedPartners' growth strategy in general, and risks associated with the businesses of MedPartners and InPhyNet, including: capital requirements; the capitated nature of revenues; control of healthcare costs; reduction in third party reimbursement; dependence on affiliated physicians; federal income taxes; certain Caremark legal matters; professional liability concerns; competition; government regulation; pharmacy licensing and operations; healthcare reform; the risks associated with a fixed Exchange Ratio; and possible volatility of MedPartners' stock price. For a complete discussion of the risk factors, see "Risk Factors".

                              THE SPECIAL MEETING


     At the Special Meeting and any adjournment or postponement thereof, the stockholders of InPhyNet will be asked to consider and vote upon the proposal to approve and adopt the Plan of Merger and the transactions contemplated thereby.
The Special Meeting is to be held on May   , 1997, at 10:00 a.m., local time, at
the Sheraton Suites Plantation, 311 N. University Drive, Plantation, Florida. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. The enclosed proxy card, and the accompanying Notice of Special Meeting of Stockholders and this Prospectus-Proxy Statement are being first mailed to stockholders of InPhyNet on
or about April   , 1997. For additional information relating to the Special
Meeting, see "The Special Meeting".


                                 VOTE REQUIRED

     Approval and adoption of the Plan of Merger by the stockholders of InPhyNet require the affirmative vote of a majority of the issued and outstanding shares of InPhyNet Common Stock as of the Record Date. The proposal to authorize the Board of Directors to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies must be approved by the affirmative vote of a majority of the shares of InPhyNet Common Stock present or represented by proxy and entitled to vote at the Special Meeting. Because the required vote of InPhyNet stockholders to approve the Plan of Merger is based upon the total number of outstanding shares, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by an InPhyNet stockholder (including broker non-votes) will have the same effect as a vote "against" the approval and adoption of the Plan of Merger. As of the Record Date, there were 16,370,128 shares of InPhyNet Common Stock issued and outstanding. Accordingly, the affirmative vote of the holders of 8,185,065 shares of InPhyNet Common Stock is required to approve the Plan of Merger. As of the Record Date, directors and executive officers of InPhyNet owned in the aggregate 3,683,723 shares of InPhyNet Common Stock (or approximately 22.5% of the outstanding shares of InPhyNet Common Stock). All the directors and executive officers of InPhyNet have indicated their present intent to vote all of the shares of InPhyNet Common Stock beneficially owned by them in favor of the Plan of Merger and the proposal to authorize the Board of Directors to adjourn or postpone, if necessary, the Special Meeting to permit the
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

further solicitation of proxies. See "The Special Meeting -- Vote Required" and "The Merger -- Conditions to the Merger".

                                   THE MERGER

     Terms of the Merger. Upon consummation of the Merger, each InPhyNet Share will be converted into the right to receive 1.311 shares of MedPartners Common Stock and cash paid in lieu of fractional shares. For example, if an InPhyNet stockholder owned 100 shares of InPhyNet Common Stock at the time the Merger is consummated (the "Effective Time"), that stockholder would receive (i) 131 shares of MedPartners Common Stock and (ii) cash for such stockholder's 0.1 fractional share of MedPartners Common Stock in an amount equal to the product of 0.1 and the per share closing price of MedPartners Common Stock on the NYSE Composite Tape on the date of the Effective Time. In addition, all outstanding and unexercised options to acquire InPhyNet Common Stock will be adjusted at the Effective Time to permit them to remain outstanding and become exercisable for MedPartners Common Stock as more fully described in the Plan of Merger. Each outstanding share of MedPartners Common Stock will remain outstanding and unchanged following the Merger. See "The Merger -- Terms of the Merger".

     On April   , 1997, the closing price of MedPartners Common Stock on the
NYSE was $          . At such price, the Equivalent Value of a share of InPhyNet
Common Stock would be $          and the aggregate value of the Merger
Consideration would be approximately $          . The actual market price of the
MedPartners Common Stock is subject to fluctuations and could be more or less than its market price on the date of this Prospectus-Proxy Statement or on the date of the Special Meeting. Any such change will cause a corresponding change in the Equivalent Value and the aggregate value of the Merger Consideration. See "Risk Factors -- Possible Volatility of Stock Price; Risks Relating to Fixed Exchange Ratio". InPhyNet stockholders are urged to obtain updated market information concerning the shares of MedPartners Common Stock and to review the historical trading prices of the MedPartners Common Stock. See "-- Market and Market Prices". InPhyNet stockholders may obtain updated information regarding the market prices for the MedPartners Common Stock by calling toll-free at 1-800-563-7126.

     Recommendation of the InPhyNet Board of Directors. The Board of Directors of InPhyNet has unanimously approved the terms and conditions of the Plan of Merger, and recommends a vote FOR the Plan of Merger. InPhyNet's Board of Directors believes the Plan of Merger is fair to and in the best interests of InPhyNet and its stockholders. In reaching its conclusions, the InPhyNet Board of Directors considered the following material factors: information concerning InPhyNet's and MedPartners' respective businesses, prospects, historical and projected financial performance, financial condition and operations; the Board's review of the trading range of the InPhyNet Common Stock as compared to the Merger Consideration implied by the Exchange Ratio; the fact that the Merger Consideration represents a significant premium over the trading range of the InPhyNet Common Stock during the preceding six months and represented a valuation for InPhyNet that could not be achieved as quickly, if at all, if InPhyNet were to remain an independent entity; the risks to InPhyNet's stockholders in implementing, and failing to achieve on a consistently successful basis, InPhyNet's acquisition strategy; the opportunity for InPhyNet stockholders to continue as stockholders of a larger, more diversified combined organization having greater market and financial strength, and a greater ability to execute an acquisition strategy than InPhyNet on a stand-alone basis; the opportunity for greater liquidity associated with MedPartners Common Stock; the terms of the Plan of Merger, including the fixed Exchange Ratio and the right of InPhyNet to terminate the Plan of Merger if the average last sale price per share of MedPartners Common Stock for a specified period preceding the date for the Special Meeting is equal to or less than $17.125 per share; the analyses and opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") as to the fairness, from a financial point of view, of the Exchange Ratio; the Board of Director's belief that the financial terms of the Merger were superior to the terms of the other merger proposals that had been received by InPhyNet; and the InPhyNet Board's review of the risks relating to MedPartners described under "Risk Factors", including, particularly, the risks under "Risks Relating to Integration in connection with Acquisitions and the Merger", "Risks Relating to MedPartners' Growth Strategy; Identification and Integration of Growth Opportunities", "Risks Relating to Certain Caremark Legal Matters" and "Risks Relating to Exposure to Professional Liability; Liability Insurance", the

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

fact that the MedPartners Common Stock has had a relatively short trading history, the risk that InPhyNet clients may elect not to continue to contract with MedPartners, the risk that the market price of the InPhyNet Common Stock and the MedPartners Common Stock might be adversely affected by the announcement of the Merger, the costs of integrating the two companies and the risk that expected benefits from the Merger might not be obtained. The InPhyNet Board of Directors also considered the expectation that the Merger will generally be a tax-free transaction to InPhyNet and its stockholders and treated as a pooling of interests for accounting purposes. The Board of Directors also considered the size of the termination fee and the circumstances under which the termination provisions and the termination fee would be payable, as well as restrictions on InPhyNet's ability to solicit other potential acquirors, and the effect these provisions might have in reducing the likelihood of engaging in a business combination other than the Merger. See "The Merger -- Recommendation of the InPhyNet Board of Directors" and "Risk Factors".

     Opinion of InPhyNet's Financial Advisor. Morgan Stanley has delivered to the Board of Directors of InPhyNet its written opinion, dated as of January 20, 1997, to the effect that, as of the date of such written opinion, the Exchange Ratio provided in the Plan of Merger is fair, from a financial point of view, to the holders of InPhyNet Common Stock. A copy of the full text of the written opinion of Morgan Stanley, which sets forth among other things, the opinion expressed, assumptions made, procedures followed, matters considered and limitations of their review undertaken in connection with such opinion, is attached hereto as Annex B and should be read in its entirety. See "The
Merger -- Opinion of InPhyNet's Financial Advisor".

     InPhyNet has agreed to pay Morgan Stanley fees for its financial advisory services in connection with the Merger consisting of (i) an opinion fee of $250,000, which was paid at the time of the delivery of the Morgan Stanley fairness opinion, and (ii) an additional transaction advisory fee (estimated to be between $3.5 million and $4.0 million), payable only upon consummation of the Merger based on the value of the transaction as determined at the time of the Merger.

     Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of InPhyNet with respect to the Plan of Merger, InPhyNet stockholders should be aware that certain members of the Board of Directors of InPhyNet and its management may have certain interests in the Merger that are in addition to, or different from, the interests of the stockholders of InPhyNet generally (including the accelerated vesting of stock options and the potential receipt of severance benefits). See "The
Merger -- Interests of Certain Persons in the Merger".

     Effective Time of the Merger. The Merger will become effective upon the filing of the Certificate of Merger by the Subsidiary and InPhyNet under the General Corporation Law of the State of Delaware (the "DGCL"), or at such later time as may be specified in such Certificate of Merger. The Plan of Merger requires that this filing be made as soon as practicable after satisfaction of the conditions of each party to consummate the Merger, or at such other time as may be agreed by MedPartners and InPhyNet. If the Plan of Merger is approved by the stockholders of InPhyNet, it is presently anticipated that such filing will
be made as soon as practicable after the Special Meeting on May   , 1997, and
that the Effective Time will occur upon such filing, although there can be no assurance as to whether or when the Merger will occur. See "The
Merger -- Effective Time of the Merger" and "Risk Factors -- Possible Volatility of Stock Price; Risks Relating to Fixed Exchange Ratio".

     Exchange of Certificates. As soon as reasonably practicable on or after the Effective Time, transmittal materials will be provided to each holder of record of InPhyNet Shares for use in exchanging such holder's stock certificates for certificates evidencing shares of MedPartners Common Stock and for receiving cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. CERTIFICATES OF INPHYNET COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE OBTAINED AND THEN SHOULD BE SURRENDERED ONLY IN ACCORDANCE WITH SUCH INSTRUCTIONS. See "The Merger -- Exchange of Certificates".

     Conditions to the Merger. The obligation of each of MedPartners, the Subsidiary and InPhyNet to consummate the Merger is subject to certain conditions typical in transactions of this type. See "The Merger -- Conditions to the Merger".

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

     Representations and Covenants. Under the Plan of Merger, MedPartners and InPhyNet have each made a number of representations regarding the organization and capital structures of the respective companies and their affiliates, their operations, financial condition and other matters, including their authority to enter into the Plan of Merger and to consummate the Merger. Under the Plan of Merger, InPhyNet has agreed not to encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any third party concerning any merger, sale of assets, sale of or tender offer for its shares or similar transactions involving all or any significant portion of the equity securities of InPhyNet or the assets of InPhyNet and its subsidiaries, except that InPhyNet may furnish information to, and negotiate with, an unsolicited third party consistent with the good faith exercise by the Board of Directors of InPhyNet of its fiduciary obligations. See "The
Merger -- Representations and Covenants" and "The Merger -- No Solicitation of Transactions".

     Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC"), and certain waiting period requirements (including any extensions thereof) have been satisfied. MedPartners and InPhyNet each made their respective filings with the DOJ and the FTC on February 11, 1997. Under the HSR Act, these filings commenced a 30-day waiting period during which the Merger may not be consummated. Notwithstanding the termination of the waiting period on March 13, 1997, the FTC, the DOJ or others could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger or, after the Effective Time, seeking the divestiture by MedPartners of all or any part of the assets of InPhyNet acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge was made, that it would not be successful. See "The Merger -- Regulatory Approvals".

     Business Pending the Merger. The Plan of Merger provides that, until the Effective Time, except as otherwise provided in the Plan of Merger, InPhyNet will conduct its business in the ordinary course and will use all reasonable best efforts to preserve intact its present business organization, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with InPhyNet. InPhyNet has also agreed to abide by certain restrictions and limitations with respect to its business (as set forth in the Plan of Merger) prior to the Effective Time and to cooperate on certain matters relating to the Merger. See "The Merger -- Business Pending the Merger".

     Waiver and Amendment. The Plan of Merger provides that, at any time prior to the Effective Time, MedPartners and the Subsidiary, on the one hand, and InPhyNet, on the other hand, may, under certain circumstances, waive compliance with covenants or conditions for the benefit of that company or amend or otherwise change the Plan of Merger. Under the Plan of Merger and the DGCL, if the Plan of Merger is approved at the Special Meeting, the Board of Directors of InPhyNet may not amend or waive any covenant or condition in a manner that would adversely affect the stockholders of InPhyNet without the requisite approval of InPhyNet's stockholders. Any determination to amend the Plan of Merger or waive a covenant or condition and to obtain stockholder approval, if required, would depend on the facts and circumstances existing at the time of such amendment or waiver and would be made by InPhyNet's Board of Directors, exercising its fiduciary duties and in compliance with Delaware law. As of the date of this Prospectus-Proxy Statement, the parties to the Plan of Merger have no reason to believe that any of the material conditions to the Merger will not be satisfied. See "The Merger -- Waiver and Amendment".

     Termination. The Plan of Merger may be terminated prior to the Effective Time, and whether or not the Plan of Merger has been approved by the stockholders of InPhyNet, if, among other things, (i) a U.S. federal or state court has issued an order permanently enjoining, restraining or otherwise prohibiting the Merger, (ii) the Merger shall not have occurred on or before July 31, 1997 other than due to the willful breach of the Plan of Merger by a party thereto, (iii) at the option of InPhyNet if the average last sale price per share of the MedPartners Common Stock for the ten consecutive trading days ending on the fifth trading day immediately preceding the date of the Special Meeting as reported on the NYSE Composite Tape is equal to or less than $17.125, or (iv) InPhyNet's Board of Directors, in the exercise of its fiduciary obligations, withdraws its recommendation of the Merger or recommends approval of another Acquisition Transaction (as

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

defined herein). See "The Merger -- Termination", and for a discussion of breakup fees that may be payable under certain circumstances, see "The Merger -- Expenses; Breakup Fees".

     Accounting Treatment. It is expected that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. The consummation of the Merger is conditioned upon InPhyNet and MedPartners receiving letters at the closing from Ernst & Young LLP, as independent auditors of InPhyNet and MedPartners, regarding such firm's concurrence with the conclusions of management of both InPhyNet and MedPartners as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board ("APB") Opinion No. 16 if the Merger is closed and consummated in accordance with the Plan of Merger. See "The Merger -- Accounting Treatment" and "Pro Forma Condensed Financial Information". If it is determined that the Merger will not be accounted for as a pooling of interests and InPhyNet and MedPartners decide to waive compliance with such condition, InPhyNet would resolicit the consent of its stockholders to consummate the Merger in light of such changed circumstances.

     Federal Income Tax Consequences. The Merger is expected to qualify as a tax-free reorganization under Section 368(a) of the Code; however, neither MedPartners nor InPhyNet has requested or will receive an advance ruling from the Internal Revenue Service. Instead, Haskell Slaughter & Young, L.L.C. and Willkie Farr & Gallagher, counsel to MedPartners and InPhyNet, respectively, have delivered opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions are based on federal income tax laws in existence at the time such opinions were delivered, facts and assumptions of fact described therein and upon certain customary representations provided by MedPartners, InPhyNet and certain InPhyNet stockholders. Collectively, the opinions of counsel state, among other matters, that: (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and MedPartners, the Subsidiary and InPhyNet will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by MedPartners, InPhyNet or the Subsidiary as a result of the Merger; (iii) no gain or loss will be recognized by an InPhyNet stockholder who receives solely shares of MedPartners Common Stock in exchange for InPhyNet Shares; (iv) the receipt of cash in lieu of fractional shares of MedPartners Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MedPartners; (v) the tax basis of the shares of MedPartners Common Stock received by an InPhyNet stockholder will be equal to the tax basis of the InPhyNet Shares exchanged therefor, excluding any basis allocable to a fractional share of MedPartners Common Stock for which cash is received; and
(vi) the holding period of the shares of MedPartners Common Stock received by an InPhyNet stockholder will include the holding period or periods of the InPhyNet Shares exchanged therefor, provided that the InPhyNet Shares are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time. EACH HOLDER OF INPHYNET SHARES IS URGED TO CONSULT HIS OR HER OWN PERSONAL TAX AND FINANCIAL ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH HOLDER'S OWN PARTICULAR FACTS AND
CIRCUMSTANCES.  See "The Merger -- Federal Income Tax Consequences".

     Resale Restrictions. All shares of MedPartners Common Stock received by InPhyNet stockholders in the Merger will be freely transferable, except that shares of MedPartners Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of InPhyNet at the time of the Special Meeting may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules related to pooling of interests accounting treatment. See "The
Merger -- Resale of MedPartners Common Stock by Affiliates".

     NYSE Listing. A subsequent listing application will be filed with the NYSE to list the shares of MedPartners Common Stock to be issued to the InPhyNet stockholders upon consummation of the Merger. Although no assurance can be given that the NYSE will accept such shares of MedPartners Common Stock for listing, MedPartners anticipates that these shares will qualify for listing. See "The Merger -- New York Stock Exchange Listing".

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

                            MARKET AND MARKET PRICES

     Prior to February 21, 1995, the effective date of the initial public offering of MedPartners, there was no public market for the MedPartners Common Stock. The MedPartners Common Stock traded on the Nasdaq National Market under the symbol "MPTR" from February 21, 1995 until February 21, 1996. On February 22, 1996, the MedPartners Common Stock was listed on the NYSE under the symbol "MDM".

     The following table sets forth for the quarterly periods indicated the high and low reported bid prices for the MedPartners Common Stock through February 21, 1996, as reported on the Nasdaq National Market. After February 21, 1996, the table sets forth the high and low last sale price as reported on the NYSE Composite Tape.

                                                               HIGH     LOW
                                                              ------   ------
1995
First Quarter (from February 21)............................  $24.00   $14.75
Second Quarter..............................................   24.50    17.75
Third Quarter...............................................   30.00    18.00
Fourth Quarter..............................................   33.00    26.00
1996
First Quarter...............................................  $34.75   $28.50
Second Quarter..............................................   30.25    20.13
Third Quarter...............................................   23.13    16.63
Fourth Quarter..............................................   24.50    19.88
1997
First Quarter...............................................  $24.63   $18.63
Second Quarter (through April   , 1997).....................


     There were approximately 43,572 holders of record of the MedPartners Common Stock as of April 15, 1997.



     Restrictions contained in the credit agreement between MedPartners and NationsBank, National Association (South), as administrative agent for itself and the other lenders party thereto, limit the payment of non-stock dividends on the MedPartners Common Stock


     The InPhyNet Common Stock is listed on the Nasdaq National Market under the symbol "IMMI". The following table sets forth for the quarterly periods indicated the high and low bid prices for the InPhyNet Common Stock as reported on the Nasdaq National Market:

                                                               HIGH     LOW
                                                              ------   ------
1995
First Quarter...............................................  $18.00   $11.50
Second Quarter..............................................   19.25    14.75
Third Quarter...............................................   22.25    18.50
Fourth Quarter..............................................   23.75    17.38
1996
First Quarter...............................................  $27.00   $16.38
Second Quarter..............................................   24.00    16.50
Third Quarter...............................................   19.25    11.00
Fourth Quarter..............................................   19.00    15.00
1997
First Quarter...............................................  $31.38   $17.25
Second Quarter (through April   , 1997).....................


     There were        holders of record and approximately        beneficial
holders of the InPhyNet Common Stock as of the Record Date.

     InPhyNet has not declared cash dividends on its Common Stock since prior to its initial public offering effective August 19, 1994 and does not currently anticipate paying any dividends in the foreseeable future. InPhyNet currently anticipates that it will retain any future earnings for use in its business. Restrictions contained in the Amended and Restated Revolving Credit and Reimbursement Agreement, between InPhyNet and a bank, limit the payment of cash dividends on the InPhyNet Common Stock.


     On January 20, 1997, the trading day immediately preceding the public announcement of the proposed Merger, the high and low sale prices of the MedPartners Common Stock as reported on the NYSE Composite Tape were $22.00 and $21.63, respectively, and the high and low sales prices for the InPhyNet Common Stock as reported on the Nasdaq National Market were $23.25 and $22.00, respectively.

     STOCKHOLDERS OF INPHYNET ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE MEDPARTNERS COMMON STOCK. No assurance can be given as to the market price of MedPartners Common Stock at the Effective Time or at any other time.

                       COMPARATIVE PER SHARE INFORMATION

     The following summary presents selected comparative per share information for (i) MedPartners on a historical basis in comparison with pro forma information giving effect to the Merger on a pooling of interests basis, and
(ii) InPhyNet on a historical basis in comparison with pro forma equivalent information after giving effect to the Merger, assuming that 1.311 shares of MedPartners Common Stock are issued in exchange for each InPhyNet Share in the Merger. The historical and pro forma financial information should be read in conjunction with the historical consolidated financial statements of MedPartners, the historical consolidated financial statements of InPhyNet and the related notes thereto and with the unaudited pro forma financial information and the related notes thereto, appearing elsewhere in this Prospectus-Proxy Statement. See "Pro Forma Condensed Financial Information", and "Incorporation of Certain Information by Reference".

     MedPartners has not paid cash dividends since inception. It is anticipated that MedPartners will retain all earnings for use in the expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors of MedPartners and will depend, among other things, upon MedPartners' earnings, capital requirements, financial condition and debt covenants.

     The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the future combined results of operations or financial position.


                                                     PER COMMON AND COMMON EQUIVALENT SHARES
                                                 ------------------------------------------------
                                                                                    STOCKHOLDERS'
                                                         INCOME (LOSS)                 EQUITY
                                                 -----------------------------      (BOOK VALUE)
                                                    YEAR ENDED DECEMBER 31,         -------------
                                                 -----------------------------      DECEMBER 31,
                                                 1994        1995        1996           1996
                                                 -----      ------      ------      -------------
Net income (loss):
MedPartners
  Historical(1)................................  $0.61      $(0.82)     $(1.02)         $4.76
  Pro forma combined...........................   0.60       (0.65)      (0.80)          4.49
InPhyNet
  Historical...................................   0.74(4)     0.75        1.04           6.34
  Pro forma equivalent(2)......................   0.79       (0.85)      (1.05)          5.89
Income (loss) from continuing operations(3):
MedPartners
  Historical(3)................................   0.41        0.15       (0.58)
  Pro forma combined...........................   0.43        0.20       (0.41)
InPhyNet
  Historical...................................   0.74(4)     0.75        1.04
  Pro forma equivalent(2)......................   0.56        0.26       (0.54)


---------------

(1) MedPartners' historical pro forma net income (loss) per common share is computed, after adjusting historical net income for the estimated tax provision applicable to the pooled companies, by dividing net income (loss) by the number of common equivalent shares outstanding during the period in accordance with the applicable rules of the SEC. All stock options and warrants issued have been considered as outstanding common share equivalents, even if anti-dilutive, under the treasury stock method. Shares of MedPartners Common Stock issued in February 1995 upon conversion of the then outstanding convertible preferred stock are assumed to be common share equivalents.
(2) InPhyNet pro forma equivalent per common share data is calculated by multiplying the pro forma MedPartners amounts by the Exchange Ratio of 1.311.
(3) Income (loss) from continuing operations per share data is computed, after adjusting historical net income (loss) to eliminate the effects of discontinued operations, by dividing adjusted net income (loss) by the number of common equivalent shares outstanding during the period in accordance with applicable rules of the SEC. All stock options issued have been considered as outstanding common share equivalents, even if anti-dilutive, under the treasury stock method. Shares of MedPartners Common Stock issued in February 1995, upon conversion of the then outstanding Convertible Preferred Stock, are assumed to be common share equivalents. The pro forma combined per share data for income (loss) from continuing operations relates to Caremark excluding results from its Clozaril(R) Patient Management System, Home Infusion business, Oncology Management Service business, Caremark Orthopedic Services Inc. subsidiary and Nephrology Services division, all of which have been reflected as discontinued operations in accordance with APB Opinion No. 30 Reporting the Results of Operations -- Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events & Transactions.
(4) Amounts presented were calculated from pro forma net income and pro forma weighted average number of shares outstanding which were derived by giving effect to the 1994 purchases of minority interests' share of net income of InPhyNet with InPhyNet Common Stock as if such purchases had occurred on January 1, 1993. Prior to August 19, 1994, InPhyNet elected to be taxed as a Subchapter S corporation with respect to federal income taxes, and for those states that recognize such tax election, state income taxes. Under this election, in lieu of corporate income taxes, the stockholders were taxed (rather than the corporation), on InPhyNet's income in accordance with their respective ownership interests. The pro forma net income and net income per share have been computed as if InPhyNet was subject to federal and state income taxes (in those states recognizing such election) based on the corporate income tax rates in effect during the respective periods.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus-Proxy Statement, InPhyNet stockholders should consider carefully the factors listed below in evaluating the Merger.

RISKS RELATING TO INTEGRATION IN CONNECTION WITH ACQUISITIONS AND THE MERGER


     MedPartners believes that the Merger represents another step in MedPartners' consolidation initiative in the PPM business to develop integrated healthcare delivery systems through affiliation with individual physicians, physician practices, hospitals and third-party payors. In addition, MedPartners has recently completed major acquisitions and is still in the process of integrating those acquired businesses. While the business plans of these acquired companies are similar, their histories, geographical location, business models and cultures are different in many respects. The MedPartners Board of Directors and senior management of MedPartners face a significant challenge in their efforts to integrate the businesses of MedPartners and the acquired companies so that the different cultures and the varying emphases on managed care and fee-for-service can be effectively managed to continue to grow these businesses. The dedication of management resources to such integration may detract attention from the day-to-day business of MedPartners. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects as a result of these integration efforts. Such effects could have a material adverse effect on the financial results of MedPartners. Further, the operations of InPhyNet will be integrated with the PPM business of MedPartners subsequent to the Effective Time. Although MedPartners has traditionally offered its physicians a broader range of compensation models (see Note 1 to the consolidated financial statements of MedPartners set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference), both MedPartners' and InPhyNet's revenues are generated from fee-for-service and capitation arrangements. MedPartners also operates one of the largest PBM programs in the country and provides disease management services and therapies for patients with certain chronic conditions. See "Business" set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference. MedPartners and InPhyNet consider these services to be an integral part of the PPM industry; however, InPhyNet has previously provided these services only through external sources to its capitated lives. While management of MedPartners and InPhyNet believe that the diverse experience of each of the combined companies will serve to strengthen MedPartners, there can be no assurance that management's efforts to integrate the operations of MedPartners will be successful or that the anticipated benefits of the Merger will be fully realized.



     The profitability of MedPartners is largely dependent on its ability to develop and integrate networks of physicians from the affiliated practices, to manage and control costs and to realize economies of scale. MedPartners' operating results could be adversely affected in the event it incurs costs associated with developing networks without generating sufficient revenues from such networks.


RISKS RELATING TO MEDPARTNERS' GROWTH STRATEGY; INTEGRATION AND IDENTIFICATION OF GROWTH OPPORTUNITIES

     MedPartners intends to continue to pursue an aggressive growth strategy through acquisitions and internal development for the foreseeable future. MedPartners' ability to pursue new growth opportunities successfully will depend on many factors, including, among others, MedPartners' ability to identify suitable growth opportunities and successfully integrate acquired businesses and practices. There can be no assurance that MedPartners will anticipate all of the changing demands that expanding operations will impose on its management, management information systems and physician network. Any failure by MedPartners to adapt its systems and procedures to those changing demands could have a material adverse effect on the operating results and financial condition of MedPartners.

     Competition for Expansion Opportunities. MedPartners is subject to the risk that it will be unable to identify and recruit suitable acquisition candidates in the future. MedPartners competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other physician management entities. In addition, certain companies, including hospital management companies, hospitals and insurers, are expanding their presence in the PPM market. MedPartners' failure to compete successfully for expansion opportunities or to attract and recruit suitable acquisition candidates could have a material adverse effect on the operating results and financial condition of MedPartners. MedPartners is also subject to the risk that it will be unable to recruit and retain qualified physicians and other healthcare professionals to serve as employees or independent contractors of MedPartners and its affiliates. See "Business of MedPartners -- Competition" set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

     Integration Risks. Acquisitions of PPM companies and physician practices entail the risk that such acquisitions will fail to perform in accordance with expectations and that MedPartners will be unable to successfully integrate such acquired businesses and physician practices into its operations. The profitability of MedPartners is largely dependent on its ability to develop and integrate networks of physicians, to manage and control costs and to realize economies of scale from acquisitions of PPM companies and physician practices. The histories, geographic location, business models, including emphasis on managed care and fee-for-service, and cultures of acquired PPM businesses and physician practices may differ from MedPartners' past experiences. Dedicating management resources to the integration process may detract attention from the day-to-day business of MedPartners. Moreover, the integration of the acquired businesses and physician practices may require substantial capital and financial investments. These, together with other risks described herein, could result in the incurrence of substantial costs in connection with acquisitions that may never achieve revenue and profitability levels comparable to MedPartners' existing physician networks, which could have a material adverse effect on the operating results and financial condition of MedPartners.

     The major acquisitions carried out by MedPartners since January 1995 have been structured as poolings of interests. As a result, the operating income of MedPartners has been reduced by the merger expenses incurred in connection with those acquisitions, resulting in a net loss for the year ended December 31, 1996. There can be no assurance that future merger expenses will not result in further net losses. Nor can there be any assurance that there will not be substantial future costs associated with integrating acquired companies; that MedPartners will be successful in integrating such companies; or that the anticipated benefits of such acquisitions will be realized fully. The unsuccessful integration of such companies or the failure of MedPartners to realize such anticipated benefits fully could have a material adverse effect on the operating results and financial condition of MedPartners. See "-- Risks Relating to Capital Requirements".

     Dependence on HMO Enrollee Growth. MedPartners is also largely dependent on the continued increase in the number of HMO enrollees who use its physician networks. This growth may come from development or acquisition of other PPM entities, affiliation with additional physicians, increased enrollment in HMOs currently contracting with MedPartners through its affiliated physicians and additional agreements with HMOs. There can be no assurance that MedPartners will be successful in identifying, acquiring and integrating additional medical groups or other PPM companies or in increasing the number of enrollees. A decline in enrollees in HMOs could have a material adverse effect on the operating results and financial condition of MedPartners. MedPartners is statutorily and contractually prohibited from controlling any medical decisions made by a healthcare provider. Accordingly, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by MedPartners or may enter into contracts for the provision of medical services or make other financial commitments that are not intended to benefit MedPartners and which, accordingly, could have a material adverse effect on the operating results and financial condition of MedPartners. See "Business of MedPartners -- Operations" set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

     Risks Relating to Capital Requirements. MedPartners' growth strategy requires substantial capital for the acquisition of PPM businesses and assets of physician practices, and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. MedPartners believes that its existing cash resources, the use of MedPartners Common Stock for selected practice and other acquisitions, and available borrowings under the $1.0 billion credit facility (the "Credit Facility") with NationsBank, National Association (South), as administrative bank to a group of lenders, or any successor credit facility, will be sufficient to meet MedPartners' anticipated acquisition, expansion and working capital needs for the next twelve months. MedPartners expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of MedPartners. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.

     Dependence on Affiliated Physicians. MedPartners' revenue depends on revenues generated by the physicians with whom MedPartners has practice management agreements. These agreements define the responsibilities of the physicians and MedPartners and govern all terms and conditions of their relationship. The practice management agreements have terms generally of 20 to 44 years, subject to termination for cause, which includes bankruptcy or a material breach. Practice management agreements with certain of the affiliated practices contain provisions giving the physician practice the option to terminate the agreement without cause, subject to significant limitations. Because MedPartners cannot control the provision of medical services by its affiliated physicians contractually or otherwise under the laws of California and most other states in which MedPartners operates, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by MedPartners or may enter into contracts for the provision of medical services or make other financial commitments which are not intended to benefit MedPartners and which could have a material adverse effect on the operating results and financial condition of MedPartners. See "Business of MedPartners -- Operations -- Affiliated Physicians" set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

RISKS RELATING TO CAPITATED NATURE OF REVENUES; CONTROL OF HEALTHCARE COSTS

     A substantial portion of MedPartners' revenue is derived from agreements with HMOs that provide for the receipt of capitated fees. Under these agreements, MedPartners, through its affiliated physicians, is generally responsible for the provision of all covered outpatient benefits, regardless of whether the affiliated physicians directly provide the medical services associated with the covered benefits. MedPartners is statutorily and contractually prohibited from controlling any medical decisions made by any healthcare provider. To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the operating results and financial condition of MedPartners could be materially adversely affected. As a result, MedPartners' success will depend in large part on the effective management of healthcare costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payors. Recently, many providers, including MedPartners, have experienced pricing pressures with respect to negotiations with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for healthcare services. At the same time, employer groups are demanding higher accountability from payors and providers of healthcare services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing physician services could increase while the level of reimbursement could grow at a lower rate or could decrease. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results and financial condition of MedPartners. In addition, changes in healthcare practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of healthcare could have a material adverse effect on the operating results and financial condition of MedPartners.

     MedPartners' financial statements include estimates of costs for covered medical benefits incurred by HMO enrollees, but not yet reported. While these estimates are based on information available at the time of calculation, there can be no assurance that actual costs will approximate the estimates of such amounts. If the actual costs significantly exceed the amounts estimated and accrued, such additional costs could have a material adverse effect on the operating results and financial condition of MedPartners.

     The HMO agreements often contain shared-risk provisions under which additional revenue can be earned or economic penalties can be incurred based upon the utilization of hospital and non-professional services by HMO enrollees. MedPartners' financial statements contain accruals for estimates of shared-risk amounts receivable from or payable to the HMOs that contract with their affiliated physicians. These estimates are based upon inpatient utilization and associated costs incurred by HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable or payable relating to HMO risk-sharing arrangements are generally reconciled annually. This may cause fluctuations from amounts previously accrued. To the extent that HMO enrollees require more care than is anticipated or require supplemental care that is not otherwise reimbursed by the HMOs, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. Any such insufficiency could have a material adverse effect on the operating results and financial condition of MedPartners.

     Physician groups that render services on a fee-for-service basis (as opposed to a capitated plan) typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. A significant portion of the revenue of MedPartners is derived from payments made by these third-party payors. There can be no assurance that payments under governmental programs or from other third-party payors will remain at present levels. In addition, third-party payors can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such payors or was experimental or for other reasons. Any material decrease in payments received from such third-party payors could have a material adverse effect on the operating results and financial condition of MedPartners.

RISKS RELATING TO CERTAIN CAREMARK LEGAL MATTERS

     OIG Settlement and Related Claims. Caremark agreed in June 1995 to settle with the Office of the Inspector General (the "OIG") of the United States Department of Health and Human Services (the "DHHS"), the DOJ, the Veteran's Administration, the Federal Employee Health Benefits Program ("FEHBP"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia a four-year-long investigation of Caremark (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each Minnesota and Ohio -- resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federally funded healthcare benefit programs concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. See "Business of MedPartners -- Legal Proceedings" set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services, which would have a material adverse effect on the operating results and financial condition of MedPartners.

     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, and may be subjected to in the future, various private suits and claims (including stockholder derivative actions and an alleged class action suit) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. MedPartners cannot determine at this time what costs may be incurred in connection with future disposition of non-governmental claims or litigation. Such additional costs, if incurred, could have a material adverse effect on the operating results and financial condition of MedPartners. See "Business of MedPartners -- Legal Proceedings" and Note 13 to the consolidated financial statements of MedPartners set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.


     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the

Northern District of Illinois, alleging violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, and fraud and negligence in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed above. The complaints seek unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Securities Exchange Act of 1934 only, was certified as a class. The parties to all of the complaints continue to engage in discovery proceedings. MedPartners intends to defend these cases vigorously. Management is unable at this time to estimate the impact, if any, of the ultimate resolution of these matters.


     In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. MedPartners intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of MedPartners, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of MedPartners.

     Private Payor Settlements. In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $42.3 million. In addition, MedPartners paid $23.3 million after tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in first quarter 1996 discontinued operations.


     Coram Litigation. On September 11, 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark and its subsidiary, Caremark Inc., and 50 unnamed individual defendants. The complaint, which arises from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995, for approximately $209.0 million in cash and $100.0 million in securities, alleges breach of the Asset Sale and Note Purchase Agreement, dated January 29, 1995, as amended April 1, 1995, between Coram and Caremark, breach of related contracts, fraud, negligent misrepresentation and a right to contractual indemnity. Requested relief in Coram's amended complaint includes specific performance, declaratory relief, injunctive relief and damages of $5.2 billion. Caremark filed counterclaims against Coram in this lawsuit and also filed a lawsuit in the United States District Court in Chicago claiming that Coram committed securities fraud in its sale to Caremark of its securities in connection with the sale of Caremark's home infusion business to Coram. The lawsuit filed in federal court in Chicago was dismissed, but on appeal by Caremark the dismissal was reversed and the lawsuit was remanded. Coram's lawsuit is currently in the final stages of discovery and a trial is scheduled for June 1997. MedPartners intends to defend these cases vigorously. Although MedPartners cannot predict with certainty the outcome of these proceedings, based on information currently available, management believes that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results or financial condition of MedPartners.


     Caremark Acquisition Litigation. In May 1996, two stockholders, each purporting to represent a class, filed complaints against Caremark and each of its directors in the Court of Chancery of the State of Delaware alleging breaches of the directors' fiduciary duty in connection with Caremark's then proposed merger with MedPartners. The complaints seek unspecified damages, injunctive relief, and attorneys' fees and expenses. MedPartners believes these complaints will not have a material adverse effect on the operating results and financial condition of MedPartners. See "Business of MedPartners -- Legal Proceedings" and Note 13 to the consolidated financial statements of MedPartners set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

RISKS RELATING TO EXPOSURE TO PROFESSIONAL LIABILITY; LIABILITY INSURANCE

     In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. Although MedPartners does not engage in the practice of medicine or provide medical services, and does not control the practice of medicine by its affiliated physicians or the compliance with regulatory requirements directly applicable to the affiliated physicians and physician groups, there can be no assurance that MedPartners will not become involved in such litigation in the future. Through the ownership and operation of Pioneer Hospital ("Pioneer Hospital"), U.S. Family Care Medical Center ("USFMC") and Friendly Hills Hospital ("Friendly Hills"), acute care hospitals located in Artesia, Montclair and La Habra, California, respectively, MedPartners could be subject to allegations of negligence and wrongful acts by its hospital-based physicians or arising out of providing nursing care, emergency room services, credentialing of medical staff members and other activities incident to the operation of an acute care hospital. In addition, through its management of clinic locations and provision of non-physician health care personnel, MedPartners could be named in actions involving care rendered to patients by physicians employed by or contracting with affiliated medical organizations and physician groups.

     MedPartners maintains professional and general liability insurance. Nevertheless, certain types of risks and liabilities are not covered by insurance and there can be no assurance that the limits of coverage will be adequate to cover losses in all instances. In addition, MedPartners' practice management agreements require the affiliated physicians to maintain professional liability insurance coverage on the practice and on each employee and agent of the practice, and MedPartners generally is indemnified under each of the practice management agreements by the affiliated physicians for liabilities resulting from the performance of medical services. However, there can be no assurance that a future claim or claims will not exceed the limits of these available insurance coverages or that indemnification will be available for all such claims. See "Business of MedPartners -- Corporate Liability and Insurance" set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.

GOVERNMENT REGULATION

     Federal and state laws regulate the relationships among providers of healthcare services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for recommendation, leasing, arranging, ordering or purchasing of Medicare or Medicaid covered services, as well as laws that impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to MedPartners' affiliated physicians, could result in significant loss of reimbursement.

     Moreover, the laws of many states, including California (from which a significant portion of MedPartners' revenues are derived), prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As stated in Note 1 to the consolidated financial statements of MedPartners set forth in MedPartners' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference, MedPartners believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although MedPartners believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of MedPartners and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of

MedPartners and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting MedPartners or any affiliate from carrying on its business or from expanding the operations of MedPartners and its affiliates to certain jurisdictions, structural and organizational modifications of MedPartners may be required, which could have a material adverse effect on the operating results and financial condition of MedPartners.

     In addition to the regulations referred to above, significant aspects of MedPartners' operations are subject to state and federal statutes and regulations governing workplace health and safety, the operation of pharmacies, repackaging of drug products, dispensing of controlled substances and the disposal of medical waste. MedPartners' operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations. Accordingly, changes in existing laws and regulations, adverse judicial or administrative interpretations of such laws and regulations or enactment of new legislation could have a material adverse effect on the operating results and financial condition of MedPartners. See "-- Risks Relating to Pharmacy Licensing and Operation".

     As of December 31, 1996, approximately 6% of the revenues of MedPartners' affiliated physician groups is derived from payments made by government-sponsored healthcare programs (principally, Medicare and state reimbursed programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of MedPartners. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. MedPartners believes it is in material compliance with such laws, but there can be no assurance that MedPartners' activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of MedPartners.

     Certain provisions of the Social Security Act, commonly referred to as the "Anti-Kickback Statute", prohibit the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for five years or more. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in the Medicare and Medicaid programs. If applied to MedPartners or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for MedPartners, up to a maximum of the approximately 6% of revenues derived from such programs, which could have a material adverse effect on the operating results and financial condition of MedPartners. Although MedPartners believes that it is not in violation of the Anti-Kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.

     Significant prohibitions against physician referrals were enacted by the federal Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While MedPartners believes it is in compliance with such legislation, future regulations could require MedPartners to modify the form of its relationships with physician groups. Some states have also enacted similar self-referral laws, and MedPartners believes it is likely that more states will follow. MedPartners believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of MedPartners into certain jurisdictions may require structural and organizational modifications of MedPartners' relationships with physician groups to comply with new or revised state statutes. Such structural and organizational modifications could have a material adverse effect on the operating results and financial condition of MedPartners.

     The Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act") and the regulations promulgated thereunder subject entities which are licensed as healthcare service plans in California to substantial regulation by the California Department of Corporations (the "DOC"). In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. On March 5, 1996, the DOC issued to Pioneer Provider Network, Inc. ("PPN"), a wholly-owned subsidiary of MedPartners, a healthcare service plan license (the "Restricted License"). PPN is a recently created organization without an operating history, and there is no assurance that the DOC will view PPN's operations to be fully in compliance with applicable laws, including the Knox-Keene Act, and regulations. Any material non-compliance could have a material adverse effect on the operating results and financial condition of MedPartners.

RISKS RELATING TO PHARMACY LICENSING AND OPERATION

     MedPartners is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require MedPartners to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of the applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists must also satisfy state licensing requirements. Any failure to satisfy such pharmacy licensing statutes and regulations could have a material adverse effect on the operating results and financial condition of MedPartners.

RISKS RELATING TO HEALTHCARE REFORM; PROPOSED LEGISLATION

     As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been, and other proposals may be, introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on MedPartners.

ANTI-TAKEOVER CONSIDERATIONS


     Certain provisions of MedPartners' Second Amended and Restated Certificate of Incorporation, as amended (the "MedPartners Certificate of Incorporation"), MedPartners' Second Amended and Restated Bylaws (the "MedPartners Bylaws") and the DGCL could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of MedPartners. These provisions include a classified Board of Directors and the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to MedPartners' Common Stock. MedPartners also is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. In addition, MedPartners rights plan, which provides for discount purchase rights to certain stockholders of MedPartners upon certain acquisitions of 10% or more of the outstanding shares of MedPartners Common Stock, may also inhibit a change in control of MedPartners.

POSSIBLE VOLATILITY OF STOCK PRICE; RISKS RELATING TO FIXED EXCHANGE RATIO

     There may be significant volatility in the market price for the MedPartners Common Stock. Quarterly operating results of MedPartners, changes in general conditions in the economy, the financial markets or the healthcare industry, or other developments affecting MedPartners or its competitors, could cause the market price of the MedPartners Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

     The Plan of Merger provides for a fixed Exchange Ratio, with each InPhyNet Share being converted into the right to receive 1.311 shares of MedPartners Common Stock. The Plan of Merger does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of MedPartners Common Stock. As a result of the fixed Exchange Ratio, the aggregate value of the Merger Consideration to be received by stockholders of InPhyNet upon the Merger will depend on the market price of the MedPartners Common Stock at the Effective Time. Because of the fixed Exchange Ratio, InPhyNet stockholders share in the risks and rewards of ownership of MedPartners Common Stock pending the closing of the Merger.

     On January 20, 1997, the date of the Merger Agreement was signed, the closing price of the MedPartners Common Stock on the NYSE was $21.875, and on
April   , 1997, the closing price of the MedPartners Common Stock on the NYSE
was $          . There can be no assurance that the market price of the
MedPartners Common Stock on and after the Effective Time will not be lower than either of such prices or the market price of the MedPartners Common Stock on the date of the Special Meeting. Pursuant to the Plan of Merger, the Plan of Merger may be terminated by InPhyNet if the average last sale price per share of the MedPartners Common Stock, as reported on the NYSE Composite Tape for the ten consecutive trading days ending on the fifth trading day immediately preceding the date of the Special Meeting, is equal to or less than $17.125.

     Consummation of the Merger could be delayed following approval of the Merger at the Special Meeting as a result of, among other things, the failure to obtain certain regulatory approvals or to satisfy other conditions to the consummation of the Merger. See "The Merger -- Regulatory Approvals" and
"-- Conditions to the Merger". It is presently anticipated, however, that the Merger will be consummated as soon as practicable after the Special Meeting. If, however, the consummation of the Merger is delayed beyond the date of the Special Meeting, holders of InPhyNet Common Stock have the risk that the market price of the MedPartners Common Stock at the consummation of the Merger may be less than the market price of the MedPartners Common Stock on the date of the Special Meeting.

RISKS RELATING TO FEDERAL INCOME TAXES

     If the Merger were not to constitute a tax-free reorganization under
Section 368(a) of the Code, each holder of InPhyNet Shares would recognize gain or loss equal to the difference between the fair market value of the MedPartners Common Stock received and cash received in lieu of fractional shares and such holder's basis in the InPhyNet Shares exchanged therefor. See "The
Merger -- Federal Income Tax Consequences".

                              THE SPECIAL MEETING

GENERAL

     This Prospectus-Proxy Statement is being furnished to holders of InPhyNet Shares in connection with the solicitation of proxies by the Board of Directors of InPhyNet for use at the Special Meeting to consider and vote upon the approval of the Plan of Merger at the Special Meeting or any adjournments or postponements thereof. Each copy of this Prospectus-Proxy Statement mailed or delivered to holders of InPhyNet Shares is accompanied by a form of Proxy for use at the Special Meeting.

     This Prospectus-Proxy Statement is also furnished to InPhyNet stockholders as a Prospectus in connection with the issuance to them of the shares of MedPartners Common Stock upon consummation of the Merger.

DATE, PLACE AND TIME


     The Special Meeting is to be held at the Sheraton Suites Plantation, 311 N.
University Drive, Plantation, Florida, on May   , 1997 at 10:00 a.m., local
time.


RECORD DATE, QUORUM AND VOTING

     The Board of Directors of InPhyNet has fixed the close of business on April 3, 1997 as the Record Date for the determination of the holders of InPhyNet Shares entitled to receive notice of, and to vote at, the Special Meeting. The presence, in person or by Proxy, of the holders of InPhyNet Shares entitled to cast a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum at the Special Meeting. As of the Record Date, there were 16,370,128 shares of InPhyNet Common Stock issued and outstanding, which were
held by approximately           stockholders of record. Each stockholder of
record as of that date is entitled to one vote for each share then held.

     The Board of Directors of InPhyNet has unanimously approved the Plan of Merger and recommends a vote in favor of the Plan of Merger at the Special Meeting.

VOTE REQUIRED

     Approval and adoption of the Plan of Merger by the stockholders of InPhyNet require the affirmative vote of a majority of the issued and outstanding shares of InPhyNet Common Stock as of the Record Date. The proposal to authorize the Board of Directors to adjourn or postpone the Special Meeting, if necessary, to permit the further solicitation of proxies must be approved by the affirmative vote of a majority of the shares of InPhyNet Common Stock present or represented by proxy and entitled to vote at the Special Meeting. Because the required vote of InPhyNet stockholders to approve the Plan of Merger is based upon the total number of outstanding shares, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by an InPhyNet stockholder (including broker non-votes) will have the same effect as a vote "against" the approval and adoption of the Plan of Merger. As of the Record Date, there were 16,370,128 shares of InPhyNet Common Stock issued and outstanding. Accordingly, the affirmative vote of the holders of 8,185,065 shares of InPhyNet Common Stock is required to approve the Plan of Merger. As of the Record Date, directors and executive officers of InPhyNet owned in the aggregate 3,683,723 shares of InPhyNet Common Stock (or approximately 22.5% of the outstanding shares of InPhyNet Common Stock). All the directors and executive officers of InPhyNet have indicated their present intent to vote all of the shares of InPhyNet Common Stock beneficially owned by them in favor of the Plan of Merger and the proposal to authorize the Board of Directors to adjourn or postpone, if necessary, the Special Meeting to permit the further solicitation of proxies.

VOTING AND REVOCATION OF PROXIES

     InPhyNet Shares represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS

PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, INPHYNET SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER and the proposal to permit the adjournment or postponement of the Special Meeting. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Proxy is voted by the filing with the Secretary of InPhyNet of an instrument revoking it or of a duly executed Proxy bearing a later date prior to or at the Special Meeting, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. The persons named as proxies with respect to the Special Meeting may, if authorized, propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies in favor of the proposals to be considered at the Special Meeting; provided, however, that no Proxy which is voted against the Merger will be voted in favor of such proposal at any such adjournment or postponement. Only votes cast FOR approval of the Plan of Merger or other matters constitute affirmative votes. Abstentions and votes that are withheld will, therefore, have the same effect as votes AGAINST approval of the Plan of Merger.

     The Board of Directors of InPhyNet is not aware of any business to be acted upon at the Special Meeting other than as described in the Notice of the Special Meeting or in this Prospectus-Proxy Statement. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of the SEC.

     Representatives of InPhyNet's independent public accountants, Ernst & Young LLP, will be present at the Special Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of InPhyNet, who will not be specifically compensated for such services, may solicit proxies from the stockholders of InPhyNet personally or by telephone or telegram or other form of communication. InPhyNet has retained ChaseMellon Shareholder Services L.L.C. ("ChaseMellon") to solicit proxies on its behalf and will pay ChaseMellon a fee of approximately $5,000 for these services. InPhyNet will also reimburse ChaseMellon for its out-of-pocket expenses incurred in connection with such solicitation. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of InPhyNet Common Stock beneficially owned by others to forward to such beneficial owners. InPhyNet may reimburse persons representing such beneficial owners for the costs of forwarding solicitation materials to such beneficial owners. Except as otherwise provided in the Plan of Merger, InPhyNet will bear its own expenses in connection with the solicitation of proxies for the Special Meeting. See "The Merger -- Expenses; Breakup Fees".

     INPHYNET STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF INPHYNET SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THIS PROSPECTUS-PROXY STATEMENT. SEE "THE
MERGER -- EXCHANGE OF CERTIFICATES".

                                   THE MERGER

     The description of the Merger contained in this Prospectus-Proxy Statement summarizes the principal provisions of the Plan of Merger; it is not complete and is qualified in its entirety by reference to the Plan of Merger, the full text of which is attached hereto as Annex A. All InPhyNet stockholders are urged to read Annex A carefully in its entirety.

TERMS OF THE MERGER

     The acquisition of InPhyNet by MedPartners will be effected by means of the merger of InPhyNet with and into the Subsidiary, with the Subsidiary being the surviving corporation (the "Surviving Corporation").

The Certificate of Incorporation and the Bylaws of the Subsidiary in effect at the Effective Time will become the Certificate of Incorporation and ByLaws of the Surviving Corporation at the Effective Time until amended or repealed in accordance with applicable law. After the Effective Time, the Subsidiary shall continue as the surviving corporation of the Merger under the name "InPhyNet Medical Management Inc.".


     The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of the State of the State of Delaware, or such other time as MedPartners, the Subsidiary and InPhyNet specify in the Certificate of Merger. It is expected that the Merger will be consummated as soon as practicable after the Special Meeting. See "Risk Factors -- Possible Volatility of Stock Price; Risks Relating to Fixed Exchange Ratio".

     Upon consummation of the Merger, each share of InPhyNet Common Stock, other than shares held by InPhyNet or MedPartners, if any (which will be canceled), will be converted into the right to receive 1.311 shares of MedPartners Common Stock. For example, if an InPhyNet stockholder owned 100 shares of InPhyNet Common Stock as of the Effective Time, that stockholder would receive 131 shares of MedPartners Common Stock in the Merger. Each holder of InPhyNet Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MedPartners Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MedPartners Common Stock multiplied by the per share closing price on the NYSE Composite Tape of MedPartners Common Stock on the date of the Effective Time.

     Because the Exchange Ratio of MedPartners Common Stock for the InPhyNet Common Stock is fixed at 1.311 and will not increase or decrease due to fluctuations in the market price of either stock, the aggregate value of the Merger Consideration will change in the event the market price of MedPartners Common Stock increases or decreases before the Effective Time. As a result, in the event the market price of MedPartners Common Stock decreases as of the Effective Time, the value of the MedPartners Common Stock to be received in the Merger in exchange for the InPhyNet Common Stock would decrease. In the event the market price of MedPartners Common Stock instead increases as of the Effective Time, the value of the MedPartners Common Stock to be received in the Merger in exchange for the InPhyNet Common Stock would increase. See "Risk Factors -- Possible Volatility of Stock Price; Risks Relating to Fixed Exchange Ratio".

     On April   , 1997, the closing price of MedPartners Common Stock was
$            . At such price, the Equivalent Value of a share of InPhyNet Common
Stock would be $            and the aggregate value of the Merger Consideration
would be approximately $            . The actual market price of the MedPartners
Common Stock may vary, which will cause a corresponding change in the Equivalent Value and the aggregate value of the Merger Consideration. Each InPhyNet stockholder is urged to obtain updated market information as to the MedPartners Common Stock.

     All options to acquire InPhyNet Common Stock which are outstanding at the Effective Time will vest at such time and will be converted into and become rights to purchase that number of shares of MedPartners Common Stock equal to the number of InPhyNet Shares subject thereto multiplied by the Exchange Ratio and will be exercisable at an exercise price per share equal to the InPhyNet exercise price divided by the Exchange Ratio.

     INPHYNET STOCKHOLDERS WILL NOT RECEIVE THEIR SHARES OF MEDPARTNERS COMMON STOCK UNTIL FOLLOWING CONSUMMATION OF THE MERGER. SEE "-- EXCHANGE OF CERTIFICATES".

BACKGROUND OF THE MERGER

     Management of InPhyNet has recognized that the physician practice management sector of the healthcare industry has become increasingly competitive as a result of rapid consolidation, the entrance of new market participants and continued pricing pressure. In order to address these competitive pressures and achieve the benefits of economies of scale, diversification and greater market presence, InPhyNet has pursued a business strategy of growth through acquisitions. Since becoming a public company, InPhyNet has regularly considered a variety of possible acquisitions and strategic alliances, including acquisitions of smaller companies and mergers with comparably-sized or larger companies.

     During the third quarter of 1996, the price of InPhyNet Common Stock continued to trade at a price/ earnings multiple which was relatively lower than other comparable physician practice management companies. InPhyNet management believed that InPhyNet's low stock price adversely affected its ability to implement its growth strategy. This strategy required InPhyNet to complete accretive acquisitions. InPhyNet's low relative price/earnings multiple made it difficult for the company to be competitive in significant stock-for-stock transactions and to consummate accretive acquisitions. In addition, a significant amount of restricted InPhyNet Common Stock became available for resale in August 1996 under Rule 144 under the Securities Act, creating a market perception of an overhang risk that could depress the market price of the InPhyNet Common Stock. In light of the increasing competitive pressures faced by InPhyNet and the risks these pressures placed on the company and its stockholders, as well as the possibility that the stockholders of InPhyNet could receive a significant premium in a business combination, Clifford Findeiss, M.D., Chairman of the Board, President and Chief Executive Officer of InPhyNet, began to explore the possibility of merging with another company, as a possible alternative to remaining independent.

     In early September 1996, Dr. Findeiss telephoned Larry R. House, President and Chief Executive Officer of MedPartners, to discuss matters relating to InPhyNet's ownership structure and the two companies' plans for the future. Following this telephone call, representatives of InPhyNet and MedPartners met in Birmingham, Alabama on September 18, 1996. Participants at the meeting were Dr. Findeiss and George W. McCleary, Jr., Executive Vice President, Chief Financial Officer and a Director of InPhyNet, and, on behalf of MedPartners, Mr. House, Harold O. Knight, Jr., Executive Vice President and Chief Financial Officer, and H. Lynn Massingale, M.D., President of MedPartners' hospital physician services subsidiary, TeamHealth, Inc. The participants engaged in a discussion of the broad outlines of a possible business combination between the two companies. No specific transaction terms were discussed. At that meeting, InPhyNet and MedPartners signed confidentiality agreements.

     Dr. Findeiss and Mr. McCleary were concerned that InPhyNet's ongoing business and acquisition strategy might be adversely affected by general knowledge that InPhyNet would consider entering into a business combination with a larger company. As a result of this concern, Dr. Findeiss sought advice from InPhyNet's financial advisors, Morgan Stanley and McFarland Dewey & Co. ("McFarland Dewey"), on the recommended approach to follow to determine if a business combination could be arranged that would provide (i) for the continued growth of InPhyNet's business and (ii) a value and liquidity that the company's stockholders would find attractive. In October 1996, Dr. Findeiss and Mr. McCleary met with representatives of Morgan Stanley and McFarland Dewey to discuss the strategic and financial issues facing InPhyNet. The financial advisors advised Dr. Findeiss and Mr. McCleary that InPhyNet should contact a selected group of potential merger partners to determine if a transaction could be structured which would be in the best interests of InPhyNet and its stockholders. Dr. Findeiss, Mr. McCleary and the financial advisors discussed and agreed upon the potential parties to approach. The companies that were selected to be approached were, in the opinion of the financial advisors, Dr. Findeiss and Mr. McCleary, those which (i) shared a common strategic vision with InPhyNet, (ii) would provide the best combination of value and liquidity, and
(iii) had the ability to close a transaction on a timely basis while maintaining the confidentiality of the process. The list included MedPartners, among others. In October and November 1996, the financial advisors began contacting these companies.

     During November 1996, InPhyNet's financial advisors provided several companies with financial information regarding InPhyNet, after the execution of confidentiality agreements, and engaged in preliminary discussions with representatives of several companies, including MedPartners. These companies were encouraged to consider the possibility of a business combination with InPhyNet and to consider ranges of valuations. Three companies, MedPartners and two other strategic buyers -- a physician practice management company smaller than MedPartners ("Company One") and a diversified company ("Company Two") -- elected to participate in the process. During this same period, InPhyNet continued its strategy of continuing to try to acquire other companies of equal or lesser size.

     On November 19, 1996, Dr. Findeiss and Mr. McCleary and representatives of their financial advisors met at the offices of Morgan Stanley in New York, New York with representatives of Company Two. At this meeting, the chief executive officers of InPhyNet and Company Two discussed the strategic visions for their respective companies, the principal issues facing their companies and why they were interested in pursuing a possible transaction together. There were no discussions regarding price, structure or any other terms of a possible transaction at such meeting. The parties agreed to continue discussions. On December 11, 1996, Dr. Findeiss and Mr. McCleary and representatives of Company Two and their respective financial advisors met in Fort Lauderdale, Florida to further discuss the operations and strategy of InPhyNet. At this meeting, Company Two informed InPhyNet that it was interested in either making a minority investment in InPhyNet or acquiring all of InPhyNet. Company Two did not present a firm proposal at or following these meetings. In early January 1997, Company Two announced a large acquisition and informed Morgan Stanley that, as a result, it would not be able to consider pursuing the acquisition of InPhyNet until the middle of February, at the earliest. Dr. Findeiss and Mr. McCleary, in consultation with InPhyNet's financial advisors, determined that it would not be in the best interests of InPhyNet and its stockholders to delay the process in order to wait for Company Two to decide whether or not to submit a firm proposal.

     MedPartners, through its financial advisor, Smith Barney Inc. ("Smith Barney"), requested another meeting of the chief executive officers of MedPartners and InPhyNet. On December 1, 1996, Mr. House and Dr. Findeiss met in Fort Lauderdale, Florida to discuss the direction of, and opportunities available in, the healthcare industry and their strategic visions for their respective companies. At this meeting, Mr. House advised Dr. Findeiss of his interest in seriously exploring the possibility of combining the two companies and how the combined entity would be organized and operated.

     On December 13, 1996, Mr. Knight, the Executive Vice President and Chief Financial Officer of MedPartners, sent a letter to Dr. Findeiss expressing MedPartners' interest in merging with InPhyNet in a tax-free, stock-for-stock, pooling of interests transaction. MedPartners proposed to value the InPhyNet Common Stock, based on the information available to it, in a range of $23 to $24 per share. Dr. Findeiss, after consultation with Mr. McCleary, Morgan Stanley and McFarland Dewey, determined not to recommend the transaction, at the valuation proposed, to InPhyNet's Board of Directors. InPhyNet, through Morgan Stanley, advised Mr. Knight of Dr. Findeiss's decision.

     On December 17, 1996, Dr. Findeiss and representatives of InPhyNet's financial advisors met with members of senior management and representatives of the financial advisor of Company One to discuss the strategic vision of each company and the possible benefits to both companies of a business combination. At this meeting, the representatives of Company One and its financial advisor provided the InPhyNet representatives a business, financial and stock market overview of Company One, and their views on the benefits of a strategic merger of the two companies. The Company One representatives confirmed that Company One was contemplating a stock-for-stock, pooling of interests merger with InPhyNet. The Company One representatives provided a preliminary valuation of InPhyNet that was lower than what Dr. Findeiss was prepared to recommend to InPhyNet's Board of Directors. InPhyNet's financial advisors told Company One that the proposed value was too low. The parties agreed to continue discussions.

     Smith Barney, MedPartners' financial advisor, advised Morgan Stanley that MedPartners would consider increasing its valuation of InPhyNet if it could review InPhyNet's financial information in depth with InPhyNet's Chief Financial Officer. Subsequently, MedPartners contacted Morgan Stanley to schedule a meeting in early January to review financial information. On January 3, 1997, members of senior management of TeamHealth, consisting of Lynn Massingale, David Jones, Chief Financial Officer, Mike Hatcher, Chief Operating Officer, Ed Novinski, Executive Vice President for Managed Care of MedPartners (who participated by conference call), and representatives of MedPartners' financial advisors met with Mr. McCleary and representatives of InPhyNet's financial advisors to review the requested financial information. During the following week, InPhyNet provided MedPartners additional information for use in reviewing a possible business combination with InPhyNet and the companies, through their financial advisors, discussed issues relating to the possible combination and a range of possible terms.

     From late December to early January, Morgan Stanley continued telephonic discussions with MedPartners and Company One regarding their interest in pursuing a business combination with InPhyNet. Morgan Stanley used these telephone conversations to encourage MedPartners and Company One to submit their best proposals. Morgan Stanley sought to guide MedPartners and Company One to propose a range of values that would meet or exceed InPhyNet's expectations. These expectations were developed by Dr. Findeiss in consultation with Mr. McCleary, Morgan Stanley and McFarland Dewey and reflected primarily their knowledge of InPhyNet's business, the valuations of other comparable companies and the valuations achieved in other transactions.

     In late December, Company One's financial advisor informed Morgan Stanley that Company One was prepared to increase its valuation of InPhyNet above the level that it had proposed at its December 17, 1996 meeting with InPhyNet.

     On January 11, 1997, Mr. House telephoned Dr. Findeiss to request that InPhyNet deal exclusively with MedPartners for a two-week period. Mr. House advised Dr. Findeiss that MedPartners would be prepared to commence intensive due diligence and concurrently enter into merger negotiations including the negotiation of a definitive agreement. Mr. House told Dr. Findeiss that MedPartners was willing to proceed on the basis of a $28 per share valuation of the InPhyNet Common Stock in exchange for such exclusivity.

     Although InPhyNet did not bind itself to deal exclusively with MedPartners, it determined to proceed with MedPartners on this basis absent receipt of a superior proposal from another party. Subsequent to the January 11, 1997 offer by MedPartners, Morgan Stanley contacted Company One's financial advisor and gave Company One an opportunity to present a superior proposal, but it declined to do so. The decision to proceed with MedPartners was made by Dr. Findeiss, in consultation with Mr. McCleary, Morgan Stanley and McFarland Dewey, based upon the determination, from the perspective of both InPhyNet and its stockholders, that MedPartners' proposal best addressed the criteria referred to above and represented the most attractive proposal that had been received.

     On January 15, 1997, Dr. Findeiss began advising other members of senior management and members of the InPhyNet Board of Directors about the proposed transaction with MedPartners. From January 15 to January 17, 1997, officers and employees of MedPartners and InPhyNet, together with their respective legal and financial advisors, conducted due diligence reviews and exchanged confidential information in a series of meetings in Fort Lauderdale, Florida and Chicago, Illinois. On January 16 and 17, 1997, representatives of MedPartners, including Mr. Knight and other officers of MedPartners, and InPhyNet, including Dr. Findeiss and Mr. McCleary, together with their legal and financial advisors, discussed the terms of the proposed combination, including the structure of the transaction, the consideration payable to the holders of InPhyNet Common Stock, the treatment of the InPhyNet stock options, the tax and accounting treatment of the transaction, management of the resulting entity, the conditions to consummation of the transaction, the operations of each of the companies, including the impact upon InPhyNet's ongoing mergers and acquisition activities, during the period between the signing of a definitive agreement and the consummation of the transactions contemplated thereby, regulatory matters and possible termination fees. From January 17 to January 20, 1997, senior management of MedPartners and InPhyNet and their respective legal counsel and financial advisors negotiated the Plan of Merger. The principal areas of negotiation included the Exchange Ratio, including how and when it would be fixed, and whether it would be subject to adjustment based on changes in market prices of the two companies' stock; representations and warranties; the interim operations covenants; and the conditions required for a termination of the Plan of Merger, the triggering events for the payment of a termination fee and the amount of the fee. Morgan Stanley and McFarland Dewey, as co-financial advisors, jointly advised the senior management of InPhyNet and participated in negotiations with MedPartners and Smith Barney regarding all of the financial aspects of the Plan of Merger. InPhyNet's financial advisors advised InPhyNet as to the greater valuation that could be achieved from an all stock transaction accounted for as a pooling of interests and from the synergies that could be obtained in a merger of the two companies, as well as the risks and liquidity associated with the MedPartners' Common Stock. Based on the analyses performed by Morgan Stanley described under "Opinion of InPhyNet's Financial Advisor" below, Morgan Stanley confirmed to senior management of InPhyNet that it would be able to render an opinion as to the fairness of the terms of the Merger.

     On January 18, 1997, the Board of Directors of InPhyNet held a special meeting at which representatives of InPhyNet's management and legal and financial advisors were present. The Board of Directors reviewed and discussed the form and terms of the proposed Plan of Merger and reviewed alternative opportunities for strategic alliances that had been explored by InPhyNet's management and its financial advisors. At this meeting, InPhyNet's legal counsel outlined the Board's fiduciary responsibilities in connection with the proposed transaction. Management reviewed the history of its discussions with potential merger partners. Management also discussed the current market conditions in the healthcare industry and InPhyNet's competitive situation. Counsel reviewed the terms of the proposed transaction with the Board. Ernst & Young described the requirements for pooling of interests accounting treatment for the proposed transaction. Morgan Stanley made a financial presentation to the Board of Directors and rendered an oral opinion to the effect that, as of such date and based upon and subject to certain matters, the proposed Exchange Ratio was fair from a financial point of view to the holders of InPhyNet Common Stock. See
"-- Opinion of InPhyNet's Financial Advisor". The Board of Directors elected to rely on the advice of Morgan Stanley as to the fairness of the Exchange Ratio and did not request a supplemental fairness opinion from McFarland Dewey. Counsel reviewed the form and terms of the proposed Plan of Merger with the Board. Counsel, management and the financial advisors of InPhyNet reviewed the results of the due diligence review of MedPartners. Based on the foregoing discussions, the Board of Directors of InPhyNet, acting unanimously, directed management to continue discussions with MedPartners and to finalize the terms of the Plan of Merger.

     On January 20, 1997, at a special telephonic meeting of the InPhyNet Board of Directors in which InPhyNet's legal and financial advisors were present, counsel reviewed with the Board of Directors the changes that had been made to the terms and conditions of the proposed Plan of Merger. Management informed the Board of Directors of InPhyNet that the proposed transaction had been unanimously approved earlier that day by the Board of Directors of MedPartners. Morgan Stanley confirmed their earlier oral opinion by delivering a written opinion dated January 20, 1997, to the effect that as of January 20, 1997, and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of InPhyNet Common Stock. Following these discussions and taking into account the discussions held during the InPhyNet Board of Directors meeting on January 18, 1997, the InPhyNet Board of Directors, without assigning more weight to one factor than any other, approved the form, terms and conditions of the proposed Plan of Merger, in the form submitted to the InPhyNet Board of Directors, together with such changes as the President or Chief Financial Officer of InPhyNet might authorize in their sole discretion. All of the directors voted in favor of the proposed Plan of Merger.

     On January 20, 1997, InPhyNet and MedPartners executed the Plan of Merger, and issued a joint press release regarding the Merger on January 21, 1997.

RECOMMENDATION OF THE INPHYNET BOARD OF DIRECTORS

     By unanimous vote of the members of the Board of Directors of InPhyNet at a special meeting held on January 20, 1997, the Board of Directors determined that the proposed Merger, and the terms and conditions of the Plan of Merger, were fair to and in the best interests of InPhyNet and its stockholders and resolved to recommend that the stockholders of InPhyNet vote FOR approval and adoption of the Plan of Merger. See "-- Background of the Merger". In reaching its conclusion to enter into the Plan of Merger and to recommend that the stockholders of InPhyNet vote FOR the approval and adoption of the Plan of Merger, the Board of Directors of InPhyNet considered a number of factors. The material factors considered by the InPhyNet Board of Directors in reaching its conclusion to approve and recommend the Plan of Merger were as follows:

          (i) the InPhyNet Board of Directors' review and analysis of InPhyNet's and MedPartners' respective businesses, prospects, historical and projected financial performance, financial condition and operations. Based on these factors, as well as those discussed below, InPhyNet's Board of Directors determined that the Exchange Ratio reflected an appropriate valuation of the InPhyNet Common Stock;

          (ii) the InPhyNet Board of Directors' review of the trading range for the InPhyNet Common Stock as compared to the Merger Consideration implied by the Exchange Ratio. The Board of Directors determined that the Merger Consideration represented a significant premium over the trading range for the InPhyNet Common Stock during the preceding six months and represented a valuation for InPhyNet that could not be achieved as quickly, if at all, if InPhyNet were to remain an independent entity;

          (iii) the InPhyNet Board of Directors' review of the risks faced by InPhyNet in implementing its acquisition strategy and the attendant risks to InPhyNet's stockholders of the failure to implement the strategy on a consistently successful basis. The Board of Directors observed that as a result of (a) the increased competition for acquisitions in the physician practice management sector, (b) the requirement that acquisitions be accretive to earnings to meet quarterly earnings growth expectations, (c) the relatively lower price/earnings multiple of the InPhyNet Common Stock, compared to other comparable physician practice management companies, which made it more difficult for InPhyNet to be competitive in significant stock-for-stock transactions and (d) the inability to control the timing of the closing of acquisitions, InPhyNet faced significant risks in successfully carrying out its growth strategy. The Board of Directors also observed that the failure by InPhyNet to implement an acquisition strategy on a consistently successful basis and to meet quarterly earnings expectations would likely have an adverse impact on the price of the InPhyNet Common Stock. The Board believed that the Merger would mitigate this risk. The Board noted that as a result of the Merger, the InPhyNet stockholders would continue as stockholders of a larger, more diversified combined organization having greater market and financial strength, and a greater ability to execute an acquisition strategy than InPhyNet on a stand-alone basis;

          (iv) the InPhyNet Board of Directors' view of the greater liquidity associated with MedPartners Common Stock. The Board of Directors determined that MedPartners Common Stock presented the opportunity for greater liquidity than was currently available to InPhyNet stockholders, because of MedPartners' greater market capitalization and the fact that MedPartners Common Stock is more widely traded than InPhyNet Common Stock, though the Board noted the limited trading history of MedPartners Common Stock;

          (v) the InPhyNet Board of Directors' review of the terms of the Plan of Merger, including without limitation, the fixed Exchange Ratio which allows the value of the consideration to be received by InPhyNet stockholders to vary with fluctuations in the value of MedPartners Common Stock, certain covenants in the Plan of Merger which restrict the manner in which InPhyNet may conduct its business pending the Merger, and the provision which permits InPhyNet to terminate the Plan of Merger if the average last sale price per share of MedPartners Common Stock for a specified period preceding the date for the Special Meeting is equal to or less than $17.125 per share. The InPhyNet Board of Directors considered the potential detrimental effect on InPhyNet's business if the Merger failed to be completed. The InPhyNet Board of Directors noted that the company's representatives had negotiated a merger agreement with limited closing conditions in order to increase the likelihood that the Merger would be consummated;

          (vi) the opinion and related analyses of Morgan Stanley that, as of the date of the opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of InPhyNet. In concluding that the Merger was fair to and in the best interests of InPhyNet's stockholders, the InPhyNet Board of Directors relied, among other things, on Morgan Stanley's fairness opinion;

          (vii) the review by the InPhyNet Board of Directors of the process by which InPhyNet's financial advisors solicited indications of interest in acquiring InPhyNet and the results of that process. The Board of Directors noted that the financial terms of the proposed Merger were superior to the terms of the other merger proposals that had been received by InPhyNet;

          (viii) the review by the InPhyNet Board of Directors of the risks relating to MedPartners described under "Risk Factors", including, particularly, the risks under "Risks Relating to Integration in connection with Acquisitions and the Merger", "Risks Relating to MedPartners' Growth Strategy; Identification and Integration of Growth Opportunities", "Risks Relating to Certain Caremark Legal Matters" and "Risks Relating to Exposure to Professional Liability; Liability Insurance". The Board also reviewed other risks associated with MedPartners and the proposed Merger, including the fact that the MedPartners Common Stock has had a relatively short trading history, the risk that, despite the efforts of InPhyNet and MedPartners, InPhyNet clients may elect not to continue to contract with MedPartners, the risk that the market price of the InPhyNet Common Stock and the MedPartners Common Stock might be adversely affected by the announcement of the Merger, the cost of integrating the operations of InPhyNet and MedPartners and its impact on MedPartners after the Merger and the risk that expected benefits sought to be obtained by the Merger might not be obtained. The Board of Directors determined that these risks, if realized, could have a materially adverse impact on the market value of MedPartners Common Stock, but that the benefits of the Merger to InPhyNet and its stockholders outweighed such risks;

          (ix) the expectation that the Merger will generally be a tax-free transaction to InPhyNet and its stockholders. The InPhyNet Board of Directors recognized that the consideration to be received by the InPhyNet stockholders in the Merger would be more valuable if the receipt of such consideration was not treated as a taxable event; the InPhyNet Board of Directors received advice from counsel that, based upon available information and certain assumptions, the Merger should qualify as a tax-free reorganization under the Code. The Board of Directors did not attempt to decide at the time upon a course of conduct or recommendation in the event the Merger could not be treated as a tax-free transaction; and

          (x) the expectation that the Merger will be treated as a pooling of interests under generally accepted accounting principles. The InPhyNet Board of Directors discussed with its firm of independent public accountants, Ernst & Young L.L.P., the requirements for pooling of interests accounting. The Board of Directors did not attempt to decide at that time upon a course of conduct or recommendation in the event the Merger could not be accounted for as a pooling of interests.

     The InPhyNet Board of Directors also reviewed the size of the $12 million termination fee payable in certain circumstances if the Plan of Merger is terminated, in relation to the size of InPhyNet and the potential benefits of the Merger. The Board of Directors reviewed the circumstances under which such fee would be payable by InPhyNet and the restrictions on InPhyNet's ability to solicit potential acquirors other than MedPartners prior to the Closing. The Board of Directors recognized that the termination fee and the restrictions on solicitation of other acquirors may have the effect of decreasing the chances of InPhyNet engaging in a business combination other than the Merger.

     The foregoing discussion of the information and factors considered, while not exhaustive, includes all material factors considered by the InPhyNet Board of Directors. In view of the wide variety of factors considered, the Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to different factors. After taking into consideration all the factors set forth above, the Board of Directors of InPhyNet determined that the Merger was in the best interests of InPhyNet and its stockholders and that InPhyNet should proceed with the Merger at that time.

OPINION OF INPHYNET'S FINANCIAL ADVISOR

     InPhyNet retained Morgan Stanley to act as a financial advisor in connection with the Merger. At the January 18, 1997 meeting of the InPhyNet Board of Directors, Morgan Stanley rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of InPhyNet Common Stock. Morgan Stanley subsequently delivered to the InPhyNet Board of Directors a written opinion dated January 20, 1997 which was substantively identical to its January 18, 1997 oral opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON AND THE REVIEW UNDERTAKEN IS ATTACHED AS ANNEX B TO THIS PROSPECTUS-PROXY STATEMENT. HOLDERS OF INPHYNET COMMON STOCK ARE URGED TO READ MORGAN STANLEY'S OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO INPHYNET'S BOARD OF DIRECTORS AND TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF INPHYNET COMMON STOCK. SUCH OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF INPHYNET COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROSPECTUS-PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of InPhyNet and MedPartners, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning InPhyNet and MedPartners prepared by the managements of InPhyNet and MedPartners, respectively; (iii) analyzed certain financial projections prepared by the managements of InPhyNet and MedPartners, respectively; (iv) discussed the past and current operations and financial condition and the prospects of InPhyNet and MedPartners with senior executives of InPhyNet and MedPartners, respectively;
(v) reviewed the reported prices and trading activity for the InPhyNet Common Stock and the MedPartners Common Stock; (vi) compared the financial performance of InPhyNet and MedPartners and the prices and trading activity of the InPhyNet Common Stock and the MedPartners Common Stock with that of certain other comparable companies and their securities; (vii) reviewed and discussed with the senior managements of InPhyNet and MedPartners the strategic objectives of the Merger and certain other benefits of the Merger; (viii) analyzed certain pro forma financial projections for the combined company prepared by InPhyNet and MedPartners; (ix) reviewed and discussed with the senior managements of InPhyNet and MedPartners their estimates of the synergies and cost savings expected to result from the Merger; (x) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (xi) participated in discussions and negotiations among representatives of InPhyNet and MedPartners and their financial and legal advisors; (xii) reviewed the Plan of Merger and certain related documents; and (xiii) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to the financial projections, including the estimates of synergies and other benefits expected from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of InPhyNet and MedPartners, respectively. Morgan Stanley did not make any independent appraisal or valuation of the assets or liabilities of InPhyNet and MedPartners, respectively, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley also assumed that the Merger will be accounted for as a pooling of interests business combination in accordance with GAAP, will qualify as a reorganization under the provisions of Section 368(a) of the Code and will be consummated in accordance with the terms set forth in the Plan of Merger. The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion.

     The following is a brief summary of the material analyses performed by Morgan Stanley and reviewed with InPhyNet's Board in connection with the preparation of Morgan Stanley's opinion and with its oral presentation to InPhyNet's Board of Directors on January 18, 1997:

          InPhyNet Common Stock Performance. Morgan Stanley's analysis of the InPhyNet Common Stock performance consisted of an historical analysis of closing prices and trading volumes from August 18, 1994 to January 16, 1997 and compared such performance to that of the S&P 400 Index and a group consisting of the following physician practice management companies from August 18, 1994 to January 16, 1997; AHI Healthcare Inc., Phycor Inc., MedCath Inc., Physicians Reliance Network Inc., EmCare Inc., Coastal Physician Group, Inc., MedPartners, FPA Medical Management, Inc. and Sheridan Healthcare Inc. (the "PPM Comparables Index"). During this period, based on closing prices on the NASDAQ, the InPhyNet Common Stock achieved a high of $28.00 and a low of $9.75 per share. InPhyNet Common Stock closed at a price of $21.875 on January 16, 1997. Morgan Stanley noted that the InPhyNet Common Stock outperformed the PPM Comparables Index.

          Public Market Trading Analysis. Morgan Stanley reviewed and analyzed certain available financial and market information for a group of six publicly traded companies (MedPartners, Phycor Inc., Phymatrix, FPA Medical Management, Inc., EmCare Inc. and Sheridan Healthcare Inc. (the "Comparable Companies")) that, in Morgan Stanley's judgment, were in a comparable business to InPhyNet for the purposes of this analysis. Such financial and market information included, among other things, earnings per share, market price as a multiple of earnings per share and aggregate value as a multiple of revenue and of earnings before interest and taxes ("EBIT"). Morgan Stanley noted that as of

     January 10, 1997, based on a compilation of earnings projections by securities research analysts, InPhyNet traded at 17.4x forecasted earnings for the calendar year 1996 and 14.0x forecasted earnings for the calendar year 1997, compared to a range of multiples of 12.4x to 36.1x forecasted earnings for the calendar year 1997 for the Comparable Companies. Morgan Stanley noted that only one company used in the Comparable Companies analysis traded at a multiple of 1997 forecasted earnings that was below InPhyNet, and the majority of the companies considered traded at a multiple of forecasted 1997 earnings 30% greater than InPhyNet. Morgan Stanley noted that EmCare Inc. and Sheridan Healthcare Inc., which are hospital-based physician practice management companies comparable to InPhyNet, traded at 12.4x and 16.6x 1997 forecasted earnings, respectively, implying a value range of $16.12 to $21.58 per share of InPhyNet Common Stock.

          No company utilized in the Comparable Companies analysis is identical to InPhyNet. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of InPhyNet, such as the impact of competition on InPhyNet and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of InPhyNet or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

          Analysis of Selected Precedent Transactions. Morgan Stanley reviewed the financial terms, to the extent publicly available, of various completed merger and acquisition transactions in the physician practice management industry announced since the beginning of 1995. Morgan Stanley considered the acquisitions made by MedPartners and FPA Medical Management, Inc. as the most relevant given their size and date. These transactions (acquiree/acquiror) were: Cardinal Healthcare P.A./MedPartners; Summit Medical Group/MedPartners; Caremark International/MedPartners; Atlanta Allergy & Asthma/MedPartners; Pacific Physician Services/MedPartners; Mullikin Medical Enterprises/ MedPartners; AHI Healthcare Systems/FPA Medical Management; Foundation Health Medical Services/FPA Medical Management; Sterling Healthcare Group/FPA Medical Management; Physicians First, Inc./FPA Medical Management; three independent California IPAs/FPA Medical Management; Gonzabo MSO/FPA Medical Management (collectively, the "Precedent Transactions"). For those Precedent Transactions in which such information was available, Morgan Stanley reviewed the prices paid in such transactions in terms of the equity value as a multiple of estimated net income for the next twelve months following the announcement, and in terms of the aggregate value (defined as equity value plus long-term debt and short-term debt plus deferred tax liability and credits plus minority interest less cash and cash equivalents (the "Aggregate Value")) as a multiple of revenue and EBIT for the last twelve months prior to the announcement, and the premium to the market trading price one month prior to the announcement paid. Morgan Stanley noted MedPartners' acquisition of Pacific Physician Services Inc. as the most comparable to the proposed Merger. The equity value of this transaction was 21.0x next twelve months' earnings, indicating a value of $27.30 per share of InPhyNet Common Stock. Morgan Stanley advised the Board of Directors of InPhyNet that, in analyzing the results of the Precedent Transaction analysis, the Board of Directors of InPhyNet should consider the size and demographic and economic characteristics of each physician practice management company acquired and the market environment in which the transaction occurred.

          No transaction utilized as a comparison in the comparable transaction analysis is identical to the Merger in both timing and size, and that, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of InPhyNet and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the Precedent Transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of InPhyNet, such as the impact of competition on InPhyNet and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of InPhyNet or the industry or in the financial markets in general.

          Discounted Cash Flow Analysis. Morgan Stanley conducted a discounted cash flow analysis to estimate the range of present values per share of InPhyNet Common Stock. To arrive at a valuation of InPhyNet, Morgan Stanley discounted the unleveraged (before interest expense) after-tax cash flows that resulted from the aforementioned assumptions using a range of discount rates of 13% to 15%, which Morgan Stanley viewed as the appropriate discount rate range for a company with InPhyNet's risk characteristics. This range was based on the weighted average cost of capital for InPhyNet. Unleveraged after-tax cash flows were calculated as the after-tax operating earnings of InPhyNet plus projected depreciation and amortization, plus (or minus) net changes in non-cash working capital, minus projected capital expenditures. Morgan Stanley added to the present value of the cash flows the terminal value of InPhyNet in the year 2001, discounted back at the same discount rates. The terminal value was computed by multiplying InPhyNet net income in the calendar year 2001 by a range of terminal multiples of 15x to 17x. The discounted cash flow valuation indicated a reference range of InPhyNet of between $18.53 and $23.01 per fully diluted share.

          Pro Forma Analysis. Morgan Stanley analyzed the pro forma impact of the Merger on MedPartners' earnings per share for the fiscal years ended 1997 and 1998. Such analysis was based on earnings estimates provided by First Call for InPhyNet and MedPartners for the fiscal year 1997 which were assumed to grow at the expected five-year EPS growth rate provided by I/B/E/S for the year 1998. Morgan Stanley observed that, if the Merger was treated as a pooling of interests for accounting purposes, and if no synergies were assumed, the issuance of MedPartners Common Stock in the Merger would have a dilutive effect on pro forma earnings per share of MedPartners of approximately 1.8% in fiscal year 1997 and 3.2% in fiscal year 1998 assuming each share of InPhyNet were exchanged for a consideration of $28.00 in MedPartners Common Stock.

     In connection with the review of the Merger by the InPhyNet Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of InPhyNet.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of InPhyNet or MedPartners. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the consideration from a financial point of view to holders of InPhyNet Common Stock and were provided to InPhyNet's Board in connection with the delivery of Morgan Stanley's written opinion on January 20, 1997. In addition, as described above, Morgan Stanley's opinion and presentation to InPhyNet's Board was one of the many factors taken into consideration by InPhyNet's Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Board of Directors of InPhyNet with respect to the value of InPhyNet or of whether the Board of InPhyNet would have been willing to agree to a different consideration.

     The Board of Directors of InPhyNet retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full service securities firm, engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in debt or equity securities of InPhyNet or MedPartners. Over the past two years Morgan Stanley has not provided any material financial advisory or financing services to InPhyNet, except that in 1996, InPhyNet retained Morgan Stanley to provide financial advisory services with respect to a possible acquisition. The acquisition was not completed and no fees were paid to Morgan Stanley.

     Pursuant to a letter agreement dated as of January 15, 1997, between InPhyNet and Morgan Stanley, InPhyNet retained Morgan Stanley to render advisory services in connection with the Merger. InPhyNet has agreed to pay Morgan Stanley fees for its financial advisory services in connection with the Merger consisting of (i) an opinion fee of $250,000, which was paid at the time of the delivery of the Morgan Stanley fairness opinion, and (ii) an additional transaction advisory fee (estimated to be between $3.5 and $4.0 million), payable only upon consummation of the Merger based on the value of the transaction as determined at the time of the Merger. The opinion fee will be credited against the transaction fee. InPhyNet has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the fees of its legal counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of its engagement and the transactions in connection therewith, including liabilities under the federal securities laws, incurred in connection with its services.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board of Directors of InPhyNet with respect to the Plan of Merger and the transactions contemplated thereby, stockholders of InPhyNet should be aware that certain directors and officers of InPhyNet have certain interests in the Merger that are in addition to the interests of the stockholders generally. In accordance with the requirements of Delaware law, all such interests, which are described below, were identified and fully disclosed to the Board of Directors of InPhyNet at the special meeting of the Board of Directors held on January 18, 1997.

     The Merger will constitute a "change of control" for purposes of InPhyNet's executive employment agreements. All of the directors who are officers of InPhyNet (other than Erie D. Chapman, III) have change of control provisions in their respective employment agreements that provide for severance payments in an amount equal to (i) 1.5 times such officer's annual salary if, within 12 months following a change of control, the officer terminates his employment for any reason or the Surviving Corporation terminates such officer's employment other than for disability or cause, and (ii) 0.5 times such officer's annual salary if, at least 12 but not more than 25 months following a change of control, the Surviving Corporation terminates such officer's employment other than for disability or cause or if the officer terminates his employment for good reason. For InPhyNet's fiscal year ended December 31, 1996, the annual salaries of InPhyNet's executive officers (other than Mr. Chapman) were as follows: Dr. Findeiss ($362,500); Mr. McCleary ($350,000); Ms. Prado ($290,000); Dr. Creed
($253,750); Dr. Principe ($203,000); and Dr. Weinstein ($208,075).

     Because the Merger constitutes a "change of control" for purposes of InPhyNet's stock option plans, it will result in the vesting of all options outstanding under such plans which are currently unvested. Five directors of InPhyNet have current option grants which will vest as a result of the Merger:
Erie D. Chapman, III (126,667 options at exercise prices ranging from $16.00 to $17.375 per share); Thomas E. Dewey, Jr. (7,501 options at exercise prices ranging from $12.00 to $23.625); George W. McCleary, Jr. (64,335 options at exercise prices ranging from $12.00 to $19.76 per share); Marta Prado (60,668 options at exercise prices ranging from $12.00 to $19.76 per share); and Donald
C. Wegmiller (7,501 options at exercise prices ranging from $12.00 to $23.625). Assuming the market price of MedPartners Common Stock is $22.00 per share (which is equivalent to $28.84 per share of InPhyNet Common Stock based on the Exchange Ratio), the in-the-money values of these options are as follows: Mr. Chapman ($1,461,658); Mr. Dewey ($90,601); Mr. McCleary ($776,970); Ms. Prado ($730,730); and Mr.
Wegmiller ($90,601).

     Upon consummation of the Merger, Clifford Findeiss, Chairman of the Board, Chief Executive Officer and President, will become President of the Institutional Services Division for MedPartners. The terms and conditions of Dr. Findeiss's employment with MedPartners, including salary, will continue to be governed by Dr. Findeiss's existing employment contract with InPhyNet.

     McFarland Dewey has been financial advisor to InPhyNet since November 1992, and has advised the company on financings and merger and acquisition strategy and implementation since that date. Working in conjunction with Morgan Stanley, McFarland Dewey advised InPhyNet's management and participated in the meetings and negotiations described under "-- Background of the Merger". On January 17, 1997, a letter agreement was executed between InPhyNet and McFarland Dewey formalizing McFarland Dewey's role in connection with the Merger. Pursuant to the letter agreement, InPhyNet agreed to pay McFarland Dewey an advisory fee (estimated to be between $1.7 and $2.0 million) based upon the aggregate value of the transaction, of which $125,000 became payable upon the mailing of this Prospectus-Proxy Statement and the balance will become payable upon consummation of the Merger. InPhyNet has also agreed to reimburse McFarland Dewey for its out-of-pocket expenses, including the fees of its legal counsel, and to indemnify McFarland Dewey for liabilities and expenses arising out of its engagement and the transactions in connection therewith, including liabilities under federal securities laws, incurred in connection with its services. Thomas
E. Dewey, Jr., a director of InPhyNet, is a general partner in McFarland Dewey. In addition, a brother of InPhyNet's Chief Financial Officer is a general partner in McFarland Dewey.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware, or at such other time as MedPartners, the Subsidiary and InPhyNet agree should be specified in the Certificate of Merger. The Plan of Merger requires that all filings required under the DGCL be made as soon as practicable on or after the date of the Special Meeting and following satisfaction or waiver of all conditions of each party to consummate the Merger, or at such other time as may be agreed upon by MedPartners and InPhyNet. As of the date of this Prospectus-Proxy Statement, the parties to the Plan of Merger expect that the Certificate of Merger will be filed, and the Merger consummated, as soon as practicable after the Special Meeting.

EXCHANGE OF CERTIFICATES

     Exchange Agent. Prior to the Effective Time, MedPartners will enter into an agreement with First Chicago Trust Company of New York, New York, New York (the "Exchange Agent"), which will provide that MedPartners shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of the InPhyNet Shares, (i) certificates representing the shares of MedPartners Common Stock issuable pursuant to the Plan of Merger and (ii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional shares, together with any dividends or distributions paid with respect to the MedPartners Common Stock with a record date after the Effective Time.

     Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding InPhyNet Shares (the "InPhyNet Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the InPhyNet Certificates shall pass, only upon delivery of the InPhyNet Certificates to the Exchange Agent and shall be in such form and have such other provisions as MedPartners may reasonably specify), and (ii) instructions for use in effecting the surrender of the InPhyNet Certificates in exchange for certificates representing shares of MedPartners Common Stock. Upon surrender of an InPhyNet Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such InPhyNet Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of MedPartners Common Stock which such holder has the right to receive pursuant to the provisions of the Plan of Merger. In the event of a transfer of ownership of InPhyNet Shares which is not registered in the transfer records of InPhyNet, a certificate representing the proper number of shares of MedPartners Common Stock may be issued to a person other than the person in whose name the InPhyNet Certificate so surrendered is registered, if such InPhyNet Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of MedPartners Common Stock to a person other than the registered holder of such InPhyNet Certificate or establish to the satisfaction of MedPartners that such tax has been paid or is not applicable. Until surrendered as contemplated by the Plan of Merger, each InPhyNet Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of MedPartners Common Stock and cash in lieu of any fractional shares of MedPartners Common Stock as contemplated by the Plan of Merger. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of MedPartners Common Stock. To the extent permitted by law, former holders of record of InPhyNet Shares shall be entitled to vote after the Effective Time at any meeting of MedPartners stockholders the number of whole shares of MedPartners Common Stock into which their respective InPhyNet Shares are converted, regardless of whether such holders have received their certificates representing MedPartners Common Stock in accordance with the Plan of Merger.

     No certificates or scrip representing fractional shares of MedPartners Common Stock shall be issued upon conversion of InPhyNet Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of MedPartners. Notwithstanding any other provision of the Plan of Merger, each holder of InPhyNet Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MedPartners Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MedPartners Common Stock multiplied by the per share closing price of the MedPartners Common Stock on the NYSE Composite Tape on the date of the Effective Time.

     At the Effective Time, holders of InPhyNet Shares immediately prior to the Effective Time will cease to be, and shall have no rights as, holders of InPhyNet Shares, other than the right to receive shares of MedPartners Common Stock into which such shares have been converted and any fractional share payment and any dividends or other distributions with respect to MedPartners Common Stock that are payable to holders of record after the Effective Time.

     Neither MedPartners nor InPhyNet will be liable to any holder of InPhyNet Shares for any shares of MedPartners Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CONDITIONS TO THE MERGER


     The obligations of MedPartners and the Subsidiary to consummate the Merger are subject to, among others, the following conditions (any of which may be waived by MedPartners and the Subsidiary (see "-- Waiver and Amendment")): (i) InPhyNet shall have performed in all material respects all its obligations required to be performed by it pursuant to the Plan of Merger at or prior to the Closing Date; (ii) the representations and warranties of InPhyNet set forth in the Plan of Merger shall be true and correct in all material respects as of both the date of the Plan of Merger and the Closing Date, except to the extent an earlier date is specified, in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date;
(iii) MedPartners shall have received the opinion of Haskell Slaughter & Young, L.L.C. that the Merger constitutes a tax-free reorganization under the Code and the opinion of Willkie Farr & Gallagher with respect to customary corporate matters, including corporate authority, capitalization, no conflicts and compliance with federal securities laws; and (iv) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any documents required to be filed after the Effective Time.

     The obligation of InPhyNet to consummate the Merger is subject to, among others, the following conditions (any of which may be waived by InPhyNet, subject to the limitations discussed under "-- Waiver and Amendment" below): (i) MedPartners and the Subsidiary shall have performed in all material respects all their obligations that are required to be performed by them pursuant to the Plan of Merger at or prior to the Closing Date; (ii) the representations and warranties of MedPartners and the Subsidiary set forth in the Plan of Merger shall be true and correct in all material respects as of both the date of the Plan of Merger and the Closing Date, except to the extent an earlier date is specified, in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date; (iii) InPhyNet shall have received the opinion of Willkie Farr & Gallagher that the Merger constitutes a tax-free reorganization under the Code and the opinion of Haskell Slaughter & Young, L.L.C. with respect to customary corporate matters, including corporate authority, capitalization, no conflicts and compliance with federal securities laws; and (iv) all consents, authorizations, orders and approvals of (or filings of registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any documents required to be filed after the Effective Time.

     The obligation of each of MedPartners, the Subsidiary and InPhyNet to consummate the Merger is subject to certain additional conditions, including the following (any of which may be waived by MedPartners, the Subsidiary and InPhyNet, subject to the limitations discussed under "-- Waiver and Amendment" below): (i) no order, decree or injunction by a U.S. federal or state court of competent jurisdiction preventing the consummation of the Merger or imposing any material limitation on the ability of MedPartners effectively to exercise full rights of ownership of the common stock of InPhyNet following the Effective Time or any material portion of the assets or business of InPhyNet, shall be in effect; (ii) no statute, rule or regulation shall have been enacted by the government of the United States or any state that makes the consummation of the Merger or any other transaction contemplated by the Plan of Merger illegal;
(iii) the Merger shall have been approved by the requisite votes of the holders of the outstanding InPhyNet Shares; (iv) the shares of MedPartners Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance, and shall be registered or qualified in transactions qualified or exempt from registration under applicable securities laws of such states of the United States as may be required; (v) MedPartners and InPhyNet shall each have received at closing a letter from Ernst & Young LLP to the effect that they concur with the conclusion of management of MedPartners and InPhyNet as to the appropriateness of pooling of interests accounting treatment under APB Opinion No. 16 if the Merger is closed and consummated in accordance with the Plan of Merger; and (vi) the Registration Statement, of which this Prospectus-Proxy Statement forms a part, shall have been declared effective under the Securities Act and shall not be subject to any stop order.

REPRESENTATIONS AND COVENANTS

     Under the Plan of Merger, MedPartners, the Subsidiary and InPhyNet have each made a number of representations regarding the organization and capitalization of their respective companies and their affiliates, their operations, financial condition and other matters, including their authority to enter into the Plan of Merger and to consummate the Merger. Under the Plan of Merger, InPhyNet has agreed not to encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any third party concerning any merger, sale of assets, sale of or tender offer for its shares or similar transactions involving all or any significant portion of the equity securities of InPhyNet or the assets of InPhyNet and its subsidiaries, except that InPhyNet may furnish information to and negotiate with an unsolicited third party consistent with the good faith exercise by its Board of Directors of its fiduciary obligations.

REGULATORY APPROVALS

     As conditions precedent to the consummation of the Merger, the Plan of Merger requires, among other things, that no statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, county, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated thereby illegal.

     Certain persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, also seek to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful. Neither MedPartners nor InPhyNet intends to seek any further stockholder approval or authorization of the Plan of Merger as a result of any action that it may take to resist or resolve any objections by the FTC or other objections, unless required to do so by applicable law.

     The HSR Act provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. On February 11, 1997, MedPartners and InPhyNet made their respective filings with the DOJ and the FTC with respect to the Plan of Merger. Under the HSR Act, the date of MedPartners' and InPhyNet's filings commenced a 30-day waiting period during which the Merger may not be consummated, unless such waiting period is terminated earlier. The waiting period has terminated. MedPartners and InPhyNet believe that the Merger does not violate the antitrust laws and intend to resist vigorously any assertion to the contrary by the FTC, the DOJ or others. Any such resistance would delay consummation of the Merger, perhaps for a considerable period.

     The operations of each of MedPartners and InPhyNet are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the conduct, licensing and development of healthcare businesses and facilities. As a result of the Merger, a number of the arrangements between InPhyNet and third-party payors may be deemed to have been transferred, requiring the approval and consent of such payors. Although no assurances to this effect can be given, it is not anticipated that the parties will be unable to obtain any required consent or approval.

BUSINESS PENDING THE MERGER

     The Plan of Merger provides that, during the period from the date of the Plan of Merger to the Effective Time, except as provided in the Plan of Merger, InPhyNet will use its reasonable best efforts to preserve intact its present business organization, to keep available to MedPartners and the Surviving Corporation the services of the present employees of InPhyNet, and to maintain the goodwill of customers, suppliers and others having business dealings with InPhyNet.

     Under the Plan of Merger, InPhyNet has agreed that it will not (other than as required pursuant to or contemplated by the terms of the Plan of Merger and related documents and other than with respect to transactions for which binding commitments have been entered into prior to the date of the Plan of Merger and certain other transactions disclosed to MedPartners), without first obtaining the written consent of MedPartners, enter into certain types of transactions that are material to the business of InPhyNet.

WAIVER AND AMENDMENT

     The Plan of Merger provides that, at any time prior to the Effective Time, MedPartners and the Subsidiary, on the one hand, and InPhyNet, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party contained in the Plan of Merger; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Plan of Merger or in any document delivered pursuant to the Plan of Merger; and (iii) subject to the following sentence, waive compliance with the agreements for the benefit of such party contained in the Plan of Merger or the conditions to the obligations of such party under the Plan of Merger to consummate the Merger. See "-- Conditions to the Merger" above. Under the Plan of Merger and the DGCL, if the Plan of Merger is approved at the Special Meeting, the Board of Directors of InPhyNet may not amend or waive any covenant or condition in a manner that would adversely affect the stockholders of InPhyNet without the requisite approval of InPhyNet's stockholders. Any determination to amend the Plan of Merger or waive a covenant or condition and to obtain stockholder approval, if required, would depend on the facts and circumstances existing at the time of such amendment or waiver and would be made by InPhyNet's Board of Directors, exercising its fiduciary duties and in compliance with Delaware law. As of the date of this Prospectus-Proxy Statement, the parties to the Plan of Merger have no reason to believe that any of the material conditions to the Merger will not be satisfied.

TERMINATION

     The Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the Plan of Merger by the stockholders of InPhyNet: (i) by mutual written consent of MedPartners, the Subsidiary and InPhyNet; (ii) by either MedPartners or InPhyNet, if the Merger has not been consummated on or before July 31, 1997, unless the failure to consummate the Merger by such time is due to the willful and material breach of the Plan of Merger by the party seeking to terminate the Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (not to exceed 60 days in the aggregate) during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders; (iii) by either MedPartners or InPhyNet, if any required approval of the Plan of Merger by holders of InPhyNet Shares is not obtained at the Special Meeting; (iv) by either MedPartners or InPhyNet if any U.S. federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
(v) by either MedPartners or InPhyNet in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b) of the Plan of Merger, as applicable, and (B) cannot be or has not been cured within 30 days after the later of the occurrence or discovery of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in the Plan of Merger); (vi) by either MedPartners or InPhyNet in the event that (A) all of the conditions to the obligation of such party to effect the Merger set forth in
Section 9.1 of the Plan of Merger shall have been satisfied and (B) any condition to the obligation of such party to effect the Merger set forth in
Section 9.2 (in the case of MedPartners) or Section 9.3 (in the case of InPhyNet) is not capable of being satisfied prior to July 31, 1997; (vii) by InPhyNet if the Board of Directors of InPhyNet shall have (A) determined, in the exercise of its fiduciary duties under applicable law, to withdraw its recommendation to the stockholders of InPhyNet that they approve the Merger or
(B) approved, recommended or endorsed any Acquisition Transaction (as defined herein) other than the Merger or (C) resolved to do any of the foregoing; (viii) by InPhyNet if the average last per share sale price of the MedPartners Common Stock for the ten consecutive trading days ending on the fifth trading day immediately preceding the date of the Special Meeting as reported on the NYSE Composite Tape is equal to or less than $17.125; or (ix) by InPhyNet or MedPartners, respectively, upon the occurrence of a change, addition or event with respect to the other party that requires MedPartners or InPhyNet, as the case may be, to notify the other party of such event pursuant to Section 7.22 of the Plan of Merger, which event (A) would give rise to the failure of a condition set forth in Section 9.3(b) or 9.2(b), respectively, of the Plan of Merger and (B) is not capable of being cured prior to July 31, 1997, provided, that the receiving party shall only be permitted to terminate the Plan of Merger within ten days after receipt of any such notice and the information reasonably required by it to evaluate the significance of such event. In the event the Plan of Merger is terminated by InPhyNet as a result of the Board of Directors of InPhyNet approving, recommending or endorsing an Acquisition Transaction and within one year after the effective date of such termination, InPhyNet is the subject of an Acquisition Transaction with any person, InPhyNet has agreed to pay MedPartners a breakup fee of $12 million in cash at the time of consummation of such Acquisition Transaction. See "-- Expenses; Breakup Fees"


THE NEW YORK STOCK EXCHANGE LISTING


     A subsequent listing application will be filed with the NYSE to list the shares of MedPartners Common Stock to be issued to InPhyNet stockholders in connection with the Merger. Although no assurance can be given that the shares of MedPartners Common Stock so issued will be accepted for listing, MedPartners anticipates that these shares will qualify for listing on the NYSE, upon official notice of issuance thereof.

RESALE OF MEDPARTNERS COMMON STOCK BY AFFILIATES

     MedPartners Common Stock to be issued to InPhyNet stockholders in connection with the Merger has been registered under the Securities Act and, upon consummation of the Merger, will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of InPhyNet or MedPartners within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with InPhyNet or MedPartners at the time of the Special Meeting (generally, directors and certain executive officers of InPhyNet or MedPartners and major stockholders of MedPartners or InPhyNet). Generally, all shares of MedPartners Common Stock received by such Affiliates may not be sold by them until MedPartners publishes at least one full calendar month of the combined results of operations of MedPartners and InPhyNet. MedPartners has agreed to publish (as defined in SEC Accounting Series Release No. 135) such results in its next succeeding Quarterly Report on Form 10-Q after the end of the first calendar month following the Effective Time.

     In addition, Affiliates of InPhyNet or MedPartners may not sell their shares of MedPartners Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145 (as recently amended by the SEC to take effect on April 29, 1997), for one year following the Effective Time (the "Restricted Period"), an Affiliate (together with certain related persons) is entitled to sell shares of MedPartners Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker", as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares that may be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period during the Restricted Period for purposes of Rule 145 may not exceed the greater of (i) 1% of the outstanding shares of MedPartners Common Stock or (ii) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 is available to Affiliates only if MedPartners remains current with its information filings with the SEC under the Exchange Act. Following the Restricted Period, an Affiliate may sell such MedPartners Common Stock free of such manner of sale or volume limitations, provided that MedPartners was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of MedPartners. Two years after the Effective Time, an Affiliate may sell such shares of MedPartners Common Stock without any restrictions so long as such Affiliate was not, and had not been for at least three months prior thereto, an Affiliate of MedPartners.

ACCOUNTING TREATMENT

     InPhyNet and MedPartners expect to receive letters at the closing from Ernst & Young LLP, as independent auditors of InPhyNet and MedPartners, regarding such firm's concurrence with the conclusions of managements of InPhyNet and MedPartners as to the appropriateness of pooling of interests accounting for the Merger under APB Opinion No. 16 if the Merger is closed and consummated in accordance with the Plan of Merger. MedPartners, the Subsidiary and InPhyNet have agreed not to intentionally take any action that would disqualify treatment of the Merger as a pooling of interests for accounting purposes. If it is determined that the Merger will not be accounted for as a pooling of interests and InPhyNet and MedPartners decide to waive compliance with such condition, InPhyNet would resolicit the consent of its stockholders to consummate the Merger in light of such changed circumstances.

     Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of MedPartners and InPhyNet will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of MedPartners and InPhyNet will be combined on the consolidated balance sheet of MedPartners and no goodwill or other intangible assets will be created. Consolidated financial statements of MedPartners issued after the Merger will be restated retroactively to reflect the consolidated operations of MedPartners and InPhyNet as if the Merger had taken place prior to the periods covered by such consolidated financial statements.

     The unaudited pro forma financial information contained in this Prospectus-Proxy Statement has been prepared using the pooling-of-interests accounting method to account for the Merger. Consistent with pooling of interests accounting treatment, the direct costs related to the Merger will be taken as a non-recurring charge to earnings in the quarter in which the Merger is consummated. See "Pro Forma Condensed Financial Information".

FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the Merger and the exchange by the holders of InPhyNet Shares of such shares for shares of MedPartners Common Stock. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it discuss any state, local or foreign tax considerations. Accordingly, each InPhyNet stockholder is urged to consult his or her own tax advisor as to the specific tax consequences of the Merger including the applicable federal, state, local and foreign tax consequences of the Merger.

     Neither MedPartners nor InPhyNet has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. Instead, Haskell Slaughter & Young, L.L.C and Willkie Farr & Gallagher, counsel to MedPartners and InPhyNet, respectively, have delivered opinions relating to the federal income tax consequences of the Merger. Such opinions are based upon facts and assumptions of fact described therein, and upon certain customary representations provided by MedPartners, the Subsidiary, InPhyNet and certain InPhyNet stockholders. Such opinions are also based upon the Code, regulations thereunder, administrative rulings and practice by the Service, and judicial authority, in each case existing at the time such opinions were delivered. Any change in applicable law or pertinent facts could affect the continuing validity of such opinions and this discussion. In addition, an opinion of counsel is not binding upon the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position which is contrary to one or more positions reflected in the opinions of counsel, or that such opinions will be upheld by the courts if challenged by the Service. However, MedPartners and InPhyNet have agreed in the Plan of Merger not to take any action which would disqualify the Merger as a reorganization which is tax-free to the stockholders of InPhyNet pursuant to Section 368(a) of the Code. Based on the foregoing, the opinions of such counsel collectively state, among other matters, that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and MedPartners, the Subsidiary and InPhyNet will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by MedPartners, InPhyNet or the Subsidiary as a result of the Merger; (iii) no gain or loss will be recognized by an InPhyNet stockholder who receives solely shares of MedPartners Common Stock in exchange for InPhyNet Shares; (iv) the receipt of cash in lieu of fractional shares of MedPartners Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MedPartners; (v) the tax basis of the shares of MedPartners Common Stock received by an InPhyNet stockholder will be equal to the tax basis of the InPhyNet Shares exchanged therefor, excluding any basis allocable to a fractional share of MedPartners Common Stock for which cash is received; and (vi) the holding period of the shares of MedPartners Common Stock received by an InPhyNet stockholder will include the holding period or periods of the InPhyNet Shares exchanged therefor, provided that the InPhyNet Shares are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time. EACH HOLDER OF INPHYNET SHARES IS URGED TO CONSULT SUCH HOLDER'S PERSONAL TAX AND FINANCIAL ADVISORS AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH HOLDER, BASED ON SUCH HOLDER'S OWN PARTICULAR STATUS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

NO SOLICITATION OF TRANSACTIONS

     Under the Plan of Merger, InPhyNet may furnish information and access, in response to unsolicited requests therefor, concerning InPhyNet to other corporations, partnerships, persons or other entities or groups, and may participate in discussions and negotiate with such entities concerning any proposal to acquire all or any significant portion of the equity securities of InPhyNet or of the assets of InPhyNet and its subsidiaries upon a merger, purchase of assets, purchase of or tender offer for shares of InPhyNet Common Stock or similar transaction (an "Acquisition Transaction"), in response to unsolicited requests therefor, if the Board of Directors of InPhyNet determines, in its good faith judgment, in the exercise of its fiduciary duties or the exercise of its duties under Rule 14e-2 under the Exchange Act that such action is appropriate in furtherance of the best interest of InPhyNet's stockholders. Except as described in the preceding sentence, InPhyNet has agreed that it will not, and will direct each officer, director, employee, representative and agent of InPhyNet not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than MedPartners or an affiliate or associate or agent of MedPartners) concerning any merger, sale of assets, sale of or tender offer for its shares or similar transactions involving all or any significant portion of the equity securities of InPhyNet or the assets of InPhyNet and its subsidiaries. InPhyNet has further agreed that it will notify MedPartners if it enters into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction, including providing MedPartners with the identity of the third party and the proposed terms of such Acquisition Transaction.

EXPENSES; BREAKUP FEES

     The Plan of Merger provides that all costs and expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby shall be paid by the party incurring such expense. In the event the Plan of Merger is terminated by InPhyNet as a result of the Board of Directors of InPhyNet approving, recommending or endorsing an Acquisition Transaction and within one year after the effective date of such termination, InPhyNet is the subject of an Acquisition Transaction with any person, InPhyNet has agreed to pay MedPartners a breakup fee of $12 million in cash at the time of the consummation of such Acquisition Transaction. If a breakup fee shall become due and payable by InPhyNet, and InPhyNet shall fail to pay such amount when due, and, in order to obtain such payment, suit is commenced by MedPartners which results in a judgment against InPhyNet, then, InPhyNet has agreed to pay MedPartners' reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined to be due (computed from the date upon which such amount was due and payable) and such costs (computed from the dates incurred) at the prime rate of interest announced from time to time by NationsBank, National Association (South).

     In the event a breakup fee is payable, the payment of any such breakup fee shall be the sole and exclusive remedy of MedPartners.

INDEMNIFICATION


     The Plan of Merger provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of InPhyNet as provided in its Certificate of Incorporation and Bylaws shall survive the Merger and shall continue in effect in accordance with their terms. In addition, MedPartners has agreed to cause the Surviving Corporation either (i) to maintain InPhyNet's current policy of directors' and officers' liability insurance for current or former officers and directors of InPhyNet with respect to matters occurring prior to the Effective Time for a period of at least three years after the Effective Time or (ii) to substitute for such policy, policies of at least the same coverage containing terms and conditions which are no less advantageous to such officers and directors, subject to certain exceptions. After the Effective Time, MedPartners has agreed to indemnify the officers, directors and employees of InPhyNet and its subsidiaries who were such at any time prior to the Effective Time from all liabilities, losses and expenses arising out of the transactions contemplated by the Plan of Merger to the fullest extent permitted or required by applicable law.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling MedPartners or InPhyNet pursuant to the foregoing provisions, MedPartners and InPhyNet have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   PRO FORMA CONDENSED FINANCIAL INFORMATION

              SELECTED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following selected pro forma financial information for the combined companies gives effect to the Merger as a pooling of interests. All of the following selected pro forma financial information should be read in conjunction with the pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus-Proxy Statement. The pro forma financial information set forth in this Prospectus-Proxy Statement is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the date indicated or that may be obtained in the future.


                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1994         1995         1996
                                                              ----------   ----------   ----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                             DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue.................................................  $2,909,024   $3,908,717   $5,222,019
Operating expenses:
  Affiliated physician services.............................     542,693      800,233    1,132,505
  Outside referral expenses.................................     135,525      198,296      410,176
  Clinic expenses...........................................     522,073      787,035    1,134,188
  Non-clinic goods and services.............................   1,365,203    1,688,075    2,019,895
  General and administrative expenses.......................     169,273      172,896      173,428
  Depreciation and amortization.............................      44,384       62,394       86,781
  Net interest expense......................................      16,214       19,114       24,715
  Merger expenses...........................................          --       69,064      308,945
  Loss on investments.......................................          --       86,600           --
  Other, net................................................        (143)        (192)      (1,075)
                                                              ----------   ----------   ----------
         Net operating expenses.............................   2,795,222    3,883,515    5,289,558
                                                              ----------   ----------   ----------
Income (loss) before pro forma income taxes and discontinued
  operations................................................     113,802       25,202      (67,539)
Pro forma income tax expense (benefit)......................      50,292       (6,987)       5,601
                                                              ----------   ----------   ----------
Income (loss) from continuing operations....................      63,510       32,189      (73,140)
Income (loss) from discontinued operation...................      25,902     (136,528)     (68,698)
                                                              ----------   ----------   ----------
Pro forma net income (loss).................................  $   89,412   $ (104,339)  $ (141,838)
                                                              ==========   ==========   ==========
Pro forma net income (loss) per share(1)....................  $     0.60   $    (0.65)  $    (0.80)
                                                              ==========   ==========   ==========
Number of shares used in pro forma net income (loss) per
  share calculations(1)(2)..................................     148,437      160,079      176,368
                                                              ==========   ==========   ==========



                                                               DECEMBER 31,
                                                                   1996
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $  127,397
Working capital.............................................       182,051
Total assets................................................     2,413,101
Long-term debt, less current portion........................       715,996
Total stockholders' equity..................................       791,058


---------------

(1) Pro forma net income (loss) per share is computed by dividing net income
    (loss) by the number of common equivalent shares outstanding during the periods in accordance with the applicable rules of the SEC. All stock options and warrants issued have been considered as outstanding common share equivalents for all the periods presented, even if anti-dilutive, under the treasury stock method. Shares of MedPartners Common Stock issued in February 1995 upon conversion of the then outstanding MedPartners convertible preferred stock are assumed to be common share equivalents for all periods presented.
(2) Number of shares used in pro forma net income (loss) per share gives effect to the Merger by using the fixed Exchange Ratio of 1.311 shares of MedPartners Common Stock for each share of InPhyNet Common Stock.

                               MEDPARTNERS, INC.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)


                                                       HISTORICAL
                                                 ----------------------    PRO FORMA      PRO FORMA
                                                 MEDPARTNERS   INPHYNET   ADJUSTMENTS      COMBINED
                                                 -----------   --------   -----------     ----------
                                               ASSETS
Current assets:
Cash and cash equivalents......................  $  123,779    $  3,618    $     --       $  127,397
  Accounts receivable less allowance for bad
     debts.....................................     563,519      84,300          --          647,819
  Inventory....................................     150,156          --          --          150,156
  Prepaid expenses and other current assets....     107,168      10,671          --          117,839
  Income tax receivable........................       2,496       5,036          --            7,532
                                                 ----------    --------    --------       ----------
          Total current assets.................     947,118     103,625          --        1,050,743
Property and equipment.........................     505,060      11,709      (7,700)(A)      509,069
Intangible assets, net.........................     659,202      36,826          --          696,028
Deferred tax assets............................      18,333          --          --           18,333
Other assets...................................     136,256       2,672          --          138,928
                                                 ----------    --------    --------       ----------
          Total assets.........................  $2,265,969    $154,832    $ (7,700)      $2,413,101
                                                 ==========    ========    ========       ==========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable...............................  $  280,060    $  7,963    $ 42,300(A)    $  360,323
Accrued medical claims payable.................      93,043      21,710          --          114,753
Other accrued expenses and liabilities.........     375,618      19,402          --          395,020
Current portion of long-term debt..............      28,084         512          --           28,596
                                                 ----------    --------    --------       ----------
          Total current liabilities............     776,805      49,587      42,300          868,692
Long-term debt, net of current portion.........     715,657         339          --          715,996
Other long-term liabilities....................      34,010       3,345          --           37,355
Stockholders' equity:
  Common stock.................................         165         158        (136)(B)          187
  Additional paid-in capital...................     788,636      66,386         136(B)       855,158
  Shares held in trust.........................    (150,200)         --          --         (150,200)
  Notes receivable from shareholders...........      (1,665)         --          --           (1,665)
  Accumulated earnings.........................     102,561      35,017     (50,000)(A)       87,578
                                                 ----------    --------    --------       ----------
          Total stockholders' equity...........     739,497     101,561     (50,000)         791,058
                                                 ----------    --------    --------       ----------
          Total liabilities and stockholders'
            equity.............................  $2,265,969    $154,832    $ (7,700)      $2,413,101
                                                 ==========    ========    ========       ==========

                               MEDPARTNERS, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        HISTORICAL             PRO           PRO
                                                  ----------------------      FORMA         FORMA
                                                  MEDPARTNERS   INPHYNET   ADJUSTMENTS     COMBINED
                                                  -----------   --------   -----------    ----------
Net revenue.....................................  $4,813,499    $408,520     $    --      $5,222,019
Operating expenses:
  Affiliated physician services.................     980,429     152,076          --       1,132,505
  Outside referral expenses.....................     311,900      98,276          --         410,176
  Clinic expenses...............................   1,040,629      93,559          --       1,134,188
  Non-clinic goods and services.................   2,019,895          --          --       2,019,895
  General and administrative expenses...........     142,789      30,639          --         173,428
  Depreciation and amortization.................      81,929       4,852          --          86,781
  Net interest expense..........................      23,930         785          --          24,715
  Merger expenses...............................     308,695         250          --         308,945
  Other, net....................................      (1,569)        494          --          (1,075)
                                                  ----------    --------     -------      ----------
          Net operating expenses................   4,908,627     380,931          --       5,289,558
                                                  ----------    --------     -------      ----------
(Loss) income before pro forma income taxes and
  discontinued operations.......................     (95,128)     27,589          --         (67,539)
Pro forma income tax (benefit) expense..........      (5,297)     10,898          --           5,601
                                                  ----------    --------     -------      ----------
(Loss) income from continuing operations........     (89,831)     16,691          --         (73,140)
Loss from discontinued operations...............      68,698          --          --          68,698
                                                  ----------    --------     -------      ----------
Pro forma net (loss) income.....................  $ (158,529)   $ 16,691     $    --      $ (141,838)
                                                  ==========    ========     =======      ==========
Pro forma net (loss) income per share...........  $    (1.02)   $   1.04                  $    (0.80)
                                                  ==========    ========                  ==========
Number of shares used in pro forma net (loss)
  income per share calculations.................     155,364      16,021       4,983(C)      176,368
                                                  ==========    ========     =======      ==========

                               MEDPARTNERS, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          HISTORICAL
                                                    ----------------------    PRO FORMA    PRO FORMA
                                                    MEDPARTNERS   INPHYNET   ADJUSTMENTS    COMBINED
                                                    -----------   --------   -----------   ----------
Net revenue.......................................  $3,583,377    $325,340     $   --      $3,908,717
Operating expenses:
  Affiliated physician services...................     657,826     142,407         --         800,233
  Outside medical expenses........................     149,185      49,111         --         198,296
  Clinic expenses.................................     705,369      81,666                    787,035
  Non-clinic goods and services...................   1,688,075          --         --       1,688,075
  General and administrative expenses.............     148,515      24,381         --         172,896
  Depreciation and amortization...................      58,705       3,689         --          62,394
  Net interest expense............................      17,621       1,493         --          19,114
  Merger expenses.................................      66,564       2,500         --          69,064
  Loss on investment..............................      86,600          --                     86,600
  Other, net......................................        (192)         --         --            (192)
                                                    ----------    --------     ------      ----------
          Net operating expenses..................   3,578,268     305,247         --       3,883,515
                                                    ----------    --------     ------      ----------
Income before pro forma income taxes and
  discontinued operations.........................       5,109      20,093         --          25,202
Pro forma income tax (benefit) expense............     (15,792)      8,805         --          (6,987)
                                                    ----------    --------     ------      ----------
Income from continuing operations.................      20,901      11,288         --          32,189
Loss from discontinued operations.................     136,528          --         --         136,528
                                                    ----------    --------     ------      ----------
Pro forma net (loss) income.......................  $ (115,627)   $ 11,288     $   --      $ (104,339)
                                                    ==========    ========     ======      ==========
Pro forma net (loss) income per share.............  $    (0.82)   $   0.75                 $    (0.65)
                                                    ==========    ========                 ==========
Number of shares used in pro forma net (loss)
  income per share calculations...................     140,364      15,038      4,677(C)      160,079
                                                    ==========    ========     ======      ==========

                               MEDPARTNERS, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        HISTORICAL
                                                  ----------------------    PRO FORMA     PRO FORMA
                                                  MEDPARTNERS   INPHYNET   ADJUSTMENTS     COMBINED
                                                  -----------   --------   -----------    ----------
Net revenue.....................................  $2,638,654    $270,370      $  --       $2,909,024
Operating expenses:
  Affiliated physician services.................     433,758     108,935         --          542,693
  Outside referral expenses.....................     102,496      33,029         --          135,525
  Clinic expenses...............................     433,091      88,982         --          522,073
  Non-clinic goods and services.................   1,365,203          --         --        1,365,203
  General and administrative expenses...........     148,990      20,283         --          169,273
  Depreciation and amortization.................      41,832       2,552         --           44,384
  Net interest expense..........................      15,235         979         --           16,214
  Other, net....................................        (143)         --         --             (143)
                                                  ----------    --------      -----       ----------
          Net operating expenses................   2,540,462     254,760         --        2,795,222
                                                  ----------    --------      -----       ----------
Income before pro forma income taxes and
  discontinued operations.......................      98,192      15,610         --          113,802
Pro forma income tax expense....................      44,048       6,244         --           50,292
                                                  ----------    --------      -----       ----------
Income from continuing operations...............      54,144       9,366         --           63,510
Income from discontinued operations.............      25,902          --         --           25,902
                                                  ----------    --------      -----       ----------
Pro forma net income............................  $   80,046    $  9,366      $  --       $   89,412
                                                  ==========    ========      =====       ==========
Pro forma net income per share..................  $     0.61    $   0.74                  $     0.60
                                                  ==========    ========                  ==========
Number of shares used in pro forma net
     income per share calculations..............     131,783      12,703      3,951(C)       148,437
                                                  ==========    ========      =====       ==========

               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION

     The proposed Merger is intended to be accounted for as a pooling of interests. The pro forma combined statements of operations assumed that the Merger was consummated at the beginning of the earliest period presented. The pro forma condensed combined balance sheet assumes that the transaction was consummated on December 31, 1996.

     The pro forma financial information contains no adjustments to conform the accounting policies of the companies because any such adjustments have been determined to be immaterial.

     The following adjustments are necessary to reflect the Merger (in thousands):

     A. The pro forma combined statements of operations do not reflect nonrecurring costs and charges resulting directly from the Merger. These costs and charges are estimated as follows:


                                                PROPERTY                              TOTAL
                                                   AND      ACCOUNTS   ACCUMULATED   MERGER
                                                EQUIPMENT   PAYABLE     EARNINGS     CHARGE
                                                ---------   --------   -----------   -------
InPhyNet......................................   $(7,700)   $42,300     $(50,000)    $50,000


     The following is a detail of the estimated merger expense:


Severance and related benefits..............................  $ 7,000
Operational restructuring...................................   17,000
Lease abandonment...........................................    1,500
Non-compatible technology...................................    6,000
Brokerage fees..............................................    9,000
Professional fees...........................................    3,000
Other transaction related costs.............................    3,200
Transition costs............................................    3,000
Filing fees.................................................      300
                                                              -------
                                                              $50,000
                                                              =======



     The non-compatible technology primarily relates to computer hardware and software that will be abandoned after the Merger. These assets are currently being utilized in the operations of InPhyNet but are not compatible with the planned operations for MedPartners. Severance and related benefits represent anticipated payments to identified employees, as required by their respective employment agreements, who will be terminated after the Merger and certain other payments anticipated to be made to certain employees. The operational restructuring and transition costs of $17,000 and $3,000 respectively, represent management's best estimate of the costs to consolidate operations of the thirty-five existing MedPartners physician practices in Florida with the operations of certain practices of InPhyNet. This plan was formulated by MedPartners' and InPhyNet's management in order to more efficiently provide services in markets where multiple locations will exist as a result of the Merger. The plan of consolidation calls for affected operations to be merged over a period of twelve to twenty-four months. These costs also include costs associated with the merging of InPhyNet's and MedPartners' hospital based operations including the combining of systems, facilities and management resources as well as costs associated with the formation of a regional operating and reporting infrastructure.


     B. To reflect the exchange of approximately 22,287 shares of MedPartners Common Stock for all the issued and outstanding shares of InPhyNet Common Stock.


     C. To adjust pro forma amounts based on historical share amounts, converting each outstanding share of InPhyNet Common Stock into MedPartners Common Stock based on the fixed Exchange Ratio of 1.311.

                 COMPARISON OF RIGHTS OF INPHYNET STOCKHOLDERS
                          AND MEDPARTNERS STOCKHOLDERS


     Both MedPartners and InPhyNet are incorporated in Delaware. Holders of the InPhyNet Shares will have their rights and obligations as stockholders of MedPartners after the Merger governed by Delaware law and the MedPartners Certificate of Incorporation and the MedPartners Bylaws. Set forth below is a summary comparison of the material rights of a MedPartners stockholder under the MedPartners Certificate of Incorporation and Bylaws, on the one hand, and the material rights of an InPhyNet stockholder under the InPhyNet Certificate of Incorporation and Bylaws, on the other hand. The information set forth below is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of MedPartners and InPhyNet.


CLASSES AND SERIES OF CAPITAL STOCK

     InPhyNet. InPhyNet is authorized by its Certificate of Incorporation to issue up to 70,000,000 shares of capital stock, of which 50,000,000 shares are designated common stock, par value $.01 per share, and 20,000,000 are designated preferred stock, par value $.10 per share (the "InPhyNet Preferred Stock").

     As of the Record Date, there were 16,370,128 shares of InPhyNet Common Stock outstanding. In addition, there were outstanding options under InPhyNet's stock option plans to purchase an additional 1,720,945 shares of InPhyNet Common Stock. An additional 441,234 shares of InPhyNet Common Stock have been reserved for future grants under such plans. Each share of InPhyNet Common Stock includes the associated right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.10 per share, pursuant to InPhyNet's stockholders rights plan.

     The Board of Directors of InPhyNet has the authority to issue the InPhyNet Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of the Record Date, there were no shares of InPhyNet Preferred Stock issued and outstanding, and the Board of Directors of InPhyNet has no present intention of issuing shares of InPhyNet Preferred Stock.

     MedPartners. MedPartners is authorized by the MedPartners Certificate of Incorporation to issue up to 410,000,000 shares of capital stock, of which 400,000,000 shares are designated MedPartners Common Stock, par value $.001 per share, 9,500,000 shares are designated Preferred Stock, par value $.001 per share (the "MedPartners Preferred Stock"), and 500,000 shares are designated Series C Junior Participating Preferred Stock, par value $.001 per share (the "MedPartners Series C Preferred Stock"). As of March 20, 1997, there were 171,449,860 shares of MedPartners Common Stock outstanding. In addition, there were outstanding options under MedPartners' stock option plans to purchase an additional 18,320,087 shares of MedPartners Common Stock. An additional 850,746 shares of MedPartners Common Stock have been reserved for future option grants under such plans.


     The Board of Directors of MedPartners has the authority to issue the MedPartners Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of April 21, 1997, there were no shares of MedPartners Preferred Stock issued and outstanding, and the Board of Directors of MedPartners has no present intention of issuing shares of MedPartners Preferred Stock.


     As a consequence of and following the Merger, InPhyNet stockholders will not hold InPhyNet Shares and the associated rights to acquire InPhyNet's Series A Junior Participating Preferred Stock, but will instead hold shares of MedPartners Common Stock and the associated rights to acquire the MedPartners Series C Preferred Stock.

SIZE AND ELECTION OF THE BOARD OF DIRECTORS


     InPhyNet. The InPhyNet Certificate of Incorporation and the InPhyNet Bylaws provide for the InPhyNet Board of Directors to be divided into three classes, with the number of directors in each class to be as equal as possible. Each class serves a staggered three year term. With a classified board of directors, at least two annual meetings of stockholders, instead of one, are required to effect a change in the majority of the Board of Directors. The InPhyNet Certificate of Incorporation provides that InPhyNet's Board of Directors will consist of not less than three nor more than fifteen directors. The InPhyNet Bylaws provide that the size of the InPhyNet Board of Directors shall be fixed by the resolution of the InPhyNet Board of Directors. Directors are elected by a plurality of votes cast at the annual meeting of stockholders.



     The InPhyNet Bylaws state that any vacancy among the directors may be filled by a majority of the remaining directors, even if less than a quorum, provided that if stockholders remove a director they may also fill the vacancy created by such removal and also provided that if the directors fail to fill any vacancy, the stockholders may fill the vacancy at any special meeting called for such purpose.



     MedPartners. The MedPartners Certificate of Incorporation and the MedPartners Bylaws provide for the MedPartners Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms. With a classified board of directors, at least two annual meetings of stockholders, instead of one, will be required to effect a change in the majority of the Board of Directors. The MedPartners By-laws provide that the MedPartners Board of Directors shall consist of not more than thirteen directors, but in any event shall consist of at least three directors and that the size of the MedPartners Board of Directors shall be fixed by the resolution of the MedPartners Board of Directors. Directors of MedPartners are elected by a plurality of votes cast at the annual meeting of stockholders.



     As a consequence of and following the Merger, the rights and obligations of holders of InPhyNet Shares exchanged for MedPartners Common Stock with respect to the size and composition of the MedPartners Board of Directors will be governed by the MedPartners Bylaws as described in the preceding paragraph.


REMOVAL OF DIRECTORS


     InPhyNet. The InPhyNet Bylaws provide that a director may be removed from office only with cause and only by the vote of the holders of 75% of the shares of capital stock entitled to vote thereon.



     MedPartners. The MedPartners Bylaws provide that a director may be removed only with cause and only by the vote of the holders of a majority of the shares of capital stock entitled to vote thereon.


     As a consequence of and following the Merger, the holders of InPhyNet Shares exchanged for MedPartners Common Stock will be able to remove a director from the MedPartners Board of Directors only with cause and only by the vote of the holders of a majority of the shares of capital stock entitled to vote thereon.

CONVERSION AND DISSOLUTION

     InPhyNet. InPhyNet's Common Stock has no conversion features. The InPhyNet Certificate of Incorporation provides for the issuance of 20,000,000 shares of InPhyNet Preferred Stock. The Board of Directors has the authority, without further action by the stockholders, to designate the rights, preferences, privileges and restrictions of the InPhyNet Preferred Stock. If the Board of Directors was to designate a series of InPhyNet Preferred Stock, such InPhyNet Preferred Stock could be entitled to preferential payments in the event of the dissolution of InPhyNet.

     MedPartners. The MedPartners Common Stock has no conversion features. The MedPartners Certificate of Incorporation authorizes the issuance of 9,500,000 shares of MedPartners Preferred Stock and provides that such shares of MedPartners Preferred Stock may have such voting powers, preferences and other special rights (including, without limitation, the right to convert the shares of such MedPartners Preferred Stock into shares of MedPartners Common Stock) as shall be stated in the MedPartners Certificate of Incorporation or resolutions providing for the issuance of MedPartners Preferred Stock. If the Board of Directors was to designate such a series of MedPartners Preferred Stock in addition to the MedPartners Series C Preferred Stock, such MedPartners Preferred Stock could be entitled to preferential payments in the event of the dissolution of MedPartners.

     As a consequence of and following the Merger, the rights and obligations of holders of InPhyNet Shares exchanged for MedPartners Common Stock with respect to the conversion and dissolution features of the MedPartners Common Stock will be governed by the MedPartners Certificate of Incorporation as described in the preceding paragraph.


AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION AND BYLAWS



     Under the DGCL, unless a corporation's certificate of incorporation or bylaws otherwise provide, amendment of a corporation's certificate of incorporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon. If such amendment increases or decreases the number of authorized shares of any class or series or the par value of such shares or adversely affects the shares of such class or series, such amendment requires the approval of the holders of a majority of the outstanding stock of such class or series.


     InPhyNet. The InPhyNet Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock states that the Certificate of Incorporation of InPhyNet shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of all the shares of Series A Junior Participating Preferred Stock, if any, that are then outstanding, voting separately as a class.


     The InPhyNet Bylaws provide that the affirmative vote of the holders of 80% of the shares of capital stock entitled to vote thereon is required to amend, alter, change or repeal the article of the InPhyNet Bylaws related to the classification and election of directors. The InPhyNet Certificate of Incorporation and Bylaws provide that the InPhyNet Bylaws may be altered, amended or repealed by a vote of the holders of 75% of the shares of capital stock or by a majority of the Board of Directors, except to the extent that any bylaws adopted by the stockholders provide otherwise.



     MedPartners. The MedPartners Certificate of Incorporation provides that the powers and rights of the MedPartners Series C Preferred Stock cannot be materially altered adversely without the affirmative vote of the holders of a majority of all the shares of MedPartners Series C Preferred Stock, if any that are then outstanding, voting separately as a class. The MedPartners Certificate of Incorporation and the MedPartners Bylaws provide that the MedPartners Bylaws may be altered, amended or repealed by a vote of a majority of the entire MedPartners Board of Directors, as well as by a majority of the outstanding stock entitled to vote thereon.



     As a consequence of and following the Merger, (i) the holders of InPhyNet Shares exchanged for MedPartners Common Stock will not be able to materially alter adversely the powers and rights of the MedPartners Series C Preferred Stock without the affirmative vote of the holders of a majority of the outstanding MedPartners Series C Preferred Stock, voting separately as a class and (ii) the MedPartners Bylaws may be altered, amended or repealed by a vote of a majority of the entire MedPartners Board of Directors, as well as by a majority of the outstanding stock entitled to vote thereon.


SPECIAL MEETINGS OF STOCKHOLDERS


     InPhyNet. The InPhyNet Bylaws provide that a special meeting of the InPhyNet stockholders may be called by the Board of Directors, the Chairman of the Board of Directors and the President, and shall be called by the President at the request of a majority of the outstanding shares of capital stock entitled to vote.



     MedPartners. The MedPartners Bylaws provide that a special meeting of the MedPartners stockholders may be called by the President and shall be called by the President or the Secretary at the request in writing by a majority of the MedPartners Board of Directors or by the holders of at least a majority of the outstanding shares of capital stock of MedPartners entitled to vote.



     As a consequence of and following the Merger, the rights and obligations of holders of InPhyNet Shares exchanged for MedPartners Common Stock with respect to special meetings of stockholders will be governed by the MedPartners Bylaws as described in the preceding paragraph.

LIABILITY OF DIRECTORS

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations. Each of the MedPartners and the InPhyNet Certificates of Incorporation includes such a provision which limits such liability to the fullest extent permitted under Delaware law.

     Each of the MedPartners and InPhyNet Certificates of Incorporation provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, which concerns unlawful payments of dividends or expenditures of funds for unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of MedPartners only if he or she is a director of MedPartners and is acting in his or her capacity as director, and do not apply to officers of MedPartners who are not directors.

STOCKHOLDER RIGHTS PLAN

     InPhyNet. The InPhyNet Common Stock is subject to a rights plan which may inhibit a change in control of InPhyNet that might be beneficial to InPhyNet's stockholders.

     MedPartners. The MedPartners Common Stock is subject to a rights plan which may inhibit a change in control of MedPartners that might be beneficial to MedPartners' stockholders.

     As a consequence of and following the Merger, the rights and obligations of holders of InPhyNet Shares exchanged for MedPartners Common Stock will be subject to the MedPartners rights plan which may inhibit a change of control of MedPartners that might be beneficial to MedPartners' stockholders.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS


     InPhyNet. The InPhyNet Bylaws do not contain specific provisions requiring advance notice of stockholder nominations of candidates for election as directors or for other matters to be brought by stockholders before an annual meeting of stockholders of InPhyNet.



     MedPartners. The MedPartners Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the MedPartners Board of Directors or a committee thereof, of candidates for election as directors and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of MedPartners.



     The MedPartners Bylaws provide that nominations of persons for election to the MedPartners Board of Directors may be made at a meeting of stockholders by or at the direction of the MedPartners Board of Directors, by any nominating committee or person appointed by the MedPartners Board of Directors, or by any stockholder of MedPartners who complies with the notice procedures set forth below. Such nominations, other than those made by or at the direction of the MedPartners Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of MedPartners. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of MedPartners not less than sixty days nor more than ninety days prior to the meeting. Such notice shall set forth (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of MedPartners which are beneficially owned by the nominee, and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and as to the stockholder giving the notice, (i) the name and address of the stockholder,
(ii) the class or series and number of shares of capital stock of MedPartners which are owned by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such notice, and (v) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each nominee to serve as a director if elected. MedPartners may require any proposed nominee to furnish such other information as may reasonably be required by MedPartners to determine the eligibility of such proposed nominee to serve as a director of MedPartners.


     The MedPartners Bylaws provide that at an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the MedPartners Board of Directors, otherwise properly brought before the meeting by or at the direction of the MedPartners Board of Directors or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to MedPartners. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of MedPartners, not less than sixty days nor more than ninety days prior to the meeting. The notice must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class or series and number of shares of capital stock of MedPartners which are owned beneficially or of record by the stockholder, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business, and (v) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.


     As a consequence of and following the Merger, InPhyNet stockholders wishing to nominate candidates to the MedPartners Board of Directors or bring business before a meeting of stockholders will have to comply with the notice procedures of MedPartners, including with respect to the time such notice must be given.

ACTION BY WRITTEN CONSENT


     InPhyNet. The InPhyNet Bylaws provide that any action required or permitted to be taken by the stockholders of InPhyNet at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is executed by the holders of the outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.


     MedPartners. The MedPartners Certificate of Incorporation provides that, since MedPartners Common Stock is listed on a national securities exchange, any action required or permitted to be taken by the stockholders of MedPartners must be effected at a duly called meeting and may not be effected by any consent in writing by such stockholders.

     As a consequence of and following the Merger, the holders of InPhyNet Shares exchanged for MedPartners Common Stock may not effect action by any consent in writing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     InPhyNet. The InPhyNet Certificate of Incorporation provides that each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of InPhyNet or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by InPhyNet to the fullest extent permitted by the laws of the State of Delaware, if such person acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interests of InPhyNet, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.


     The InPhyNet Bylaws provide that InPhyNet shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of InPhyNet, to the fullest extent permitted under and in accordance with the law of the State of Delaware.



     MedPartners. The MedPartners Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of MedPartners, or is or was serving at the request of MedPartners as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by MedPartners to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits MedPartners to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling MedPartners or InPhyNet pursuant to the foregoing provisions, MedPartners and InPhyNet have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    EXPERTS

     The consolidated financial statements of MedPartners and the consolidated financial statements of InPhyNet appearing in their respective Annual Reports (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Representatives of InPhyNet's independent auditors, Ernst & Young LLP, will be present at the Special Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

                         INPHYNET STOCKHOLDER PROPOSALS

     If the Merger is not consummated, InPhyNet will hold a 1997 Annual Meeting of Stockholders. As noted in InPhyNet's proxy statement relating to the 1996 Annual Meeting of Stockholders, any stockholder proposals intended to be presented at InPhyNet's 1997 Annual Meeting of Stockholders, if the Merger is not consummated prior thereto, must have been received by InPhyNet on or before December 17, 1996 to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the InPhyNet Board of Directors in connection with such meeting.

                                 LEGAL MATTERS

     The validity of the shares of MedPartners Common Stock to be issued to the stockholders of InPhyNet pursuant to the Merger will be passed upon by Haskell Slaughter & Young, L.L.C., Birmingham, Alabama.

                                 OTHER BUSINESS

     The Board of Directors of InPhyNet is not aware of any business to be acted upon at the Special Meeting other than as described in the Notice of the Special Meeting or as otherwise described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and applicable SEC rules.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of January 20, 1997 (the "Agreement"), among MEDPARTNERS, INC., a Delaware corporation (the "Parent"), SEABIRD MERGER CORPORATION, a Delaware corporation (the "Subsidiary"), and INPHYNET MEDICAL MANAGEMENT INC., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of the Parent, the Company and the Subsidiary have approved the merger of the Company with and into the Subsidiary (the "Merger"), upon the terms and conditions set forth in this Agreement, whereby each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"), not owned directly or indirectly by the Company, will be converted into the right to receive the merger consideration provided for herein (the Company Common Stock may be sometimes hereinafter referred to as the "Company Shares");

     WHEREAS, each of the Parent, the Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined herein) shall qualify as a reorganization under the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

SECTION 1.  THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company shall be merged with and into the Subsidiary at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Company shall cease and the Subsidiary shall continue as the surviving corporation (the "Surviving Corporation") as a business corporation incorporated under the laws of the State of Delaware under the name "InPhyNet Medical Management, Inc." and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

     1.2. The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City Time on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3, at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

     1.3. Effective Time. Subject to the provisions of this Agreement, the Company and the Subsidiary shall file a Certificate of Merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the Parent, the Subsidiary and the Company shall agree should be specified in the Certificate of Merger (the "Effective Time").

     1.4. Effect of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Subsidiary shall vest in the

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

Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and the Subsidiary shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of the Company Shares:

          (a) Subsidiary Common Stock. Each share of Common Stock, par value $1.00 per share, of the Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

          (b) Cancellation of Certain Shares of Company Common Stock. Each share of Company Common Stock that is owned by the Company, the Parent or by any subsidiary of the Company or the Parent shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.001 per share, of the Parent (the "Parent Common Stock"), cash or other consideration shall be delivered in exchange therefor.

          (c) Conversion of the Company Shares. At the Effective Time, each Company Share (other than the Company Shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, including the corresponding right (the "Company Right") to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.10 per share (the "Company Series A Preferred"), of the Company pursuant to the terms of the Amended and Restated Rights Agreement, dated as of November 16, 1995, between the Company and State Street Bank and Trust Company, as it may be amended from time to time (the "Company Rights Agreement"), shall be converted into the right to receive 1.311 shares of Parent Common Stock (the "Exchange Ratio"), including the corresponding right (the "Parent Right"), with respect to each share of Parent Common Stock, to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $.001 per share (the "Parent Series C Preferred Stock"), of the Parent pursuant to the terms of the Stockholders' Rights Agreement, dated as of March 1, 1995, among MedPartners, Inc., now MP of Delaware, Inc. and a wholly owned subsidiary of MedPartners, Inc. and Chemical Bank, a national banking association, as it may be amended from time to time (the "Parent Rights Agreement"). All such shares of Parent Common Stock shall be fully paid and nonassessable and, together with the Parent Rights, are hereinafter sometimes referred to as the "Parent Shares". Upon such conversion, all such Company Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Parent Shares issued in exchange therefor and cash in lieu of fractional Parent Shares in accordance with the terms provided herein. Prior to the Distribution Date (as defined in the Company Rights Agreement) and unless the context otherwise requires, all references in this Agreement to the Company Common Stock shall be deemed to include the Company Rights; prior to the Rights Distribution Date (as defined in the Parents Rights Agreement) and unless the context otherwise requires, all references in this Agreement to the Parent Company Stock shall be deemed to include the Parent Rights.

          (d) Stock Options. At the Effective Time, all rights with respect to Company Common Stock pursuant to any Company stock options which are outstanding at the Effective Time, whether or not then vested or exercisable, shall be converted into and become rights with respect to Parent Common Stock, and the Parent shall assume each Company stock option in accordance with the terms of any stock option plan under which it was issued and any stock option agreement by which it is evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option." Each Company stock option so assumed shall be exercisable for that number of shares of the Parent Common Stock equal to the number of the Company Shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the Company exercise price divided by the Exchange Ratio. All options issued pursuant to the Company's 1994 Stock Incentive Plan and the 1994 Non-

     Employee Director Stock Option Plan shall be fully vested at the Effective Time in accordance with the terms of such Plans.

         (e) Adjustment of Exchange Ratio. If after the date hereof and prior to the Effective Time the Parent shall have declared a stock split (including a reverse split) of Parent Common Stock or a dividend payable in Parent Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of Parent Common Stock with respect to their Parent Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then the Exchange Ratio shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

     2.2. Exchange of Certificates.

         (a) Exchange Agent. Prior to the Effective Time, the Parent shall enter into an agreement with First Chicago Trust Company of New York (the "Exchange Agent"), which provides that the Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of the Company Shares, for exchange in accordance with this Section 2.2 and the Merger Agreement, through the Exchange Agent, (i) certificates representing the shares of the Parent Common Stock issuable pursuant to
     Section 2.1 and (ii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional interests of Parent Common Stock pursuant to Section 2.2(e) (such shares of the Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and together with the cash referred to in clause (ii) of this Section 2.2(a), being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Company Shares.

         (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") whose shares were converted into the right to receive the merger consideration provided for in Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and cash which such holder has the right to receive pursuant to the provisions of Sections 2.1 and 2.2, and the Certificate so surrendered shall forthwith be canceled. If any cash or any certificate representing the Parent Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, a certificate representing the proper number of shares of the Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of shares of the Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of the Parent Common Stock and cash in lieu of any fractional shares of the Parent Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of the Parent Common Stock. To the extent permitted by law, former stockholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of the Parent's stockholders the number of whole shares of Parent Common Stock into which their respective Company Shares are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Parent Common Stock in accordance with this
     Section 2.2.

          (c) Distribution with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. If any holder of converted Company Shares shall be unable to surrender such holder's Certificates because such Certificates shall have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Parent.

          (d) No Further Ownership Rights in Company Shares. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

          (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the per share closing price on the New York Stock Exchange Composite Tape of Parent Common Stock on the date of the Effective Time (or, if shares of the Parent Common Stock do not trade on The New York Stock Exchange, Inc. (the "NYSE") on such date, the first date of trading of the Parent Common Stock on the NYSE after the Effective Time).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2 shall thereafter look only to the Parent for payment of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to the Parent Common Stock.

          (g) No Liability. None of the Parent, the Subsidiary, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent.

     2.3. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Subsidiary, effective immediately following the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

     2.4. By-laws of the Surviving Corporation. The By-laws of the Subsidiary shall be the By laws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and the said Bylaws.

     2.5. Directors and Officers. The directors and officers of the Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

     2.6. Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and the Company shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Agreement and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

     2.7. Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its sole stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all its officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Parent and the Subsidiary as follows:

     3.1. Organization, Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. The Company is not, and has not been within the two years immediately preceding the date of this Agreement, a subsidiary or division of another corporation, nor has the Company within such time owned, directly or indirectly, any shares of the Parent Common Stock.

     3.2. Subsidiaries or Affiliated Entities.

          (a) Attached as Schedule 3.2 to the Disclosure Schedule delivered to the Parent by the Company at the time of the execution and delivery of this Agreement (the "Company Disclosure Schedule") is a list of all subsidiaries of the Company and all professional corporations or professional associations of which the Company has the right to control the voting securities (individually, a "Company Subsidiary" and collectively, the "Company Subsidiaries") and their states of incorporation, and all general or limited partnerships in which a general partner is the Company, a Company Subsidiary or another partnership directly or indirectly controlled by the Company (individually, a "Company Partnership" and collectively, the "Company Partnerships"), and their states of organization.

          (b) Except as set forth in Schedule 3.2 to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary nor any Company Partnership owns an equity interest in or controls, directly or indirectly, any other corporation, association, partnership, joint venture, business organization or limited liability company or other entity, other than the Company Subsidiaries and the Company Partnerships.

     3.3. Organization, Existence and Good Standing of Company Subsidiaries and Company Partnerships.

          (a) Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each Company Subsidiary has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

          (b) Each Company Partnership that is a limited partnership is validly formed, each Company Partnership that is a general partnership has been duly organized, and each Company Partnership is in good standing under the laws of its respective state of organization. Each Company Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted.

     3.4. Foreign Qualifications. The Company, each Company Subsidiary and each Company Partnership that is not a general partnership is qualified to do business as a foreign corporation or foreign limited partnership, as the case may be, and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the Company.

     3.5. Capitalization. The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.01 per share, of which 15,820,597 shares were issued and outstanding as of the close of business on January 17, 1997, and 20,000,000 shares of Preferred Stock, par value $.10 per share, of which no shares are issued and outstanding and 50,000 shares of Company Series A Preferred were reserved for issuance upon exercise of the Company Rights. All of the issued and outstanding Company Shares are duly and validly issued, fully paid and nonassessable. Except as disclosed in the Company Documents (as herein defined), and except as set forth in Schedule 3.5 to the Company Disclosure Schedule, there are no options, warrants or similar rights granted by the Company, or outstanding securities convertible into Company Common Stock, or any other agreements to which the Company is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any of the Company Shares. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary or Company Partnership to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of or other equity interest in any Company Subsidiary or Company Partnership.

     3.6. Power and Authority; Non-Contravention.

          (a) Subject to the satisfaction of the conditions precedent set forth herein, the Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Agreement, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its Certificate of Incorporation, By-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and the Subsidiary, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (b) Except as set forth in Schedule 3.6 to the Company Disclosure Schedule, the execution and delivery of this Agreement does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Certificate of Incorporation or By-laws of the Company or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which the Company, any Company Subsidiary or any Company Partnership is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated would have a material adverse effect on the Company; provided, however, nothing contained herein is intended to constitute a representation or warranty with respect to any conflict or violation or other impact upon the Certificate of Incorporation, By-laws, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Parent or any of its subsidiaries is a party or to which any such parties are bound.

     3.7. Company Public Information. The Company has heretofore made available to the Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission (the "SEC") (as any such documents have since the time of their original filing been amended, the "Company Documents") since January 1, 1995, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the Company Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Company Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated under such statutes. The financial statements contained in the Company Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of the Company and its consolidated subsidiaries, fixed or contingent, required to be stated therein, and present fairly the financial condition of the Company and its consolidated subsidiaries at said dates and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended. The consolidated balance sheet of the Company at September 30, 1996, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 of the Company is herein sometimes referred to as the "Company Balance Sheet."

     3.8. Contracts, etc.

     (a) All material contracts, leases, agreements and arrangements to which the Company or any of the Company Subsidiaries or Company Partnerships is a party (collectively, the "Company Material Contracts") are legally valid and binding in accordance with their terms and in full force and effect. Except as disclosed in Schedules 3.8 and 3.10 to the Company Disclosure Schedule, to the knowledge of the Company, all parties to the Company Material Contracts have complied with the provisions of such contracts, and to the knowledge of the Company, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the noncompliance with or invalidity of the Company Material Contract or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on the Company.

     (b) Except as set forth in Schedule 3.8(b) to the Company Disclosure Schedule, no Company Material Contract will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for such Company Material Contracts which, if terminated, would not have a material adverse effect on the Company.

     (c) Except as set forth in Schedule 3.8(c) to the Company Disclosure Schedule, none of the Company or any Company Subsidiary or Company Partnership has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets (excluding liens described in Section 3.9) or entered into any noncompetition agreement or similar agreement materially restricting its ability to engage in any business in any location.

     3.9. Properties and Assets. The Company (including, as applicable, the Company Subsidiaries or the Company Partnerships) owns all of the real and personal property included in the Company Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of the Company's business since the date of the Company Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those (i) if any, which in the aggregate are not material and which do not materially affect continued use of such property, or
(ii) which are set forth in Schedule 3.9 to the Company Disclosure Schedule or in the Company Documents.

     3.10. Legal Proceedings. Except as disclosed in the Company Documents or as listed in Schedule 3.10 to the Company Disclosure Schedule, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company, at law or in equity, relating to or affecting the Company, any Company Subsidiary or any Company Partnership, which individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby. To the knowledge of the Company, Schedule 3.10 to the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all pending professional liability claims, non-professional liability insurance claims and actions pending before the Equal Employment Opportunity Commission (EEOC) to which the Company, any Company Subsidiary or any Company Partnership is a named party.

     3.11. Subsequent Events. Except as disclosed in the Company Documents filed prior to the date hereof or as set forth in Schedule 3.11 to the Company Disclosure Schedule, the Company (including the Company Subsidiaries and the Company Partnerships) has not, since the date of the Company Balance Sheet:

          (a) Incurred any material adverse change.

          (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) which discharge or satisfaction would have a material adverse effect on the Company, other than (i) liabilities shown or reflected on the Company Balance Sheet or (ii) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business.

          (c) Incurred any funded indebtedness or increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on the Company, except as may have been required due to income or operations of the Company since the date of the Company Balance Sheet.

          (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of the Company.

          (e) Sold or transferred any of the assets material to the consolidated business of the Company, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (f) Except for annual increases in the base rates of compensation and bonuses of officers and employees in the ordinary course of business, granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by the Company to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (g) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under this Agreement.

          (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities (other than stock issued upon the exercise of outstanding options under the Company's stock option plans or stock purchase plans).

          (i) Declared, set aside or paid any dividend or made any other distribution or payment with respect to any shares of its capital stock or directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock or the capital stock or equity interests of any Company Subsidiary or Company Partnership.

          (j) Changed in any material respect the accounting methods or practices followed by the Company, including any material change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles.

     3.12. Accounts Receivable.

          (a) Since the date of the Company Balance Sheet, the Company has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure, except as may be required by changes in generally accepted accounting principles.

          (b) The Company (including the Company Subsidiaries and the Company Partnerships) is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on the Company. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary or Company Partnership has received notice from any government authority alleging that the Company or any Company Subsidiary or Company Partnership is in violation of any Medicare and Medicaid provider agreements to which it is a party.

     3.13. Tax Returns. The Company has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on the Company. The Company has made all payments shown as due on such returns. Except as reflected in Schedule 3.13 to the Company Disclosure Schedule, the Company has not been notified that any material tax returns of the Company are currently under audit by the Internal Revenue Service or any state or local tax agency. The Company is not a party to any agreement for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

     3.14. Employee Benefit Plans; Employment Matters.

          (a) Except as disclosed in the Company Documents or as set forth in
     Schedule 3.14(a) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary or Company Partnership has established or maintains or is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement, (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including but not limited to, those described in Section 3(3) of ERISA. All such plans disclosed in the Company Documents or listed in Schedule 3.14(a) (individually, a "Company Plan" and collectively, the "Company Plans") have to the knowledge of the Company, and except as set forth in Schedule 3.14(a) been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Company or any Company Subsidiary or Company Partnership has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Company Plans that has had a material adverse effect and that is not subject to a statutory or regulatory exception. To the knowledge of the Company, no "reportable event" (as defined in ERISA) has occurred with respect to any of the Company Plans which is subject to Title IV of ERISA except as set forth in Schedule 3.14(a). Neither the Company nor any Company Subsidiary or Company Partnership has previously made, is currently making, or is obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

          (b) Except as disclosed in the Company Documents or as set forth in
     Schedule 3.14(b) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary or Company Partnership is a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement and which provides for the payment of in excess of $25,000, or
     (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.15. Compliance with Laws. Except as disclosed in the Company Documents or as set forth in Schedule 3.15 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary or Company Partnership has received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the applicable Medicare or Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by the Company or any Company Subsidiary or any Company Partnership which, if it were determined that a violation had occurred, would have a material adverse effect on the Company.

     3.16. Regulatory Approvals. Except as disclosed in the Company Documents or in Schedule 3.16 to the Company Disclosure Schedule, the Company and each Company Subsidiary or Company Partnership, as applicable, holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain or hold such license, certificate of need or regulatory approval would not have a material adverse effect on the Company. All such licenses, certificates of need and other regulatory approvals related to the business, operations and facilities of the Company and each Company Subsidiary or Company Partnership are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on the Company. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of the Company, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), the consummation of the Merger will not violate any law or restriction to which the Company is subject which, if violated, would have a material adverse effect on the Company.

     3.17. Brokers. Except for fees payable to Morgan Stanley & Co. Incorporated and McFarland Dewey & Co. pursuant to their respective engagement letters, dated January 15, 1997 and January 17, 1997, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against the Parent or the Company or any subsidiary or other controlled entity of the Parent or the Company resulting from any action taken by the Company or its officers, directors or agents, or any of them.

     3.18. Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon is the only vote of the holders of any class or series of the Company capital stock necessary for the Company to approve this Agreement, the Merger and the transactions contemplated thereby.

     3.19. Pooling Matters. To the best knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by the Parent or any of its affiliates) would prevent the Parent from accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes.

     3.20. No Untrue Representations. No representation or warranty by the Company in this Agreement, and no Schedule or certificate issued by the Company and furnished or to be furnished to the Parent pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading in light of all of the circumstances then prevailing.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SUBSIDIARY RELATED TO THE SUBSIDIARY

     The Subsidiary and the Parent, jointly and severally, hereby represent and warrant to the Company as follows:

     4.1. Organization, Existence, Good Standing and Capitalization of the Subsidiary. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of and owned by the Parent. The Subsidiary has not, within the two years immediately preceding the date of this Agreement, owned, directly or indirectly, any Company Shares.

     4.2. Power and Authority; Non-Contravention.

          (a) The Subsidiary has all necessary corporate power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Agreement and such related documents. The Agreement has been duly and validly executed and delivered by the Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of the Subsidiary in accordance with its terms.

          (b) The execution and delivery of this Agreement does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

     4.3. Brokers. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transaction contemplated by this Agreement resulting from any action taken by the Subsidiary or any of its officers, directors or agents.

     4.4. No Subsidiaries. The Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. The Subsidiary is not a party to any joint venture or partnership.

     4.5. Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

     4.6. No Contracts or Liabilities. The Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Other than the obligations created under this Agreement, the Subsidiary has no obligations or liabilities (contingent or otherwise) under any contracts, claims, leases, loans or otherwise.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE PARENT

     The Parent hereby represents and warrants to the Company as follows:

     5.1. Organization, Existence and Good Standing of the Parent. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. The Parent is not, and has not been within the two years immediately preceding the date of this Agreement, a subsidiary or division of another corporation, nor has the Parent within such time owned, directly or indirectly, any of the Company Shares.

     5.2. Subsidiaries and Affiliated Entities.

          (a) Attached as Schedule 5.2 to the Parent Disclosure Schedule delivered to the Company by the Parent at the time of the execution and delivery of this Agreement (the "Parent Disclosure Schedule") is a list of all subsidiaries of the Parent (individually, a "Parent Subsidiary," and collectively, the "Parent Subsidiaries") and their states of incorporation and all professional corporations or professional associations of which the Parent has control and their states of incorporation. Except as set forth in Schedule 5.2 to the Parent Disclosure Schedule, the Parent does not own stock in and does not control, directly or indirectly, any other corporation, association, partnership or business organization.

          (b) Also disclosed in Schedule 5.2 to the Parent Disclosure Schedule is a list of all general or limited partnerships in which a general partner is the Parent, a Parent Subsidiary or another partnership controlled by the Parent (individually a "Parent Partnership" and collectively, the "Parent Partnerships"), and all limited liability companies in which the Parent, or a Parent Subsidiary or a Parent Partnership is a member (individually, a "Parent LLC," the Parent Partnerships and the Parent LLCs being collectively called the "Other Parent Entities"), and their states of organization.

          (c) Except as set forth in Schedule 5.2 to the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary owns an equity interest in, nor does such entity control, directly or indirectly, any other joint venture or partnership.

          (d) Although the financial results of the medical groups affiliated with the Parent physician practice management business are consolidated for accounting purposes on the Parent Balance Sheet, the terms "Parent Subsidiary" and "Other Parent Entity" do not include any affiliated medical groups.

          (e) For the purposes of the representations and warranties of the Parent set forth in this Agreement, any act, event, development or state of facts affecting or otherwise relating to any professional corporation or professional association of which the Parent has, directly or indirectly, control or with which the Parent, any Parent Subsidiary or Other Parent Entity has a long-term management contract, which act, event, development or state of facts has or could reasonably be expected to adversely affect the Parent, any Parent Subsidiary or Other Parent Entity, shall be deemed an act, event, development or state of facts affecting or relating to the Parent, any Parent Subsidiary or Other Parent Entity, as the case may be, to the extent of such adverse effect.

     5.3. Organization, Existence and Good Standing of Parent Subsidiaries and Other Parent Entities.

          (a) Each Parent Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each Parent Subsidiary has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

          (b) Each Parent Partnership that is a limited partnership is validly formed, each Parent Partnership that is a general partnership has been duly organized, and each Parent Partnership is in good standing under the laws of its respective state of organization. Each Parent Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted.

          (c) Each Parent LLC is a limited liability company validly formed and in good standing under the laws of its respective state of organization. Each Parent LLC has all necessary power to own its property and assets and to carry on its business as presently conducted.

     5.4. Foreign Qualifications. The Parent, each Parent Subsidiary and each Other Parent Entity that is not a general partnership is qualified to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the Parent.

     5.5. Capitalization. The Parent's authorized capital stock consists of 400,000,000 shares of Common Stock, par value $.001 per share, of which 166,684,478 shares were issued and outstanding as of the close of business on January 17, 1997, and no shares are held in treasury, and 9,500,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding, and no shares are held in treasury, and 500,000 shares of Parent Series C Preferred Stock reserved for issuance upon the exercise of the Parent Rights, of which no shares are issued and outstanding and no shares are held in treasury. All of the issued and outstanding shares of the Parent Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as disclosed in the Parent Documents (as herein defined), and except as described in Schedule 5.5 to the Parent Disclosure Schedule, there are no options, warrants or similar rights granted by the Parent or any other agreements to which the Parent is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of the Parent Common Stock. There are no obligations, contingent or otherwise, of the Parent or any Parent Subsidiary or Other Parent Entity to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of or other equity interest in any Parent Subsidiary or Other Parent Entity.

     5.6. Parent Common Stock. On the Closing Date, the Parent will have a sufficient number of authorized but unissued and/or treasury shares of its Common Stock available for issuance to the holders of the Company Shares in accordance with the provisions of this Agreement. The Parent Common Stock to be issued pursuant to this Agreement will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, and (ii) listed on the NYSE, upon official notice of issuance.

     5.7. Power and Authority; Non-Contravention.

          (a) Subject to the satisfaction of the conditions precedent set forth herein, the Parent has all necessary corporate power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Agreement and such related documents. This Agreement has been duly and validly executed and delivered by the Parent and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms.

          (b) The execution and delivery of this Agreement does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of the Parent, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Parent, any Parent Subsidiary or Other Parent Entity is a party or by which it is bound, or violate any restrictions of any kind to which the Parent is subject which, if violated or accelerated, would have a material adverse effect on the Parent.

     5.8. Parent Public Information. The Parent has heretofore made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it or its predecessors, MedPartners, Inc. and MedPartners/Mullikin Inc., with the SEC (as any such documents have since the time of their original filing been amended, the "Parent Documents") since January 1, 1995, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the Parent Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Parent Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated under such statutes. The financial statements contained in the Parent Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of the Parent, fixed or contingent, required to be stated therein, and present fairly the financial condition of the Parent at said dates and the consolidated results of operations and cash flows of the Parent for the periods then ended. The consolidated balance sheet of the Parent at September 30,1996, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 of the Parent is herein sometimes referred to as the "Parent Balance Sheet."

     5.9. Contracts, etc.

          (a) All material contracts, leases, agreements and arrangements to which the Parent or any of the Parent Subsidiaries or Other Parent Entities is a party (collectively, the "Parent Material Contracts") are legally valid and binding in accordance with their terms and in full force and effect. To the knowledge of the Parent, all parties to the Parent Material Contracts have complied with the provisions of such Contracts, and to the knowledge of the Parent, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the noncompliance with or invalidity of the Parent Material Contract or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on the Parent.

          (b) Except as set forth in Schedule 5.9 to the Parent Disclosure Schedule, no Parent Material Contract will by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for such Parent Material Contracts which, if terminated, would not have a material adverse effect on the Parent.

     5.10. Legal Proceedings. Except as listed in Schedule 5.10 to the Parent Disclosure Schedule, there are no actions, suits or proceedings pending or, to the knowledge of the Parent, threatened against the Parent, any Parent Subsidiary or Other Parent Entity at law or in equity, relating to or affecting the Parent, any Parent Subsidiary or any Other Parent Entity, including the Merger, which individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Parent, or a material adverse effect on the ability of the Parent to consummate the transactions contemplated hereby.

     5.11. Subsequent Events. Except as set forth on Schedule 5.11 to the Parent Disclosure Schedule, the Parent (including the Parent Subsidiaries and the Other Parent Entities) has not, since the date of the Parent Balance Sheet:

          (a) Incurred any material adverse change.

          (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) which discharge or satisfaction would have a material adverse effect on the Parent, other than (i) liabilities shown or reflected on the Parent Balance Sheet or (ii) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business.

          (c) Incurred any funded Indebtedness or increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on the Parent, except as may have been required due to income or operations of the Parent since the date of the Parent Balance Sheet.

          (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of the Parent.

          (e) Sold or transferred any of the assets material to the consolidated business of the Parent, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (f) Except for annual increases in the base rates of compensation and bonuses of officers and employees in the ordinary course of business, granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by the Parent to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (g) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Agreement.

          (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities (other than stock issued upon the exercise of outstanding options under the Parent's stock option plans).

          (i) Declared, set aside or paid any dividend or made any other distribution or payment with respect to any shares of its capital stock or directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock or the capital stock or equity interests of any Parent Subsidiary or Other Parent Entity.

          (j) Changed in any material respect the accounting methods or practices followed by the Company, including any material change in any assumption underlying, or method of calculating any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles.

     5.12. Accounts Receivable.

          (a) Since the date of the Parent Balance Sheet, the Parent has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure, except as may be required by changes in generally accepted accounting principles.

          (b) The Parent (including the Parent Subsidiaries and the Other Parent Entities) is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on the Parent. Without limiting the generality of the foregoing, neither the Parent nor any Parent Subsidiary or Other Parent Entity has received notice from any governmental authority alleging that the Parent or any Parent Subsidiary is in violation of any Medicare and Medicaid provider agreements to which it is a party, which violation would have a material adverse effect on the Parent.

     5.13. Tax Returns. The Parent has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on the Parent. The Parent has made all payments shown as due on such returns.

     5.14. Compliance with Laws. Neither the Parent nor any Parent Subsidiary or Other Parent Entity has received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by the Parent or any Parent Subsidiary or Other Parent Entity which, if it were determined that a violation had occurred, would have a material adverse effect on the Parent.

     5.15. Regulatory Approvals. Except as disclosed in the Parent Documents or in Schedule 5.15 to the Parent Disclosure Schedule, the Parent and each Parent Subsidiary or Other Parent Entity, as applicable, holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain or hold such license, certificate of need or regulatory approval would not have a material adverse effect on the Parent. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of the Parent and each Parent Subsidiary or Other Parent Entity are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on the Parent. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, have been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of the Parent, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws and the HSR Act, the consummation of the Merger will not violate any law or restriction to which the Parent is subject which, if violated, would have a material adverse effect on the Parent.

     5.16. Investment Intent. The Parent is acquiring the Company Shares hereunder for its own account and not with a view to the distribution or sale thereof, and the Parent has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the Company Shares to any other person, firm or corporation.

     5.17. Brokers. Except for the fee payable to Smith Barney Inc. pursuant to the engagement letter, dated November 8, 1996, there are no valid claims for brokerage commissions, finder's fees or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against the Parent or the Company or any subsidiary or other controlled entity of the Parent or the Company resulting from any action taken by the Parent or any of its officers, directors or agents or any of them.

     5.18. No Stockholder Vote Required. No vote is required of the holders of the outstanding capital stock of the Parent to approve this Agreement, the Merger and the transactions contemplated hereby.

     5.19. Pooling Matters. To the best knowledge of the Parent, neither the Parent nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by the Company or any of its affiliates) would prevent the Company from accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes.

     5.20. No Untrue Representations. No representation or warranty by the Parent in this Agreement, and no Schedule or certificate issued by the Parent and furnished or to be furnished to the Parent pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading in light of all of the circumstances then prevailing.

SECTION 6.  ACCESS TO INFORMATION AND DOCUMENTS

     6.1. Access to Information.

          (a) Between the date hereof and the Closing Date, each of the Company and the Parent will give to the other party and its counsel, accountants and other representatives reasonable access to all the properties, documents, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Each party will disclose and make available to the other party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party. In addition, the Company shall make available to the Parent all such banking, investment and financial information as shall be necessary to allow for the efficient integration of the Company's banking, investment and financial arrangements with those of the Parent at the Effective Time.

          (b) The Company hereby agrees to provide the Parent with such information and documentation as the lenders under the Revolving Credit and Reimbursement Agreement, dated as of September 5, 1996, between the Parent and NationsBank National Association (South), as agent for the lenders named therein, shall reasonably request in connection with their review of the Merger.

     6.2. Return of Records. If the transactions contemplated hereby are not consummated and this Agreement terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Evaluation Material" under the terms of the Confidentiality Agreement, dated September 18, 1996, between the Company and the Parent (the "Confidentiality Agreement").

     6.3. Effect of Access.

          (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

          (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

SECTION 7.  COVENANTS

     7.1. Preservation of Business. Except as contemplated by this Agreement, each of the Company and the Parent will use its reasonable best efforts to preserve its business organization intact, to keep available to the Parent and the Surviving Corporation the services of their present employees, and to preserve for the Parent and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with them and their respective subsidiaries.

     7.2. Material Transactions. Except as contemplated by this Agreement, prior to the Effective Time, neither the Company nor any Company Subsidiary nor Company Partnership will (other than as required pursuant to the terms of this Agreement and the related documents), without first obtaining the written consent of the Parent:

          (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of the Company or the Company Subsidiaries or the Company Partnerships, other than in the ordinary course of business or as otherwise disclosed herein.

          (b) Enter into any employment contract or similar agreement in which the cash compensation is in excess of $100,000 per annum, or the term is greater than one year, which is not terminable upon notice of 90 days or less, at will, and without penalty to the Company or such Company Subsidiary or Company Partnership, other than physician contracts entered into in the ordinary course of business.

          (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $1,000,000, other than in the ordinary course of business.

          (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of the Company or such Company Subsidiary or Company Partnership, except upon exercise of currently outstanding stock options.

          (e) Make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with the Company's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any plan.

          (f) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

          (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

          (h) Amend its Certificate or Articles of Incorporation or By-laws.

          (i) Take any action of a character described in Section 3.11(a) to 3.11(j), inclusive.

     7.3. Meeting of Stockholders. The Company will take all steps necessary in accordance with its Certificate of Incorporation and By-laws to call, give notice of, convene and hold meetings of its stockholders (the "Stockholder Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving and adopting this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, the Board of Directors of the Company (subject to the provisions of Section 8.1(d) hereof) will (i) recommend to its stockholders the approval and adoption of this Agreement, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its stockholders of this Agreement and the transactions contemplated hereby.

     7.4. Registration Statement.

          (a) The Parent shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of the Parent Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a proxy statement of the Company containing the information required by the Exchange Act (the "Proxy Statement"). The Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares of the Parent Common Stock covered thereby have been distributed. The Parent shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading. The Parent shall use its reasonable best efforts to have the Proxy Statement approved by the SEC under the provisions of the Exchange Act. The Parent shall provide the Company with copies of all filings made pursuant to this
     Section 7.4 and shall consult with the Company on responses to any comments made by the Staff of the SEC with respect thereto.

          (b) The information specifically designated as being supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of the Company Common Stock, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of the Company Common Stock, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform the Parent. All documents, if any, that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information specifically designated as being supplied by the Parent for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of the Company Common Stock, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by the Parent for inclusion or incorporation by reference in the Proxy Statement in connection with the Stockholder Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of the Company Common Stock, at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Parent or its officers or Directors, should be discovered by the Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Parent shall promptly inform the Company and shall promptly file such amendment to the Registration Statement. All documents that the Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (d) Prior to the Closing Date, the Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the Untied States, and to take any other actions which may be necessary to enable the Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

          (e) Prior to the Closing Date, the Parent shall file a Subsequent Listing Application with the NYSE relating to the shares of the Parent Common Stock to be issued in connection with the Merger, and shall cause such shares of the Parent Common Stock to be listed on the NYSE, upon official notice of issuance, prior to the Closing Date.

          (f) The Company shall furnish all information to the Parent with respect to the Company and the Company Subsidiaries as the Parent may reasonably request for inclusion in the Registration Statement, the Proxy Statement and shall otherwise cooperate with the Parent in the preparation and filing of such documents.

     7.5. Exemption from State Takeover Laws. The Company shall take all reasonable steps necessary to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of the Company's Board of Directors or otherwise.

     7.6. HSR Act Compliance. The Parent and the Company shall promptly make their respective filings, and shall thereafter use their reasonable best efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. The Parent and the Company will use their respective reasonable best efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

     7.7. Public Disclosures. The Parent and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this

Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the NYSE or Nasdaq. The parties shall issue a joint press release, mutually acceptable to the Parent and the Company, promptly upon execution and delivery of this Agreement.

     7.8. No Solicitations. The Company may, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to the same extent permitted by Section 6.1, to any corporation, partnership, person or other entity or group, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire all or any significant portion of the equity securities of the Company or of the assets of the Company and the Company Subsidiaries and Company Partnerships upon a merger, purchase of assets, purchase of or tender offer for shares of its Common Stock or similar transaction (an "Acquisition Transaction"), if the Board of Directors of the Company determines in its good faith judgment in the exercise of its fiduciary duties or the exercise of its duties under Rule 14e-2 under the Exchange Act, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interest of its stockholders. Except as set forth above, the Company shall not, and will direct each officer, director, employee, representative and agent of such party not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than the Parent or an affiliate or associate or agent of the Parent, respectively) concerning any merger, sale of assets, sale of or tender offer for its shares or similar transactions involving all or any significant portion of the equity securities of the Company or of the assets of the Company and the Company Subsidiaries and Company Partnerships. The Company shall promptly notify the Parent if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction, such notification to include the identity of such third party and the proposed terms of such possible Acquisition Transaction. In addition, the Company shall notify the Parent within one day of determining to provide information to any corporation, partnership, person or other entity or group in connection with any possible Acquisition Transaction.

     7.9. Other Actions. Subject to the provisions of Section 7.8 hereof, none of the Company, the Parent and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Agreement not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of the Company or the Parent to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of the Company or the Parent to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation.

     7.10. Accounting Methods. Neither the Parent nor the Company shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by such parties' independent accountants.

     7.11. Pooling and Tax-Free Reorganization Treatment. Neither the Parent nor the Company shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     7.12. Affiliate and Pooling Agreements. The Parent and the Company will each use their respective reasonable best efforts to causes each of their respective directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to the Parent as soon as practicable an agreement in the form attached hereto as Exhibit 7.12 relating to the disposition of shares of the Company Common Stock and shares of the Parent Common Stock held by such person and the shares of the Parent Common Stock issuable pursuant to this Agreement.

     7.13. Cooperation.

          (a) The Parent and the Company shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

          (b) Subject to the terms and conditions herein provided, and unless this Agreement shall have been validly terminated as provided herein, each of the Parent and the Company shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Agreement and to consummate the transactions contemplated hereby, subject, in the case of the Company, to the vote of its stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Agreement and the transactions contemplated hereby. Each of the Parent and the Company will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of then or any of their subsidiaries or affiliates in connection with the foregoing.

     7.14. Company Stock Options.

          (a) As soon as reasonably practicable after the Effective Time, the Parent shall deliver to the holders of the Company stock options, appropriate notices setting forth such holders' rights pursuant to any stock option plans under which such Company stock options were issued and any stock option agreements evidencing such options which shall continue in full force and effect on the same terms and conditions (subject to the adjustments required by Section 2.1(d) or this Section 7.14 after giving effect to the Merger and the assumption of such options by the Parent as set forth herein) as in effect immediately prior to the Effective Time. The Parent shall comply with the terms of the stock option plans, and the stock option agreements as so adjusted, and shall use its reasonable best efforts to ensure, to the extent required by, and subject to the provisions of, such plans or agreements, that the Company stock options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

          (b) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of the Parent Common Stock for delivery upon exercise of the Company stock options assumed by the Parent in accordance with Section 2.1(d). As soon as practicable after the Effective Time, the Parent shall file with the SEC a registration statement on Form S-8 with respect to shares of the Parent Common Stock subject to such assumed Company stock options and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such the Company stock options remain outstanding. The Parent shall administer the plans assumed pursuant to Section 2.1(d) hereof in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable plan complied with such rule prior to the Merger.

          (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to the Company stock options awarded under any plan, program, or arrangement of the Company or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by the Parent as set forth above.

     7.15. Publication of Combined Results. The Parent agrees that after the end of the first full calendar month after the Effective Time, the Parent shall cause publication of the combined results of operations of the Parent and the Company in the First Quarterly Report on Form 10-Q which shall be filed after such period. For purposes of this Section 7.15, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

     7.16. Tax Opinion Certificates. Each of the Parent and the Company agrees that it shall provide certificates containing reasonable representations to counsel for the Parent and the Company in connection with such counsels' rendering of their opinions as to the federal income tax consequences of the Merger provided for in Section 9 of this Agreement.

     7.17. Consents; Amendments, Etc.

          (a) The Parent, the Subsidiary and the Company shall use their reasonable best efforts, consistent with sound business judgment, to obtain all material consents, approvals and authorizations of third parties with respect to all material agreements to which such parties are parties, which consents, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to the Parent or the Company, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the business of the Surviving Corporation.

          (b) The Parent, the Subsidiary and the Company shall use their best efforts to obtain, or obtain the transfer of, any licenses and other regulatory approvals necessary to allow the Surviving Corporation to operate the Company's business, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Company.

     7.18. Compensation Plans. The Parent confirms that the consummation of the Merger constitutes a "Change in Control" or "Change of Control" of the Company for all purposes within the meaning of all the Company Plans and compensation plans or compensation agreements of the Company.

     7.19. Insurance; Indemnification; Benefits.

          (a) The Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time the Company's current policy of directors' and officers' liability insurance for the benefit of the individuals who, at or before the Effective Time, were directors or officers of the Company with respect to matters occurring prior to the Effective Time; provided, however, that (i) the Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and (ii) the Parent shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in the event such premium shall exceed such amount shall purchase as much coverage as possible for such amount.

          (b) From and after the Effective Time, the Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and the Company Subsidiaries who were such at any time prior to the Effective Time (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law, provided, however that the requirement to advance expenses shall be limited to those instances in which the indemnified party undertakes to repay such amount if it shall ultimately be determined that he is not required to be indemnified under Section 145(c) of the DGCL. The Parent agrees that all rights to indemnification existing in favor of the directors, officers and employees of the Company and the Company Subsidiaries as provided in the Company's or the Company's Subsidiaries' Certificate of Incorporation or By-laws, as applicable and as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect from and after the Effective Time, and the Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless such persons to the extent so provided. In the event of any actual or threatened claim, action, suit, proceeding or investigation in respect of any indemnifiable matter under this Section 7.19, (i) the Parent shall cause the Surviving

     Corporation to pay the reasonable fees and expenses of counsel selected by the Indemnified Party in advance of the final disposition of any such action to the fullest extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) the Parent shall cause the Surviving Corporation to cooperate in the defense of any such matter.

          (c) The Parent covenants and agrees that, following the Effective Time, it will, or it will cause the Surviving Corporation to, (A) honor in accordance with their terms all benefits accrued or vested under the Company Plans as of the Effective Time, and (B) honor in accordance with their terms all contracts, arrangements, commitments, or understandings described in Schedule 3.14(b) to the Company Disclosure Schedule.

          (d) The provisions of this Section 7.19 and Sections 7.14 and 7.18 shall survive the Merger, and are intended to be for the benefit of, and shall be enforceable by, any officer, director, employee, trustee or agent of the Company (or any Company Subsidiary or Company Partnership), and such person's heirs or representatives, that is the subject of such Section as the case may be (the expenses, including reasonable attorneys' fees, that may be incurred thereby in enforcing such provisions to be paid by the Parent).

     7.20. Company Rights Agreement. The Company will amend, prior to the Effective Time, the Company Rights Agreement to the extent necessary to provide that the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not (i) cause the Parent or any of its affiliates to become an Acquiring Person (as defined in the Company Rights Agreement), or (ii) otherwise affect the rights of the holders of Company Rights, including by causing such Company Rights to separate from the underlying shares or by giving such holders the right to acquire securities of any party hereto.

     7.21. Resignation of Company Directors. On or prior to the Closing Date, the Company shall deliver to the Parent evidence satisfactory to the Company of the resignations of Directors of the Company, such resignations to be effective immediately after the Effective Time.

     7.22. Notice of Subsequent Events. The Parent and the Company shall notify each other of any changes, additions or events occurring after the date hereof which would cause any material adverse change or material adverse effect with respect to the notifying party, promptly after obtaining knowledge of the same.

     7.23. Conduct of Business by Parent Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement, the Parent shall not, nor shall it permit any of the Parent Subsidiaries or Other Parent Entities to: (i) issue or sell, or agree to issue or sell, other than in an acquisition approved by the Parent's Board of Directors in accordance with the policies and procedures adopted by the Parent's Board of Directors for such acquisitions, any shares of capital stock or other securities (except for options granted under the Parent's existing stock option plans at an exercise price not less than the fair market value at the time of grant) of the Parent or such Parent Subsidiary or Other Parent Entity, except upon exercise of currently outstanding stock options or pursuant to stock purchase plans, or (ii) amend its Certificate of Incorporation or Articles of Incorporation, except to increase the authorized number of shares of capital stock of the Parent, or amend its By-laws in any manner which would have a material adverse effect on the Merger. In addition, during the period from the date hereof to the Effective Time, the Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     7.24. Restructuring the Merger. If the Company and the Parent mutually determine that a forward subsidiary merger would adversely affect the ability of the parties to consummate the Merger and that a reverse subsidiary merger would not, the Merger will be restructured in the form of a reverse subsidiary merger of the Subsidiary into the Company, with the Company being the Surviving Corporation. In such event, this Agreement shall be appropriately modified to reflect such form of merger.

     7.25. Tax Covenants Following the Effective Time. Following the Effective Time, the Parent shall not, and shall cause the Surviving Corporation not to, take any action following the Effective Time which could disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

SECTION 8.  TERMINATION, AMENDMENT AND WAIVER

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of the Company Common Stock and the holders of the Parent Common Stock:

          (a) by mutual written consent of the Parent, the Subsidiary and the Company;

          (b) by either the Parent or the Company;

             (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the Company Common Stock shall not have been obtained;

             (ii) if the Merger shall not have been consummated on or before July 31, 1997, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

             (iii) if a United States federal or state court of competent jurisdiction or other United States federal or state governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or other action; or

             (iv) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the occurrence or discovery of such breach by the breaching party, whichever is later (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement); or

          (c) by either the Parent or the Company in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of the Parent) or Section 9.3 (in the case of the Company) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii); or

          (d) by the Company, if the Company's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of Company Shares or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 7.8) other than this Merger or (iii) resolved to do any of the foregoing; or

          (e) by the Company, if the average of the last per share sale price of the Parent Common Stock for the ten consecutive trading days ending on the fifth trading day immediately preceding the date set for the Stockholder Meeting as reported on the NYSE Composite Tape is equal to or less than $17.125; or

          (f) by the Company, upon the occurrence of a change, addition or event requiring the Parent to give notice pursuant to Section 7.22 that (x) would give rise to the failure of a condition set forth in Section 9.3(b) and (y) is not capable of being cured prior to the end of the period referred to in
     Section 8.1(b)(ii); provided, that the Company shall only be permitted to terminate the Agreement within ten days after receipt of any such notice and the information reasonably requested by it in order to evaluate the significance of such change, addition or event; and provided, further, that if the Company does not give the Parent written notice of termination within such 10-day period, the Company shall be deemed to have consented to such change, addition or event and shall not be entitled thereafter to assert that such change, addition or event gives rise to a failure of a condition set forth in Section 9.3(b); or

          (g) by the Parent, upon the occurrence of a change, addition or event requiring the Company to give notice pursuant to Section 7.22 that (x) would give rise to the failure of a condition set forth in Section 9.2(b) and (y) is not capable of being cured prior to the end of the period referred to in Section 8.1(b)(ii); provided, that the Company shall only be permitted to terminate the Agreement within ten days after receipt of any such notice and the information reasonably requested by it in order to evaluate the significance of such change, addition or event; and provided, further, that if the Parent does not give the Company written notice of termination within such 10-day period, the Parent shall be deemed to have consented to such change, addition or event and shall not be entitled thereafter to assert that such change, addition or event gives rise to a failure of a condition set forth in Section 9.2(b).

     8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 7.7, 8.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

     8.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of the Company Shares; provided, however, that after such approval, there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     8.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3, or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of each of the Parent, the Subsidiary and the Company, action by its Board of Directors or the duly authorized designee of the Board of Directors.

     8.6. Expenses; Break-up Fees.

          (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expenses) incurred in connection with preparing, filing, printing and mailing the Proxy Statements and the Registration Statement shall be shared equally by the Parent and the Company.

          (b) In the event of a termination of this Agreement by the Company pursuant to Section 8.1(d) as a result of the Board of Directors approving, recommending or endorsing an Acquisition Transaction and within one year after the effective date of such termination, the Company is the subject of an Acquisition Transaction with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) (other than a party hereto), then at the time of the consummation of such Acquisition Transaction, the Company shall pay to the Parent a break-up fee of $12 million in immediately available funds.

          (c) The Company acknowledges that the provisions for the payment of break-up fees and the allocation of expenses contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement and that, without these provisions, the Parent and the Subsidiary would not have entered into this Agreement. Accordingly, if a break-up fee shall become due and payable by the Company, and the Company shall fail to pay such amount when due pursuant to this Section, and, in order to obtain such payment, suit is commenced by the Parent which results in a judgment against the Company therefor, the Company shall pay the Parent's reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined to be due pursuant to this Section (computed from the date upon which such amounts were due and payable pursuant to this Section) and such costs (computed from the dates incurred) at the prime rate of interest announced from time to time by NationsBank, National Association (South). The obligations of the Company under this Section 8.6 shall survive any termination of this Agreement.

     In the event a break-up fee is payable pursuant to this Section 8.6, the payment of any such break-up fee shall be the sole and exclusive remedy of the Parent.

SECTION 9.  CONDITIONS TO CLOSING

     9.1. Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by the Parent, the Subsidiary and the Company):

          (a) None of the Parent, the Subsidiary or the Company nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a United States federal or state court of competent jurisdiction which
     (i) prevents the consummation of the Merger or (ii) would impose any material limitation on the ability of the Parent effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of the Company and the Company Subsidiaries and the Company Partnerships, taken as a whole.

          (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

          (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) The holders of shares of the Company Common Stock shall have approved the adoption of this Agreement and any other matters submitted to them for the purpose of approving the transactions contemplated hereby.

          (e) The shares of the Parent Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance, and shall have been issued in transactions qualified or exempt from registration under applicable securities or Blue Sky laws of such states and territories of the United States as may be required.

          (f) The Merger shall qualify for "pooling of interests" accounting treatment, and the Parent and the Company shall each have received a letter, dated the Closing Date, from Ernst & Young LLP as to their concurrence with the Parent and the Company to that effect if the Merger is consummated in accordance with the terms and provisions of this Agreement.

          (g) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

     9.2. Conditions to Obligations of the Parent. The obligations of the Parent to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by the Parent):

          (a) The agreements of the Company to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Company shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of the Company set forth in
     Section 3.11(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as described in the next sentence. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that the Company shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by the Parent) under this Agreement. The Parent and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of the Company, dated the Closing Date, certifying as to the fulfillment of the foregoing conditions.

          (c) The Parent shall have received an opinion from Haskell Slaughter & Young, L.L.C. to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of the Parent, the Company and the Subsidiary.

          (d) The Parent shall have received an opinion from Willkie Farr & Gallagher substantially to the effect set forth in Exhibit 9.2(d) hereto.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required to execute, deliver and perform this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

     9.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by the Company):

          (a) The agreements of the Parent and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and the Parent and the Subsidiaries shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of the Parent set forth in
     Section 5.11(a) shall be true and correct as of the date of the Agreement and as of the Closing Date as described in the next sentence. The representations and warranties of the Parent and the Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). The Company shall have been furnished with a certificate, executed by duly authorized officers of the Parent and the Subsidiary, dated the Closing Date, certifying in such detail as the Company may reasonably request as to the fulfillment of the foregoing conditions.

          (c) The Company shall have received an opinion from Willkie Farr & Gallagher to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Code which opinion may be based upon reasonable representations of fact provided by officers of the Parent, the Company and the Subsidiary.

          (d) The Company shall have received an opinion from Haskell Slaughter & Young, L.L.C. substantially to the effect set forth in Exhibit 9.3(d) hereto.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

SECTION 10.  MISCELLANEOUS

     10.1. Nonsurvival of Representations and Warranties. Unless expressly provided otherwise, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

     10.2. Notices. Any communications required or desired to be given hereunder shall be deemed to have be properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

         If to the Parent or the Subsidiary:

         MedPartners, Inc.
         3000 Galleria Tower
         Suite 1000
         Birmingham, Alabama 35244
         Attention: President
         Fax: (205) 733-4154

         with a copy to:

         Haskell, Slaughter & Young, L.L.C.
         1200 AmSouth/Harbert Plaza
         Birmingham, Alabama 35244
         Attention: F. Hampton McFadden, Jr., Esq.
         Fax: (205) 324-1133

         If to the Company:

         InPhyNet Medical Management, Inc.
         1200 South Pine Island Road, Suite 600
         Fort Lauderdale, Florida 33324
         Attention: President
         Fax: (954) 424-2939

         with a copy to:

         InPhyNet Medical Management, Inc.
         1200 South Pine Island Road, Suite 600
         Fort Lauderdale, Florida 33324
         Attention: General Counsel
         Fax: (954) 424-7903

         and with a copy to:

         Willkie Farr & Gallagher
         One Citicorp Center
         153 East 53rd Street
         New York, New York 10022
         Attention: William N. Dye, Esq.
         Fax: (212) 821-8111

     All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

     10.3. Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

     10.4. Governing Law. This Agreement shall be interpreted, construed and enforced with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

     10.5. "Knowledge." "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

     10.6. "Material adverse change" or "material adverse effect." "Material adverse change" or "material adverse effect" means, when used in connection with the Company or the Parent, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries and other controlled entities identified herein or in any Schedule or Disclosure Schedule delivered pursuant to this Agreement, including the subsidiaries and other entities, taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles,
(ii) changes in applicable law and (iii) any changes resulting from any restructuring or other similar charges or write-offs taken by the Company with the consent of the Parent; provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger.

     10.7. "Hazardous Materials." The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.8 regardless of the quantity of any such material).

     10.8. "Environmental Laws." The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

     10.9. Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

     10.10. Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Appendices attached hereto and the Confidentiality Agreement contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.

     10.11. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     10.12. Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and, except as expressly provided in Section 7.19(d), no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     10.13. No Rule of Construction. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

     IN WITNESS WHEREOF, the Parent, the Subsidiary and the Company have caused this Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.

                                          MEDPARTNERS, INC.

                                          By:       /s/ LARRY R. HOUSE
                                            ------------------------------------
                                          Name: Larry R. House
                                          Title:  Chairman, President and
                                              Chief Executive Officer

                                          SEABIRD MERGER CORPORATION

                                          By:       /s/ LARRY R. HOUSE
                                            ------------------------------------
                                          Name: Larry R. House
                                          Title:  Chairman, President and
                                              Chief Executive Officer

                                          INPHYNET MEDICAL MANAGEMENT INC.

                                          By:      /s/ CLIFFORD FINDEISS
                                            ------------------------------------
                                          Name: Clifford Findeiss
                                          Title:  Chairman, President and
                                              Chief Executive Officer

                                                                         ANNEX B

                    OPINION OF INPHYNET'S FINANCIAL ADVISOR

               [Letterhead of Morgan Stanley & Co. Incorporated]

                                                                January 20, 1997

Board of Directors
InPhyNet Medical Management Inc.
1200 South Pine Island Road
Suite 600
Fort Lauderdale, FL 33324

Members of the Board:

     We understand that InPhyNet Medical Management Inc. ("InPhyNet" or the "Company"), MedPartners, Inc. ("MedPartners") and Seabird Merger Corporation, a wholly owned subsidiary of MedPartners ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of January 20, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of InPhyNet with and into Merger Sub. Pursuant to the Merger, each issued and outstanding share of common stock, par value $.01 per share, of InPhyNet (the "InPhyNet Common Stock"), other than shares held in treasury or held by MedPartners or any direct or indirect wholly owned subsidiary of MedPartners or InPhyNet, will be converted into the right to receive 1.311 shares (the "Exchange Ratio") of common stock, par value $.001 per share, of MedPartners (the "MedPartners Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of InPhyNet Common Stock.

     For purposes of the opinion set forth herein, we have:

          - reviewed certain publicly available financial statements and other information of InPhyNet and MedPartners, respectively;

          - reviewed certain internal financial statements and other financial and operating data concerning InPhyNet and MedPartners prepared by the managements of InPhyNet and MedPartners, respectively;

          - analyzed certain financial projections prepared by the managements of InPhyNet and MedPartners, respectively;

          - discussed the past and current operations and financial condition and the prospects of InPhyNet and MedPartners with senior executives of InPhyNet and MedPartners, respectively;

          - reviewed the reported prices and trading activity for the InPhyNet Common Stock and the MedPartners Common Stock;

          - compared the financial performance of InPhyNet and MedPartners and the prices and trading activity of the InPhyNet Common Stock and the MedPartners Common Stock with that of certain other comparable companies and their securities;

          - reviewed and discussed with the senior managements of InPhyNet and MedPartners the strategic objectives of the Merger and certain other benefits of the Merger;

          - analyzed certain pro forma financial projections for the combined company prepared by InPhyNet and MedPartners;

          - reviewed and discussed with the senior managements of InPhyNet and MedPartners their estimates of the synergies and cost savings expected to result from the Merger;

          - reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

          - participated in discussions and negotiations among representatives of InPhyNet and MedPartners and their financial and legal advisors;

          - reviewed the Merger Agreement and certain related documents; and

          - performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections, including the estimates of synergies and other benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of InPhyNet and MedPartners, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of InPhyNet and MedPartners, nor have we been furnished with any such appraisals. We have also assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principals, will qualify as a reorganization under the provisions of section 368 of the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof.

     We have acted as financial advisor to the Board of Directors of InPhyNet in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services to InPhyNet and MedPartners and have received fees from MedPartners for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of InPhyNet, except that this opinion may be included in its entirety in any filing made by InPhyNet with the Securities and Exchange Commission with respect to the Merger. We express no opinion and make no recommendation as to how the stockholders of InPhyNet should vote at the stockholders' meeting held in connection with the Merger.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of InPhyNet Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:      /s/ MARY ANNE CITRINO
                                            ------------------------------------
                                          Mary Anne Citrino
                                          Principal

                                                                         ANNEX C
                        INPHYNET MEDICAL MANAGEMENT INC.
            PROXY FOR SPECIAL MEETING OF STOCKHOLDERS, MAY   , 1997

    The undersigned hereby appoints Clifford Findeiss, M.D. and George W. McCleary, Jr., jointly and severally, as proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of the common stock of InPhyNet Medical Management Inc. ("InPhyNet") which the undersigned is entitled to vote at the special meeting (the "Special
Meeting") of stockholders of InPhyNet to be held on May   , 1997, and at any and
all adjournments thereof, to:

    1. Approve and adopt the Agreement and Plan of Merger, dated as of January 20, 1997 ("the Merger Agreement"), by and among MedPartners, Inc. ("MedPartners"), Seabird Merger Corporation ("Seabird") and InPhyNet whereby (i) InPhyNet will merge with and into Seabird and become a wholly-owned subsidiary of MedPartners and (ii) each share of common stock, par value $0.01 per share, of InPhyNet will be converted, upon the consummation of the Merger, into the right to receive 1.311 shares of Common Stock, par value $0.001 per share, of MedPartners.

        FOR  [ ]            AGAINST  [ ]           ABSTAIN  [ ]

       THE BOARD OF DIRECTORS OF INPHYNET RECOMMENDS A VOTE FOR THIS PROPOSAL.

    2. Authorize the Board of Directors of InPhyNet to adjourn or postpone the Special Meeting to permit the further solicitation of proxies, if necessary.

        FOR  [ ]            AGAINST  [ ]           ABSTAIN  [ ]

       THE BOARD OF DIRECTORS OF INPHYNET RECOMMENDS A VOTE FOR THIS PROPOSAL.

    3. Approve, in the discretion of the persons named above, any other matters that may properly come before the Special Meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If this proxy is returned and no direction is given, this proxy will be voted FOR the proposals in paragraphs 1 and 2 and, in the discretion of the proxies, upon such other business as may properly come before the Special Meeting, and any adjournment or postponement thereof.

                                                  Dated                  , 1997
                                                       ------------------

                                                  -----------------------------
                                                  Signature of Stockholder

                                                  -----------------------------
                                                  Title

                                                  -----------------------------
                                                  Signature, if held jointly

                                                      When shares are held by
                                                  joint tenants, both should
                                                  sign. When signing as
                                                  attorney, executor,
                                                  administrator, trustee,
                                                  guardian, corporate officer or
                                                  partner, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  corporate name by President or
                                                  other authorized officer. If a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person. This Proxy votes all
                                                  shares held in all capacities.

                   PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

MEDPARTNERS, INC.

     Section 102(b)(7) of the DGCL grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The MedPartners Certificate of Incorporation contains a provision eliminating or limiting director liability to MedPartners and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to MedPartners or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of MedPartners protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of MedPartners or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The MedPartners By-laws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of MedPartners who, by reason of the fact that he or she is a director, officer, employee, or agent of MedPartners, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     MedPartners has entered into agreements with all of its directors and its executive officers pursuant to which MedPartners has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law. In addition, MedPartners has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and officers, which may cover liabilities under the Securities Act of 1933.

     See Item 22 of this Registration Statement on Form S-4.

INPHYNET MEDICAL MANAGEMENT INC.

     Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertake to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreement, vote or otherwise.

     InPhyNet's Certificate of Incorporation provides that a director of InPhyNet shall not be personally liable to InPhyNet or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the officer's or director's duty of loyalty to InPhyNet or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

     InPhyNet's By-laws provide that, to the extent permitted by the DGCL, InPhyNet shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to serve as a director or officer of InPhyNet, or is or was serving or has agreed to serve at the request of InPhyNet as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and any appeal therefrom. Such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law of InPhyNet, agreement, vote of stockholders or disinterested directors or otherwise, including insurance purchased and maintained by InPhyNet, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The By-laws further provide that such indemnification provisions shall be deemed to be a contract between InPhyNet and each officer and director who serves in any such capacity at any time while such provisions as well as the relevant DGCL provisions are in effect and any repeal or modification thereof shall not adversely affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of acts. Such a contract right may not be modified retroactively without the consent of the officer or director.

ITEM 21.  EXHIBITS

     Exhibits:

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 (2)-1    --   Agreement and Plan of Merger, dated as of January 20, 1997, among MedPartners, Inc., Seabird Merger Corporation and
               InPhyNet Medical Management Inc., attached to this
               Registration Statement as Annex A to the Prospectus-Proxy
               Statement for InPhyNet, is hereby incorporated herein by
               reference. List of Exhibits to Agreement and Plan of Merger.
 (3)-1    --   MedPartners, Inc. Third Restated Certificate of
               Incorporation, filed as Exhibit (3)-1 to MedPartners Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1996, is hereby incorporated herein by reference.
 (3)-2    --   MedPartners, Inc. Second Amended and Restated Bylaws, filed as Exhibit (3)-2 to the Company's Registration Statement on
               Form S-1 (Registration No. 333-12465), is hereby
               incorporated herein by reference.

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 (4)-1    --   MedPartners, Inc. Stockholders' Rights Agreement, filed as
               Exhibit (4)-1 to MedPartners' Registration Statement on Form
               S-4 (Registration No. 333-00774), is hereby incorporated
               herein by reference.
 (4)-2    --   Amendment No. 1 to the Rights Plan of MedPartners, Inc.,
               filed as Exhibit (4)-2 to MedPartners Annual Report on Form
               10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by reference.
 (4)-3    --   Amendment No. 2 to the Rights Agreement of MedPartners,
               Inc., filed as Exhibit (4)-2 to MedPartners' Registration
               Statement on Form S-3 (Registration No. 333-17339), is
               hereby incorporated herein by reference.
 (5)      --   Opinion of Haskell Slaughter & Young L.L.C., as to the
               legality of the shares of MedPartners Common Stock being
               registered.*
 (8)-1    --   Opinion of Haskell Slaughter & Young L.L.C. as to certain
               federal income tax consequences of the Merger.*
 (8)-2    --   Opinion of Willkie Farr & Gallagher as to certain federal
               income tax consequences of the Merger.*
(10)-1    --   Consulting Agreement, dated as of August 7, 1996, by and
               among Caremark International Inc., MedPartners, Inc. and
               C.A. Lance Piccolo, filed as Exhibit (10)-1 to the Company's
               Registration Statement on Form S-4 (Registration No.
               333-09767), is hereby incorporated herein by reference.
(10)-2    --   Consulting Agreement, dated as of August 7, 1996, by and
               among Caremark International Inc., MedPartners, Inc. and
               Thomas W. Hodson, filed as Exhibit (10)-2 to the Company's
               Registration Statement on Form S-4 (Registration No.
               333-09767), is hereby incorporated herein by reference.
(10)-3    --   Consulting Agreement, dated as of November 29, 1995, by and between MedPartners, Inc. and Walter T. Mullikin, M.D.,
               filed as Exhibit (10)-1 to the Company's Registration
               Statement on Form S-1 (Registration No. 333-1130), is hereby incorporated herein as reference.
(10)-4    --   Termination Agreement, dated as of November 29, 1995, by and between MedPartners/ Mullikin, Inc. and Walter T. Mullikin, filed as Exhibit (10)-2 to the Company's Registration
               Statement on Form S-1 (Registration No. 333-1130), is hereby incorporated herein by reference.
(10)-5    --   Consulting Agreement, dated as of November 29, 1995, by and between MedPartners/ Mullikin, Inc. and John S. McDonald,
               filed as Exhibit (10)-3 to the Company's Registration
               Statement on Form S-1 (Registration No. 333-1130), is hereby incorporated herein by reference.
(10)-6    --   Termination Agreement, dated as of November 29, 1995 by and between MedPartners/ Mullikin, Inc. and John S. McDonald,
               filed as Exhibit (10)-4 to the Company's Registration
               Statement on Form S-1 (Registration No. 333-1130), is hereby incorporated herein by reference.
(10)-7    --   Employment Agreement, dated July 24, 1996, by and between
               MedPartners, Inc. and Larry R. House, filed as Exhibit
               (10)-7 to the Company's Registration Statement on Form S-1
               (Registration No. 333-12465), is hereby incorporated herein by reference.
(10)-8    --   Employment Agreement, dated July 24, 1996, by and between
               MedPartners, Inc. and Mark L. Wagar, filed as Exhibit (10)-8 to the Company's Registration Statement on Form S-1
               (Registration No. 333-12465), is hereby incorporated herein by reference.
(10)-9    --   Employment Agreement, dated July 24, 1996, by and between
               MedPartners, Inc. and Harold O. Knight, Jr., filed as
               Exhibit (10)-9 to the Company's Registration Statement on
               Form S-1 (Registration No. 333-12465), is hereby
               incorporated herein by reference.

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
(10)-10   --   Employment Agreement, dated July 24, 1996, by and between
               MedPartners, Inc. and Tracy P. Thrasher, filed as Exhibit
               (10)-10 to the Company's Registration Statement on Form S-1
               (Registration No. 333-12465), is hereby incorporated herein by reference.
(10)-11   --   Credit Agreement, dated September 5, 1996, by and among
               MedPartners, Inc., NationsBank, National Association
               (South), as administrative agent for the Lenders, The First
               National Bank of Chicago, as Documentation Agent for the
               Lenders, and the Lenders thereto, filed as Exhibit (10)-17 to the Company's Registration Statement on Form S-1
               (Registration No. 333-12465), is hereby incorporated herein by reference.
(10)-12   --   Amendment No. 1 to Credit Agreement and Consent, dated
               September 5, 1996, by and among MedPartners, Inc.,
               NationsBank, National Association (South), as administrative agent for the Lenders, The First National Bank of Chicago, as Documentation Agent for the Lenders, and the Lenders
               thereto, filed as Exhibit (10)-18 to the Company's
               Registration Statement on Form S-1 (Registration No.
               333-12465), is hereby incorporated herein by reference.
(10)-13   --   MedPartners/Mullikin, Inc. 1993 Stock Option Plan, filed as
               Exhibit (4)-1 to the Company's Registration Statement on
               Form S-8 (Registration No. 333-00234), is hereby
               incorporated herein by reference.
(10)-14   --   MedPartners/Mullikin, Inc. 1995 Stock Option Plan, as
               amended, filed as Exhibit (4)-2 to the Company's
               Registration Statement on Form S-4 (Registration No.
               333-00774), is hereby incorporated herein by reference.
(10)-15   --   MedPartners Incentive Compensation Plan, filed as Exhibit
               (4)-2 to the Company's Registration Statement of Form S-8
               (Registration No. 333-11875), is hereby incorporated herein by reference.
(10)-16   --   Caremark International, Inc. 1992 Stock Option Plan for
               Non-Employee Directors, filed as Exhibit (4)-2 to the
               Company's Registration Statement on Form S-8 (Registration
               No. 333-14163), is hereby incorporated herein by reference.
(10)-17   --   MedPartners 1997 Long Term Incentive Compensation Plan,
               dated as of February 25, 1997, filed as Exhibit (10)-17 to
               MedPartners Annual Report on Form 10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by
               reference.
(11)      --   Statement re: Computation of Per Share Earnings, filed as
               Exhibit (11) to MedPartners Annual Report on Form 10-K for
               the fiscal year ended December 31, 1996, is hereby
               incorporated herein by reference.
(21)      --   Subsidiaries of MedPartners, filed as Exhibit (21) to
               MedPartners Annual Report on Form 10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by
               reference.
(23)-1    --   Consent of Ernst & Young LLP. See pages immediately
               following signature pages to the Registration Statement.
(23)-2    --   Consent of Haskell Slaughter & Young L.L.C. (included in the opinions filed as Exhibit (5) and (8)-1).
(23)-3    --   Consent of Willkie Farr & Gallagher (included in the opinion filed as Exhibit (8)-2).
(23)-4    --   Consent of Morgan Stanley & Co. Incorporated. See pages
               immediately following signature pages to the Registration
               Statement.
(24)      --   Powers of Attorney. See the signature page to the original filing of this Registration Statement.
(99)-1    --   InPhyNet Proxy attached to this Registration Statement as
               Annex C to the Prospectus-Proxy Statement for InPhyNet is
               hereby incorporated herein by reference.


---------------

* To be filed by amendment

ITEM 22.  UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) The undersigned Registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

          (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on April 23, 1997.


                                          MEDPARTNERS, INC.

                                          By        /s/ LARRY R. HOUSE
                                            ------------------------------------
                                                       Larry R. House
                                            Chairman of the Board, President and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    CAPACITY                   DATE
                      ---------                                    --------                   ----

                 /s/ LARRY R. HOUSE                    Chairman of the Board, President  April 23, 1997
-----------------------------------------------------    and Chief Executive Officer
                   Larry R. House                        and Director

                          *                            Executive Vice President and      April 23, 1997
-----------------------------------------------------    Chief Financial Officer
                Harold O. Knight, Jr.                    (Principal Financial and
                                                         Accounting Officer)

                          *                            Director                          April 23, 1997
-----------------------------------------------------
                 Richard M. Scrushy

                          *                            Director                          April 23, 1997
-----------------------------------------------------
               Larry D. Striplin, Jr.

                          *                            Director                          April 23, 1997
-----------------------------------------------------
               Charles W. Newhall III

                          *                            Director                          April 23, 1997
-----------------------------------------------------
                  Ted H. McCourtney

                          *                            Director                          April 23, 1997
-----------------------------------------------------
              Walter T. Mullikin, M.D.

                          *                            Director                          April 23, 1997
-----------------------------------------------------
               John S. McDonald, J.D.

                          *                            Director                          April 23, 1997
-----------------------------------------------------
                  Richard J. Kramer

                          *                            Director                          April 23, 1997
-----------------------------------------------------
               Rosalio J. Lopez, M.D.

                          *                            Director                          April 23, 1997
-----------------------------------------------------
                 C.A. Lance Piccolo

                          *                            Director                          April 23, 1997
-----------------------------------------------------
                  Thomas W. Hodson

                      SIGNATURE                                    CAPACITY                   DATE
                      ---------                                    --------                   ----

                                                       Director                          April 23, 1997
                          *
-----------------------------------------------------
                  Roger L. Headrick

                          *                            Director                          April 23, 1997
-----------------------------------------------------
            Harry M. Jansen Kraemer, Jr.

*By:            /s/ LARRY R. HOUSE                                                       April 23, 1997
    -------------------------------------------------
                   Larry R. House
                 As Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
  NO.                                  DESCRIPTION                               PAGE
-------                                -----------                           ------------
 (2)-1    --   Agreement and Plan of Merger, dated as of January 20, 1997, among MedPartners, Inc., Seabird Merger Corporation and
               InPhyNet Medical Management Inc., attached to this
               Registration Statement as Annex A to the Prospectus-Proxy
               Statement for InPhyNet, is hereby incorporated herein by
               reference. List of Exhibits to Agreement and Plan of Merger.
 (3)-1    --   MedPartners, Inc. Third Restated Certificate of
               Incorporation, filed as Exhibit (3)-1 to MedPartners Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1996, is hereby incorporated herein by reference.
 (3)-2    --   MedPartners, Inc. Second Amended and Restated Bylaws, filed as Exhibit (3)-2 to the Company's Registration Statement on
               Form S-1 (Registration No. 333-12465), is hereby
               incorporated herein by reference.
 (4)-1    --   MedPartners, Inc. Stockholders' Rights Agreement, filed as
               Exhibit (4)-1 to MedPartners' Registration Statement on Form
               S-4 (Registration No. 333-00774), is hereby incorporated
               herein by reference.
 (4)-2    --   Amendment No. 1 to the Rights Plan of MedPartners, Inc.,
               filed as Exhibit (4)-2 to MedPartners Annual Report on Form
               10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by reference.
 (4)-3    --   Amendment No. 2 to the Rights Agreement of MedPartners,
               Inc., filed as Exhibit (4)-2 to MedPartners' Registration
               Statement on Form S-3 (Registration No. 333-17339), is
               hereby incorporated herein by reference.
 (5)      --   Opinion of Haskell Slaughter & Young L.L.C., as to the
               legality of the shares of MedPartners Common Stock being
               registered.*
 (8)-1    --   Opinion of Haskell Slaughter & Young L.L.C. as to certain
               federal income tax consequences of the Merger.*
 (8)-2    --   Opinion of Willkie Farr & Gallagher as to certain federal
               income tax consequences of the Merger.*
(10)-1    --   Consulting Agreement, dated as of August 7, 1996, by and
               among Caremark International Inc., MedPartners, Inc. and
               C.A. Lance Piccolo, filed as Exhibit (10)-1 to the Company's
               Registration Statement on Form S-4 (Registration No.
               333-09767), is hereby incorporated herein by reference.
(10)-2    --   Consulting Agreement, dated as of August 7, 1996, by and
               among Caremark International Inc., MedPartners, Inc. and
               Thomas W. Hodson, filed as Exhibit (10)-2 to the Company's
               Registration Statement on Form S-4 (Registration No.
               333-09767), is hereby incorporated herein by reference.
(10)-3    --   Consulting Agreement, dated as of November 29, 1995, by and between MedPartners, Inc. and Walter T. Mullikin, M.D.,
               filed as Exhibit (10)-1 to the Company's Registration
               Statement on Form S-1 (Registration No. 333-1130), is hereby incorporated herein as reference.
(10)-4    --   Termination Agreement, dated as of November 29, 1995, by and between MedPartners/Mullikin, Inc. and Walter T. Mullikin, filed as Exhibit (10)-2 to the Company's Registration
               Statement on Form S-1 (Registration No. 333-1130), is hereby incorporated herein by reference.

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
                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
  NO.                                  DESCRIPTION                               PAGE
-------                                -----------                           ------------
(10)-5    --   Consulting Agreement, dated as of November 29, 1995, by and between MedPartners/Mullikin, Inc. and John S. McDonald,
               filed as Exhibit (10)-3 to the Company's Registration
               Statement on Form S-1 (Registration No. 333-1130), is hereby incorporated herein by reference.
(10)-6    --   Termination Agreement, dated as of November 29, 1995 by and between MedPartners/Mullikin, Inc. and John S. McDonald,
               filed as Exhibit (10)-4 to the Company's Registration
               Statement on Form S-1 (Registration No. 333-1130), is hereby incorporated herein by reference.
(10)-7    --   Employment Agreement, dated July 24, 1996, by and between
               MedPartners, Inc. and Larry R. House, filed as Exhibit
               (10)-7 to the Company's Registration Statement on Form S-1
               (Registration No. 333-12465), is hereby incorporated herein by reference.
(10)-8    --   Employment Agreement, dated July 24, 1996, by and between
               MedPartners, Inc. and Mark L. Wagar, filed as Exhibit (10)-8 to the Company's Registration Statement on Form S-1
               (Registration No. 333-12465), is hereby incorporated herein by reference.
(10)-9    --   Employment Agreement, dated July 24, 1996, by and between
               MedPartners, Inc. and Harold O. Knight, Jr., filed as
               Exhibit (10)-9 to the Company's Registration Statement on
               Form S-1 (Registration No. 333-12465), is hereby
               incorporated herein by reference.
(10)-10   --   Employment Agreement, dated July 24, 1996, by and between
               MedPartners, Inc. and Tracy P. Thrasher, filed as Exhibit
               (10)-10 to the Company's Registration Statement on Form S-1
               (Registration No. 333-12465), is hereby incorporated herein by reference.
(10)-11   --   Credit Agreement, dated September 5, 1996, by and among
               MedPartners, Inc., NationsBank, National Association
               (South), as administrative agent for the Lenders, The First
               National Bank of Chicago, as Documentation Agent for the
               Lenders, and the Lenders thereto, filed as Exhibit (10)-17 to the Company's Registration Statement on Form S-1
               (Registration No. 333-12465), is hereby incorporated herein by reference.
(10)-12   --   Amendment No. 1 to Credit Agreement and Consent, dated
               September 5, 1996, by and among MedPartners, Inc.,
               NationsBank, National Association (South), as administrative agent for the Lenders, The First National Bank of Chicago, as Documentation Agent for the Lenders, and the Lenders
               thereto, filed as Exhibit (10)-18 to the Company's
               Registration Statement on Form S-1 (Registration No.
               333-12465), is hereby incorporated herein by reference.
(10)-13   --   MedPartners/Mullikin, Inc. 1993 Stock Option Plan, filed as
               Exhibit (4)-1 to the Company's Registration Statement on
               Form S-8 (Registration No. 333-00234), is hereby
               incorporated herein by reference.
(10)-14   --   MedPartners/Mullikin, Inc. 1995 Stock Option Plan, as
               amended, filed as Exhibit (4)-2 to the Company's
               Registration Statement on Form S-4 (Registration No.
               333-00774), is hereby incorporated herein by reference.
(10)-15   --   MedPartners Incentive Compensation Plan, filed as Exhibit
               (4)-2 to the Company's Registration Statement of Form S-8
               (Registration No. 333-11875), is hereby incorporated herein by reference.

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
                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
  NO.                                  DESCRIPTION                               PAGE
-------                                -----------                           ------------
(10)-16   --   Caremark International, Inc. 1992 Stock Option Plan for
               Non-Employee Directors, filed as Exhibit (4)-2 to the
               Company's Registration Statement on Form S-8 (Registration
               No. 333-14163), is hereby incorporated herein by reference.
(10)-17   --   MedPartners 1997 Long Term Incentive Compensation Plan,
               dated as of February 25, 1997, filed as Exhibit (10)-17 to
               MedPartners Annual Report on Form 10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by
               reference.
(11)      --   Statement re: Computation of Per Share Earnings, filed as
               Exhibit (11) to MedPartners Annual Report on Form 10-K for
               the fiscal year ended December 31, 1996, is hereby
               incorporated herein by reference.
(21)      --   Subsidiaries of MedPartners, filed as Exhibit (21) to
               MedPartners Annual Report on Form 10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by
               reference.
(23)-1    --   Consent of Ernst & Young LLP. See pages immediately
               following signature pages to the Registration Statement.
(23)-2    --   Consent of Haskell Slaughter & Young L.L.C. (included in the opinions filed as Exhibit (5) and (8)-1).
(23)-3    --   Consent of Willkie Farr & Gallagher (included in the opinion filed as Exhibit (8)-2).
(23)-4    --   Consent of Morgan Stanley & Co. Incorporated. See pages
               immediately following signature pages to the Registration
               Statement.
(24)      --   Powers of Attorney. See the signature page to the original filing of this Registration Statement.
(99)-1    --   InPhyNet Proxy attached to this Registration Statement as
               Annex C to the Prospectus-Proxy Statement for InPhyNet is
               hereby incorporated herein by reference.


---------------

* To be filed by amendment

                                        3